                                              Filed Pursuant to Rule 424(b)(1)
                                              Registration Statement # 333-09535



PROSPECTUS

                                         FRONTIERVISION OPERATING PARTNERS, L.P.
(FRONTIERVISION LOGO)
                                         FRONTIERVISION CAPITAL CORPORATION

$200,000,000
11% Senior Subordinated Notes due 2006
Interest payable April 15 and October 15
ISSUE PRICE: 100%

This Prospectus relates to offers and sales by J.P. Morgan Securities Inc. of 11% Senior Subordinated Notes due 2006 (the "Notes") which have been issued by FrontierVision Operating Partners, a Delaware limited partnership ("FVOP" or the "Company"), and FrontierVision Capital Corporation, a Delaware corporation ("Capital") which is a wholly owned subsidiary of FVOP. The Notes are the joint and several obligations of FVOP and Capital (collectively, the "Issuers"). The Notes were originally purchased by J.P. Morgan Securities Inc. directly from the Issuers as part of the original offering of the Notes described herein.

The Notes mature on October 15, 2006, unless previously redeemed. Interest on the Notes is payable semiannually on each April 15 and October 15, commencing April 15, 1997. The Notes are not redeemable prior to October 15, 2001, except as set forth below. The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after October 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to October 15, 1999, the Issuers may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as such terms are defined) at a redemption price of 111% of the principal amount thereof, together with accrued and unpaid interest to the redemption date; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuers. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers. At June 30, 1996, as adjusted to give effect to the Transactions (as defined herein) the Company would have had approximately $193.3 million of Senior Indebtedness outstanding.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

This Prospectus has been prepared for and is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in such transactions. There is currently no trading market for the Notes. See "Plan of Distribution."

J.P. MORGAN & CO.
October 2, 1996

                           [INSIDE FRONT COVER PAGE]

[MAP OF FRONTIERVISION SYSTEMS, INCLUDING EXISTING SYSTEMS, ACQUISITION SYSTEMS (ACE, TRIAX, GRASSROOTS AND PENN/OHIO), AND DISPOSITION SYSTEMS]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuers or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Issuers since the date hereof.

                               TABLE OF CONTENTS

                                          PAGE
Available Information..................     4
Prospectus Summary.....................     5
Risk Factors...........................    14
Use of Proceeds........................    19
Capitalization.........................    20
Selected Financial Data................    21
Summary Combined Selected Historical
  Financial Data of Certain Existing
  Systems and Acquisition Systems......    23
Pro Forma Financial Data...............    25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    33
Business...............................    37

                                          PAGE
Legislation and Regulation.............    51
Management.............................    59
Certain Relationships and Related
  Transactions.........................    62
Principal Security Holders.............    63
Ownership Structure....................    64
The Partnership Agreements.............    65
Credit Arrangements of the Company.....    74
Description of the Notes...............    75
Plan of Distribution...................   104
Legal Matters..........................   105
Experts................................   105
Glossary...............................   106
Index to Financial Statements..........   F-1

                          ---------------------------

UNTIL DECEMBER 31, 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

FOR CALIFORNIA RESIDENTS:

WITH RESPECT TO SALES OF THE NOTES OFFERED HEREBY TO CALIFORNIA RESIDENTS, AS OF THE DATE OF THIS PROSPECTUS, SUCH NOTES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933,
(2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, OR (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE NOTES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE NOTES OFFERED HEREBY, OR (4) ANY PERSON WHO
(A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES).

                             AVAILABLE INFORMATION

The Issuers have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Issuers and the Notes, reference is hereby made to the Registration Statement and to such exhibits and schedules. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

In addition, as a result of the Offering, the Issuers will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. In addition, under the Indenture governing the Notes, the Issuers will be required to furnish to the Trustee and to registered holders of the Notes audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Issuers with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                            ------------------------

FVOP was organized as a Delaware limited partnership in 1995. Capital is a newly created Delaware corporation formed solely for the purpose of serving as an Issuer of the Notes and is wholly owned by FVOP. The principal office of each of the Issuers is located at 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210, and their telephone number is (303) 757-1588.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The information set forth in this Prospectus gives effect to the organization of Capital, a newly created corporation, as a wholly owned subsidiary of FVOP. As used in this Prospectus, the term "Acquisition Systems" includes the cable television systems acquired from Phoenix Grassroots Cable Systems, L.L.C. on August 30, 1996 and the term "Acquisition Transactions" includes the purchase of such systems. See "Risk Factors" for a discussion of certain risks associated with an investment in the Notes. See "Glossary" for the definitions of certain terms used herein.

                                  THE COMPANY

The Company owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities, primarily concentrated in two operating regions -- New England and Ohio/Kentucky -- with a third, smaller group of cable television systems in the Southeast. To date, the Company has acquired strategically located cable television systems at historically attractive values, thus establishing its core geographic base and building subscriber mass. Since closing its initial acquisition in November 1995, the Company has become one of the 35 largest multiple system cable operators ("MSOs") in the United States. The cable television systems owned by the Company on June 30, 1996 (the "Existing Systems") passed approximately 304,700 homes in six states and served approximately 217,900 basic subscribers as of such date.

The Company has recently acquired or entered into agreements to acquire, for an aggregate purchase price of approximately $244.4 million (subject to adjustment), additional systems (the "Acquisition Systems") which passed approximately 202,800 homes and served approximately 146,700 basic subscribers as of June 30, 1996. The Acquisition Systems primarily consist of certain significant cable television systems to be acquired from American Cable Entertainment of Kentucky-Indiana, Inc. ("ACE") and from an affiliate of Triax Communications Corp. ("Triax"). The ACE systems, serving approximately 82,400 subscribers in Kentucky and Indiana, and the Triax systems, serving approximately 53,200 subscribers in Ohio/Kentucky and the Southeast, are contiguous or in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve economies of scale and operating efficiencies. The Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to further enhance their operational and financial performance. In addition, the Company recently sold three systems in the Southeast (the "Disposition Systems") for an aggregate sales price of approximately $17.0 million (subject to adjustment), representing a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

As of June 30, 1996, after giving pro forma effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems passed approximately 494,300 homes and served approximately 353,800 basic subscribers, representing a basic penetration level of 71.6%. On such a pro forma basis, as of June 30, 1996, the Company would be one of the 25 largest MSOs in the United States and a dominant cable operator in its two primary operating regions. On the same pro forma basis, for the six months ended June 30, 1996 and for the year ended December 31, 1995, the Company had revenues of approximately $60.6 million and $117.0 million, respectively, and EBITDA (as defined) of approximately $29.3 million and $53.3 million, respectively.

In order to execute the Company's business strategy, James C. Vaughn and John S. Koo, the Company's co-founders, have assembled a senior management group of six individuals with over 85 years of collective experience in the cable industry. The equity investors in the Company include affiliates of J.P. Morgan & Co. Incorporated, Brown Brothers Harriman & Co., Olympus Partners and First Union Capital Partners, Inc. After giving effect to a $76.0 million rights offering (the "Rights Offering"), which was consummated in September 1996, the Company has obtained aggregate equity capital commitments of approximately $195.7 million, of which $115.6 million has been invested in the Company.

The Existing Systems and the Acquisition Systems represent the substantial completion of the first phase of the Company's business plan. Through its core acquisitions in New England and Ohio/Kentucky, the Company has established significant subscriber mass and positioned itself as a dominant cable operator in each of its primary operating regions. The Company is currently the second largest MSO in Maine, and, after giving pro forma effect to the purchase of the Acquisition Systems, as of June 30, 1996, the Company would be the second largest MSO in Kentucky and one of the largest operators of cable systems in small and medium-sized markets in southern Ohio. In the Southeast, the Company has accumulated attractive systems which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. The next phase of the Company's business plan will focus on increasing subscriber density within its primary operating regions through selective acquisitions, integrating and streamlining business operations, making significant investment and improvements in technical plant and developing existing and new cable and broadband telecommunications services.

                               BUSINESS STRATEGY

The Company's objective is to increase its operating cash flow and the value of its systems by utilizing its expertise in acquiring and managing cable systems. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving at least 500,000 subscribers in geographically concentrated clusters serving 100,000 or more subscribers. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets -- moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less direct competition given the lower population densities and higher costs per subscriber of installing cable plant,
(ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing entertainment alternatives, and (iii) its overhead and certain operating costs will generally be lower than those in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. Beginning with its initial acquisition in November 1995 of systems in Maine and Ohio, the Company has systematically implemented a focused acquisition and consolidation strategy within its two primary operating regions of New England and Ohio/Kentucky and its systems group in the Southeast. Going forward, the Company will seek to acquire systems that can be readily integrated into its primary operating regions in order to maximize operating efficiencies. As a consolidator of systems within its primary operating regions, the Company will pursue both "fill-in" acquisitions of smaller systems as well as strategic acquisitions. The Company believes that such acquisition targets will have diminished strategic value to other prospective buyers given its geographic prominence in these regions. Consequently, the Company believes these systems can be purchased at favorable prices. The Company also opportunistically pursues acquisitions outside of its primary operating regions that can either be resold at higher prices or exchanged for systems that are contiguous to its primary operating regions. The Company has begun to execute this strategy with its Southeast systems.

IMPLEMENT OPERATING EFFICIENCIES. Upon acquiring a system, the Company implements extensive management, operational and technical changes designed to improve operating efficiencies, enhance operating cash flow and operating margins and reduce overhead through economies of scale. Within each of its operating regions, the Company has begun to streamline field operations by establishing centralized customer service facilities, installing state-of-the-art telephone systems, management information systems ("MIS") and billing systems and eliminating duplicative functions. These changes have resulted in lower administrative costs, better trained employees and a higher level of customer service. Lastly, the Company seeks to reduce technical operating costs and capital expenditures associated with the implementation of new channels and services by consolidating headends. By serving more subscribers from a single distribution point, the Company has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. The Company aggressively promotes and expands services to add and retain customers and increase revenue per customer. The Company employs a coordinated array of marketing techniques, including door-to-door sales, telemarketing, direct mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. Many of the Company's customers received limited service offerings prior to acquisition and, accordingly, the Company has begun to expand and repackage the basic and premium services it offers. The Company believes that significant opportunity exists to increase service revenue by expanding the programming and pricing options available to its customers. For example, the Company introduced between three and seven new tiered and premium channels to 89% of the New England subscribers in May and June of 1996, including lower priced premium services such as The Disney Channel, Starz! and Encore. The new service launch was accompanied by an aggressive direct mail and telemarketing campaign and an average basic service rate increase. By July 1996, monthly basic subscribers and pay units in the New England operating region increased by 1.6% and 9.7%, respectively. The Company is in the process of implementing similar new programming launches and marketing campaigns in its other primary service areas. As systems are consolidated and technically enhanced, the Company will also expand addressability, currently accessed by only 27.6% of the subscribers in the Existing Systems and the Acquisition Systems. Addressability will enable the Company to increase revenues derived from pay-per-view movies and events and new pay services such as interactive video games, including The Sega Channel. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacity, enhance signal quality and improve technical reliability. The Company believes such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's position as the preeminent local provider of video services in its operating regions. In addition, by implementing a hybrid fiber optic-backbone/coaxial cable design across the portions of its cable plant that serve its highest subscriber densities, the Company will effectively position itself for the introduction of new broadband and interactive services. In its primary operating regions of New England and Ohio/Kentucky, the Company intends to invest up to $49 million over the next five years to establish a technical platform of at least 400 MHz to 450 MHz (54 to 62 channels) in a majority of its systems and 550 MHz to 750 MHz (78 to 100 channels) in certain of its larger markets. Over the same period, the Company plans to invest up to an additional $11 million for addressable converters in its two primary operating regions.

FOCUS ON THE CUSTOMER. The Company continually seeks to provide superior customer service and improve programming and service choices for its subscribers. By centralizing customer service at the regional level, all functions that directly impact subscribers -- sales and marketing, customer service and administration and technical support -- are implemented more quickly and effectively. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operations for its customer service functions, better coordinating service calls, increasing responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving customer service, the Company has retained local payment and technical offices to maintain its presence and visibility within its communities.

                THE EXISTING SYSTEMS AND THE ACQUISITION SYSTEMS

The following table illustrates certain subscriber and operating statistics for the Company as of June 30, 1996 on a pro forma basis giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems (see "--Summary Financial and Operating Data of the Company" for a description of certain terms used in the following table):

                                              ---------------------------------------------------------------------
                                                                                                      AVG. MONTHLY
                                                                                                       REVENUE PER
                                               HOMES        BASIC          BASIC         PREMIUM          BASIC
               CABLE SYSTEMS                   PASSED    SUBSCRIBERS    PENETRATION    PENETRATION    SUBSCRIBER(1)
                                              --------   -----------    -----------    -----------    -------------
Existing Systems(2):
  New England..............................     82,985        60,747          73.2%          35.3%           $28.01
  Ohio/Kentucky............................    159,662       116,261          72.8%          45.0%            29.73
  Southeast................................     62,082        40,898          65.9%          42.9%            24.23
                                              --------   -----------    -----------    -----------    -------------
    Total Existing Systems.................    304,729       217,906          71.5%          41.9%            28.22
Acquisition Systems(3):
  ACE......................................    107,073        82,415          77.0%          34.2%            30.37
  Triax....................................     79,237        53,159          67.1%          56.5%            30.28
  Other....................................     16,512        11,115          67.3%          43.5%            28.74
                                              --------   -----------    -----------    -----------    -------------
    Total Acquisition Systems..............    202,822       146,689          72.3%          43.0%            30.21
Disposition Systems(4):....................   (13,233)      (10,784)          81.5%          43.1%            25.20
                                              --------   -----------    -----------    -----------    -------------
    Total Systems..........................    494,318       353,811          71.6%          42.3%           $29.02
                                              ========   ===========    ===========    ===========     ============

---------------
(1) Average monthly revenue per basic subscriber equals revenue for the month ended June 30, 1996 divided by the number of basic subscribers as of the end of such period.
(2) The Existing Systems include cable television systems acquired from (i) United Video Cablevision, Inc. ("UVC"), (ii) Longfellow Cable Company, Inc. and two of its affiliates ("Longfellow"), (iii) C4 Media Cable Southeast, Limited Partnership and County Cable Company, L.P. ("C4"), (iv) Americable International Maine, Inc. ("Americable") and (v) affiliates of Cox Communications, Inc. ("Cox").
(3) The Acquisition Systems include the ACE Systems, Triax Systems, Grassroots Systems and Penn/Ohio Systems. See "--The Acquisition Systems."
(4) The Disposition Systems include certain systems acquired from C4 in the Southeast region. See "--The Disposition Systems."

                            THE ACQUISITION SYSTEMS

ACE Systems. The Company has entered into an agreement with ACE to acquire systems (the "ACE Systems") serving approximately 82,400 subscribers as of June 30, 1996 in Kentucky and Indiana for $146.0 million. The Company intends to operate all of the ACE Systems as part of its Ohio/Kentucky cluster. It is anticipated that this acquisition will be completed promptly following the consummation of the Offering, although there can be no assurances that this transaction will be consummated. On September 11, 1996, the bankruptcy court administering ACE's voluntary bankruptcy proceedings entered an order confirming ACE's plan of reorganization and approving the sale of the ACE Systems to the Company.

Triax Systems. The Company has also entered into an agreement with Triax to acquire systems (the "Triax Systems") serving approximately 53,200 subscribers as of June 30, 1996 in Ohio, Kentucky, Virginia, West Virginia, Pennsylvania, Maryland and North Carolina for $85.0 million. The Company intends to operate the systems in Kentucky, Ohio and West Virginia, serving approximately 28,700 basic subscribers, as part of its Ohio/Kentucky cluster. The Company intends to operate the systems in North Carolina, Virginia, Pennsylvania and Maryland, serving approximately 24,500 basic subscribers, as part of its Southeast region. It is anticipated that this acquisition will be completed in the fourth quarter of 1996, although there can be no assurances that this transaction will be consummated.

Upon acquisition and the subsequent integration of the ACE Systems and the Triax Systems with the Existing Systems, the Company will serve over 200,000 subscribers in communities south of Columbus, Ohio to the southern perimeter of Lexington, Kentucky. Within this region are ten county service areas along the Interstate 75 "growth corridor," which is among the fastest growing areas in the region. By 1997, it is anticipated that 30% of the

Company's subscribers within this region will be served by fiber-to-the-feeder 550 MHz or 750 MHz technical plant.

Other Acquisitions. In addition to the acquisition of the ACE Systems and the Triax Systems, the Company has recently acquired or entered into agreements to acquire systems serving an aggregate of approximately 11,100 basic subscribers as of June 30, 1996 for approximately $13.4 million. On August 30, 1996, the Company purchased from Phoenix Grassroots Cable Systems, L.L.C. ("Grassroots") systems (the "Grassroots Systems") serving approximately 7,800 basic subscribers as of June 30, 1996 in Maine and New Hampshire for approximately $9.3 million (as adjusted). In August 1996, the Company entered into an agreement with SRW, Inc.'s Penn/Ohio Cablevision, L.P. ("Penn/Ohio") to acquire systems (the "Penn/Ohio Systems") serving approximately 3,300 subscribers as of June 30, 1996 in Ohio and Pennsylvania for $3.8 million. It is anticipated that this acquisition will be completed in the fourth quarter of 1996, although there can be no assurances that this transaction will be consummated.

The Company's purchase of the Acquisition Systems (other than the purchase of the Grassroots Systems, which occurred on August 30, 1996) is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities. Although there can be no assurances that such closing conditions will be satisfied or that any of these transactions will be consummated, it is anticipated that these acquisitions will be completed in the fourth quarter of 1996. See "Risk Factors--Risks Relating to Acquisition Strategy."

The Company believes that other acquisition opportunities exist, and the Company is continuously engaged in discussions with other cable television system owners and operators to explore such potential opportunities. Some of these potential opportunities may involve systems serving substantial numbers of subscribers. Although the Company does not currently have definitive agreements to acquire systems other than those described herein, the Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to enhance further their operational and financial performance.

                            THE DISPOSITION SYSTEMS

On July 24, 1996, the Company sold its Chatsworth, Georgia system, representing approximately 5,600 basic subscribers as of June 30, 1996, to an affiliate of Helicon Partners for approximately $8.7 million (subject to adjustment). On September 30, 1996, the Company sold its Woodstock and New Market, Virginia systems, representing approximately 5,100 subscribers, to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for approximately $8.3 million (subject to adjustment). The aggregate sales price of approximately $17.0 million (subject to adjustment) for the Disposition Systems represents a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

                                THE TRANSACTIONS

FrontierVision Partners, L.P. (" FVP"), the sole general partner and the owner, directly and indirectly, of substantially all of the partnership interests of the Company, consummated in September 1996 a $76.0 million Rights Offering, the net proceeds of which will be contributed as equity to the Company over time to fund future acquisitions. The Company will use (i) $34.4 million of the proceeds from the Rights Offering, (ii) $193.0 million of net proceeds from the Offering,
(iii) $16.9 million of proceeds (net of transaction costs) from the sale of the Disposition Systems and (iv) $5.3 million of net working capital adjustment related to the Acquisition Systems to (i) pay the purchase prices for the Acquisition Systems, (ii) pay estimated transaction costs associated with the purchase of the Acquisition Systems and (iii) repay existing indebtedness of $4.9 million outstanding under the Senior Credit Facility. The Rights Offering, the Offering, the sale of the Disposition Systems, the purchase of the Acquisition Systems and such repayment of indebtedness under the Senior Credit Facility are collectively referred to as the "Acquisition Transactions." To the extent that there is any delay in consummating the purchase of any of the Acquisition Systems, a portion of the net proceeds of the Offering corresponding to the purchase price of such system may be applied to reduce indebtedness for borrowings under the Senior Credit Facility or may be held in a special account pending reinvestment in a subsequent acquisition of cable systems approved by the Senior Credit Facility lenders within 180 days of the closing of the Offering. To the extent the purchase of any of the Acquisition Systems is consummated prior to the consummation of the Offering (as has already occurred in the case of the Grassroots Systems), additional borrowings under the Senior Credit Facility may be used to pay a portion of the purchase price therefor, in which event a portion of the net proceeds of the Offering will be used to repay such borrowings. See "Use of Proceeds," "The Partnership Agreements" and "Credit Arrangements of the Company."

The following table sets forth the sources and uses of the proceeds to be received by the Company in connection with the Acquisition Transactions (determined as of June 30, 1996):

                                                                                               --------
                                        In thousands                                            AMOUNT
                                                                                               --------
SOURCES OF FUNDS:
Rights Offering(1)..........................................................................   $ 34,400
11% Senior Subordinated Notes due 2006(2)...................................................    193,000
Sale of Disposition Systems(3)..............................................................     16,860
Net working capital adjustment..............................................................      5,312
                                                                                               --------
    Total sources of funds..................................................................   $249,572
                                                                                               ========
USES OF FUNDS:
Purchase Acquisition Systems:
  ACE.......................................................................................   $146,000
  Triax.....................................................................................     85,000
  Grassroots and Penn/Ohio(4)...............................................................     13,400
                                                                                               --------
    Total...................................................................................    244,400
Estimated purchase price adjustments(5).....................................................       (900)
Estimated transaction costs for Acquisition Systems.........................................      1,200
Repayment of Senior Credit Facility indebtedness............................................      4,872
                                                                                               --------
    Total uses of funds.....................................................................   $249,572
                                                                                               ========

---------------
(1) The approximately $41.4 million of net proceeds remaining from the Rights Offering will be used to fund additional acquisitions. The size of the equity commitments to be made available to FVOP through the Rights Offering may be reduced if no later than six months after the closing of the Rights Offering, the General Partner and the Advisory Committee of FVP determine that the remaining equity commitments exceed the Company's projected requirements. Such remaining equity commitments will expire on June 30, 1997, subject to the election by the General Partner and approval by the Advisory Committee to extend the commitment period to June 30, 1998. See "Management" and "The Partnership Agreements."
(2) Aggregate proceeds of $200.0 million reduced by underwriting discounts of $6.0 million and estimated Offering expenses of $1.0 million.
(3) Aggregate proceeds of $17.0 million reduced by approximately $0.1 million of transaction costs.
(4) On August 30, 1996, the Company acquired the Grassroots Systems for approximately $9.3 million (as adjusted), approximately $8.6 million of which was funded with additional borrowings under the Senior Credit Facility, approximately $0.5 million of which was funded with proceeds from equity contributions and approximately $0.2 million of which is represented by a net working capital adjustment.
(5) Represents estimated contractual purchase price reductions that would be effective if the purchase of the Acquisition Systems were consummated at June 30, 1996.

Effective as of April 9, 1996, and in conjunction with the acquisition of systems from Cox, the Company amended and restated its credit facility to effect an increase in the amount available to be borrowed thereunder from $130.0 million to $265.0 million (the "Credit Agreement Restatement"). The Company received an additional $10.6 million from a draw down during August 1996 by FVP (the "Equity Call") of equity commitments in place prior to the Rights Offering. Concurrently with or promptly after the consummation of the Offering, it is anticipated that a subordinated note (the "UVC Note") in the aggregate principal amount of $7.2 million issued by the Company in connection with the acquisition of the systems from UVC, which UVC Note has accreted to $7.7 million as of June 30, 1996, will be converted into $5.0 million of Class A limited partnership interests in the Company (the "Class A Partnership Interests"), with the balance of the aggregate accreted principal amount of the UVC Note to be repaid in cash (the "UVC Note Conversion"). See "Business--Development of the Systems--The Existing Systems--UVC Systems" and "The Partnership Agreements--The Company Partnership Agreement--Class A Partnership Interests." It is also anticipated that the outstanding indebtedness under the Senior Credit Facility will be reduced by $16.7 million (including the $4.9 million repayment listed in the table above) from the aggregate of approximately $210.0 million outstanding at June 30, 1996 (the "Credit Agreement Repayment"). The Credit Agreement Restatement, the Equity Call, the UVC Note Conversion and the Credit Agreement Repayment are collectively referred to herein as the "Other Transactions," and the Acquisition Transactions and the Other Transactions are collectively referred to herein as the "Transactions."

                                  THE OFFERING

SECURITIES OFFERED..................     $200.0 million aggregate principal
                                         amount of 11% Senior Subordinated Notes
                                         due 2006.

MATURITY DATE.......................     October 15, 2006.

INTEREST PAYMENT DATES..............     April 15 and October 15, commencing
                                         April 15, 1997.

ISSUERS.............................     The Notes are the joint and several
                                         obligations of FVOP and Capital.

OPTIONAL REDEMPTION BY THE
ISSUERS.............................     The Notes are not redeemable prior to
                                         October 15, 2001, except as set forth
                                         below. The Notes will be redeemable at
                                         the option of the Issuers, in whole or
                                         in part, at any time on or after
                                         October 15, 2001, at the redemption
                                         prices set forth herein, together with
                                         accrued and unpaid interest to the
                                         redemption date. In addition, prior to
                                         October 15, 1999, the Issuers may
                                         redeem up to 35% of the principal
                                         amount of the Notes with the net cash
                                         proceeds from one or more Public Equity
                                         Offerings or Strategic Equity
                                         Investments (as defined in the
                                         Indenture governing the Notes (the
                                         "Indenture")) at a redemption price of
                                         111% of the principal amount thereof,
                                         together with accrued and unpaid
                                         interest to the redemption date;
                                         provided, however, that at least 65% in
                                         aggregate principal amount of the Notes
                                         originally issued remains outstanding
                                         immediately after any such redemption.

MANDATORY REDEMPTION BY THE
ISSUERS.............................     None.

CHANGE OF CONTROL OFFER.............     Upon a Change of Control, the Issuers
                                         will be required to make an offer to
                                         purchase all outstanding Notes at 101%
                                         of the principal amount thereof,
                                         together with accrued and unpaid
                                         interest to the purchase date.

RANKING.............................     The Notes are general unsecured
                                         obligations of the Issuers and will
                                         rank subordinate in right of payment to
                                         all existing and future Senior
                                         Indebtedness (as defined in the
                                         Indenture) of the Issuers, including
                                         indebtedness under the Senior Credit
                                         Facility. The Notes will rank pari
                                         passu in right of payment with any
                                         other senior subordinated indebtedness
                                         of the Issuers.

CERTAIN COVENANTS...................     The Indenture will contain certain
                                         covenants that, among other things,
                                         limit the ability of each Issuer and
                                         certain of its Subsidiaries to incur
                                         additional Indebtedness, create certain
                                         Liens, make certain Restricted
                                         Payments, enter into certain
                                         transactions with Affiliates, permit
                                         dividend or other payment restrictions
                                         to apply to certain Subsidiaries or
                                         consummate certain merger,
                                         consolidation or similar transactions.
                                         In addition, in certain circumstances,
                                         the Issuers will be required to offer
                                         to purchase Notes at 100% of the
                                         principal amount thereof with the net
                                         proceeds of certain asset sales. These
                                         covenants are subject to a number of
                                         significant exceptions and
                                         qualifications. See "Description of the
                                         Notes."

                                  RISK FACTORS

Prior to purchasing any of the Notes offered hereby, prospective investors should consider carefully the risks set forth under "Risk Factors," in addition to the other information contained in this Prospectus.

              SUMMARY FINANCIAL AND OPERATING DATA OF THE COMPANY

The following tables present summary financial data derived from the Company's financial statements as of and for the period from inception (April 17, 1995) through December 31, 1995 which have been audited by Arthur Andersen LLP, independent public accountants, and summary operating data for such period. The following tables also present unaudited summary financial data as of and for the six months ended June 30, 1996 derived from the unaudited financial statements of the Company and summary operating data for such period. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period. Financial and operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma summary financial and operating data for the Company as of and for the six months ended June 30, 1996 and the year ended December 31, 1995, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the Offering and the purchase of the Existing Systems as if such transactions had been consummated on January 1, 1995 and (b) the purchase of the Existing Systems and the Transactions as if such transactions had been consummated on January 1, 1995 and
(ii) in the case of balance sheet data, (a) the Offering as if it had been consummated on June 30, 1996 and (b) the Transactions as if each Transaction had been consummated on June 30, 1996. See "Pro Forma Financial Data." The unaudited pro forma financial and operating data presented below are based upon the historical financial statements of the Company and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma data give effect to the acquisitions under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."

The unaudited summary pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto of the Company and certain of the Existing Systems and the Acquisition Systems included elsewhere in this Prospectus.

                                      --------------------------------------------------------------------------------------------
                                                SIX MONTHS ENDED JUNE 30                 YEAR ENDED DECEMBER 31
                                      ---------------------------------------------   -----------------------------
                                      PRO FORMA FOR   PRO FORMA FOR                   PRO FORMA FOR   PRO FORMA FOR   APRIL 17 TO
                                      TRANSACTIONS    THE OFFERING                    TRANSACTIONS    THE OFFERING    DECEMBER 31
                                      AND EXISTING    AND EXISTING                    AND EXISTING    AND EXISTING    -----------
   In thousands, except ratios and       SYSTEMS         SYSTEMS         ACTUAL          SYSTEMS         SYSTEMS        ACTUAL
     operating statistical data           1996            1996            1996            1995            1995           1995
                                      -------------   -------------   -------------   -------------   -------------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $     60,573   $      35,463     $    27,539   $     116,962   $      70,827   $     4,369
Operating expenses...................        29,707          17,551          13,668          59,726          35,860         2,311
Corporate administrative expenses....         1,605             940           1,265           3,029           1,905           127
Depreciation and amortization........        30,906          18,109          13,595          59,720          35,041         2,308
Pre-acquisition expenses.............            --              --              --             940             940           940
                                      -------------   -------------   -------------   -------------   -------------   -----------
Operating income (loss)..............       (1,645)          (1,137)           (989)         (6,453)         (2,919)       (1,317)
Interest expense, net(1).............      (20,150)         (13,029)         (7,304)        (40,290)        (26,050)       (1,386)
                                      -------------   -------------   -------------   -------------   -------------   -----------
Net income (loss)....................  $   (21,795)   $     (14,166)    $    (8,293)  $     (46,743)  $     (28,969)  $    (2,703)
                                       ============    ============        ========    ============    ============   ===========
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets.........................  $    553,082   $     327,511     $   320,511                                   $   143,512
Total debt...........................       393,347         224,286         217,286                                        93,159
Partners' capital....................       144,181          93,981          93,981                                        46,407
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(2)............................  $     29,261   $      16,972     $    12,606   $      53,267   $      32,122   $       991
EBITDA margin........................         48.3%           47.9%           45.8%           45.5%           45.4%         22.7%
Total debt to EBITDA(3)..............          6.69            6.66
EBITDA to interest expense...........          1.43            1.28
Net cash flows from operating
  activities.........................                                   $     7,166                                   $     1,907
Net cash flows from investing
  activities.........................                                   $  (185,249)                                  $  (131,345)
Net cash flows from financing
  activities.........................                                   $   176,842                                   $   132,088
Deficiency of earnings to fixed
  charges(4).........................  $     21,795   $      14,166     $     8,293   $      46,743   $      28,969   $     2,703
OPERATING STATISTICAL DATA (END OF
  PERIOD EXCEPT AVERAGE):
Homes passed.........................       494,318         304,729         304,729         490,610         288,428       125,295
Basic subscribers....................       353,811         217,906         217,906         350,936         203,525        92,736
Basic penetration....................         71.6%           71.5%           71.5%           71.5%           70.6%         74.0%
Premium units........................       149,662          91,303          91,303         146,216          77,557        35,677
Premium penetration..................         42.3%           41.9%           41.9%           41.7%           38.1%         38.5%
Average monthly revenue per basic
  subscriber(5)......................  $      29.02   $       28.22     $     28.22   $       27.77   $       29.00   $     27.76

---------------
(1) Pro forma interest expense is calculated assuming that all indebtedness incurred to effect the purchase of the Existing Systems and all other debt outstanding at June 30, 1996, to the extent deemed to be outstanding for purposes of the pro forma presentation, accrued interest at the rates in effect at June 30, 1996 and that the interest rate on the Notes was 11.0%. Interest expense of $20,150, $13,029, $7,304, $40,290, $26,050 and $1,386 was net of
interest income of $257, $257, $257, $60, $60 and $60, respectively (dollars in thousands).
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Senior Credit Facility and the Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.
(3) For purposes of this computation, EBITDA is annualized for the quarter ended June 30, 1996. This presentation is consistent with the incurrence of indebtedness test in the Indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(4) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including capitalized interest expense) and (ii) amortization of deferred financing costs.
(5) Average monthly revenue per basic subscriber (i) for the period ended June 30, 1996 and for the period from inception (April 17, 1995) to December 31, 1995 equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period and (ii) for all other periods equals average monthly revenue for such period divided by the number of basic subscribers as of the end of such period.

                                  RISK FACTORS

Prior to purchasing any of the Notes offered hereby, prospective investors should consider carefully the following factors in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are inherently uncertain. Actual results and events may differ significantly from those discussed in such forward-looking statements. In addition to the other information set forth in this Prospectus, factors that might cause or contribute to such differences include, but are not limited to, the following risk factors.

SUBSTANTIAL LEVERAGE; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance acquisitions and expand its operations. As of June 30, 1996, the Company's total indebtedness outstanding was approximately $217.3 million. As of June 30, 1996, after giving pro forma effect to the Offering, the Company would have had approximately $224.3 million of total indebtedness outstanding and after giving pro forma effect to the Transactions, the Company would have had approximately $393.3 million of total indebtedness outstanding. In addition, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness, including indebtedness constituting Senior Indebtedness, from time to time, to finance acquisitions in the future, for capital expenditures or for general business purposes. The Company anticipates that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future. The degree to which the Company is leveraged could adversely affect the Company's ability to (i) service the Notes, (ii) finance its operations and fund its capital expenditure requirements, (iii) compete effectively, (iv) expand its business, (v) comply with its obligations under its franchise agreements or (vi) operate under adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

After giving pro forma effect to the Transactions and the acquisition of the Existing Systems as if such transactions had occurred at January 1, 1995, the Company's earnings before income taxes and fixed charges would have been insufficient to cover its fixed charges for the six months ended June 30, 1996 and for the year ended December 31, 1995 by $21.8 million and $46.7 million, respectively. Pro forma for the Offering and the purchase of the Existing Systems as if each occurred on January 1, 1995, earnings before income taxes and fixed charges were inadequate to cover fixed charges for the six months ended June 30, 1996 and for the year ended December 31, 1995 by $14.2 million and $29.0 million, respectively. However, for both periods, earnings are reduced by substantial non-cash charges, principally consisting of depreciation and amortization.

Since its founding in 1995, the Company has received from FVP aggregate capital commitments of approximately $119.9 million and, as of June 30, 1996, the Company had an aggregate of $210.0 million in bank indebtedness outstanding. The Company's cash from these sources has been sufficient to finance its acquisitions and, together with cash generated from operating activities, also has been sufficient to meet the Company's debt service, working capital and capital expenditure requirements. The ability of the Company to meet its debt service and other obligations will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company's ability to meet its debt service and other obligations also may be affected by changes in prevailing interest rates, as borrowings under the Senior Credit Facility will bear interest at floating rates, subject to certain interest rate protection agreements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements in the future; however, there can be no assurances that the Company will be able to meet its debt service and other obligations. If the Company were unable to do so, it would have to refinance its indebtedness or obtain new financing. Although in the past the Company has been able to obtain financing through equity investments and bank borrowings, there can be no assurances that the Company will be able to do so in the future or that, if the Company were able to do so, the terms available will be favorable to the Company. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Credit Arrangements of the Company" and "Description of the Notes."

SUBORDINATION OF THE NOTES

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness of the Issuers, including the Company's obligations under the Senior Credit Facility. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers, other than indebtedness, if any, that by its terms is expressly subordinated in right and priority of payment to the Notes. At June 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $193.3 million of Senior Indebtedness (including $86,000 outstanding under capital leases and excluding unused commitments of approximately $71.7 million under the Senior Credit Facility) and Capital would have had no Senior Indebtedness. Additional Senior Indebtedness may be incurred by the Issuers from time to time subject to restrictions in the Senior Credit Facility and the Indenture. The lenders under the Senior Credit Facility have a security interest in substantially all the assets of, and partnership interests in, the Company and thereby have available to them all of the remedies available to a secured creditor under applicable law. See "--Substantial Leverage; Insufficiency of Earnings to Cover Fixed Charges" and "Credit Arrangements of the Company." In the event of a bankruptcy, insolvency or liquidation of the Company, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes-- Subordination."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

The Indenture and the Senior Credit Facility impose restrictions that, among other things, limit the amount of additional indebtedness that may be incurred by the Company and impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates and certain mergers and acquisitions. The Senior Credit Facility also requires the Company to maintain specified financial ratios and meet certain financial tests. The ability of the Company to comply with such covenants and restrictions can be affected by events beyond its control, and there can be no assurances that the Company will achieve operating results that would permit compliance with such provisions. The breach of any of the provisions of the Senior Credit Facility would, under certain circumstances, result in defaults thereunder, permitting the lenders under the Senior Credit Facility to accelerate the indebtedness under the Senior Credit Facility. If the Company were unable to pay the amounts due in respect of the Senior Credit Facility, the lenders thereunder could foreclose upon the assets pledged to secure such payment. In such event, the holders of the Notes might not be able to receive any payments, if ever, until the payment default was cured or waived, any such acceleration was rescinded or the indebtedness under the Senior Credit Facility was discharged or paid in full. Any of such events would adversely affect the Issuers' ability to service the Notes.

KEY PERSONNEL

The Company's business is substantially dependent upon the performance of certain key individuals, including Mr. Vaughn and Mr. Koo. Although the Company maintains a strong management team, the loss of the services of Mr. Vaughn or Mr. Koo could have a material adverse effect on the Company.

LIMITED OPERATING HISTORY

The Company was formed in July 1995 and has grown principally through acquisitions. Prospective investors, therefore, have limited historical financial information about the Company, and about the results that can be achieved by the Company in managing the cable systems not previously managed by the Company, upon which to base an evaluation of its performance and an investment in the Notes. In addition, as a result of the Company's rapid growth through acquisitions, past operating history is not necessarily indicative of future results.

SIGNIFICANT CAPITAL EXPENDITURES

Consistent with its business strategy, the Company expects to upgrade a significant portion of its cable television distribution systems over the next several years to, among other things, increase bandwidth and channel capacity. The Company's inability to upgrade its cable television systems could have a material adverse effect on its operations and competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business."

SIGNIFICANT COMPETITION IN THE CABLE TELEVISION INDUSTRY

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment, such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. Because the Company's franchises are generally non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution service ("MMDS") systems. In recent years, there has been significant national growth in the number of subscribers to DBS services. Subscribership to MMDS also is increasing and can be expected to grow as a result of recent significant investments in and acquisitions of MMDS companies by local telephone companies. Additionally, recent changes in federal law and recent administrative and judicial decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be directly competitive with services provided by cable television systems.

Many of the Company's potential competitors have substantially greater resources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other potential competitors, or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."

NON-EXCLUSIVE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Policy Act of 1984 (the "1984 Cable Act" and collectively with the 1992 Cable Act, the "Cable Acts") provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchising authority must pay the operator the "fair market value" for the system covered by such franchise. Although the Company believes that it generally has good relationships with its franchise authorities, no assurances can be given that the Company will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's existing franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. See "Business--Franchises."

REGULATION IN THE CABLE TELEVISION INDUSTRY

The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. The Cable Acts, both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the Federal Communications Commission (the "FCC") and state or local franchising authorities.

Federal Law and Regulation. The 1992 Cable Act and the FCC's rules implementing that Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things, (i) rate regulations, (ii) mandatory carriage and retransmission consent requirements that require a cable system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station, (iii) rules for franchise renewals and transfers, and (iv) other requirements covering a variety of operational areas such as equal employment opportunity and technical standards and customer service requirements.

The 1996 Telecom Act deregulates rates for certain cable programming services tiers ("CPSTs") in 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs, and, in certain circumstances, basic services and equipment. The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the 1992 Cable Act or the 1996 Telecom Act, the ultimate outcome of the various FCC rulemaking proceedings, or the litigation challenging various aspects of this federal legislation and the FCC's regulations implementing the legislation.

State and Local Regulation. Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, no state in which the Company operates has enacted state level regulation. The Company cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. See "Legislation and Regulation."

RISKS RELATING TO ACQUISITION STRATEGY

A significant element of the Company's acquisition strategy is to expand in certain regions of the United States by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a new local cluster. Any acquisition may have an adverse effect upon the Company's operating results or cash flow, particularly for acquisitions of new systems which must be integrated with the Company's existing operations. There can be no assurances that the Company will be able to integrate successfully any acquired business with its existing operations or realize any efficiencies therefrom. There can also be no assurances that any such acquisition, if consummated, will be profitable or that the Company will be able to obtain any required financing to acquire additional systems in the future. In addition, the Company's purchase of the Acquisition Systems is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities and, in the case of the Acquisition Systems to be purchased from ACE, the satisfactory conclusion of certain voluntary bankruptcy proceedings involving ACE. There can be no assurances that such closing conditions will be satisfied or that the consummation of the purchase of any of the Acquisition Systems will not otherwise be unduly delayed. See "Business--Business Strategy" and "--Development of the Systems--The Acquisition Systems."

ABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

In order to purchase the Notes upon the occurrence of a Change of Control (as defined in the Indenture governing the Notes), the Issuers may be required to seek additional financings or engage in asset sales or similar transactions. There can be no assurance that the Issuers will have sufficient funds to purchase the Notes upon a Change of Control. In addition, the Senior Credit Facility includes "change of control" provisions that permit the bank lenders thereunder to accelerate the repayment of indebtedness under the Senior Credit Facility (which is senior in right of payment to the Notes), as well as other provisions that restrict the ability of the Issuers to consummate an offer to purchase outstanding Notes in connection with a Change of Control. See "Credit Arrangements of the Company" and "Description of the Notes."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

The Notes are a new issue of securities for which there is currently no established market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The Underwriters have informed the Issuers that, subject to applicable laws and regulations, they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Therefore, no assurances can be given as to whether an active trading market will develop for the Notes. The Issuers do not intend to apply for listing of the Notes on any securities exchange. See "Plan of Distribution."

                                USE OF PROCEEDS

The net proceeds to be received by the Company from the Offering are estimated to be approximately $193.0 million. The Company will use such net proceeds, together with (i) $34.4 million of the proceeds from the Rights Offering, (ii) $16.9 million of proceeds (net of transaction costs) from the sale of the Disposition Systems and (iii) $5.3 million of net working capital adjustment related to the Acquisition Systems to (i) pay the purchase prices for the Acquisition Systems, (ii) pay estimated transaction costs associated with the purchase of the Acquisition Systems and (iii) repay existing indebtedness of $4.9 million outstanding under the Senior Credit Facility. To the extent that there is any delay in consummating the purchase of any of the Acquisition Systems, a portion of the net proceeds of the Offering corresponding to the purchase price of such system may be applied to reduce indebtedness for borrowings under the Senior Credit Facility or may be held in a special account pending reinvestment in a subsequent acquisition of cable systems approved by the Senior Credit Facility lenders within 180 days of the closing of the Offering. To the extent the purchase of any of the Acquisition Systems is consummated prior to the consummation of the Offering (as has already occurred in the case of the Grassroots Systems), additional borrowings under the Senior Credit Facility may be used to pay a portion of the purchase price therefor, in which event a portion of the net proceeds of the Offering will be used to repay such borrowings. See "Prospectus Summary--The Transactions," "The Partnership Agreements" and "Credit Arrangements of the Company."

The following table sets forth the sources and uses of the proceeds to be received by the Company in connection with the Acquisition Transactions (determined as of June 30, 1996):

                                                                                     --------
                                   In thousands                                       AMOUNT
                                                                                     --------
SOURCES OF FUNDS:
Rights Offering(1)................................................................   $ 34,400
11% Senior Subordinated Notes due 2006(2).........................................    193,000
Sale of Disposition Systems(3)....................................................     16,860
Net working capital adjustment....................................................      5,312
                                                                                     --------
     Total sources of funds.......................................................   $249,572
                                                                                     ========
USES OF FUNDS:
Purchase Acquisition Systems:
  ACE.............................................................................   $146,000
  Triax...........................................................................     85,000
  Grassroots and Penn/Ohio(4).....................................................     13,400
                                                                                     --------
     Total........................................................................    244,400
Estimated purchase price adjustments(5)...........................................       (900)
Estimated transaction costs for Acquisition Systems...............................      1,200
Repayment of Senior Credit Facility indebtedness..................................      4,872
                                                                                     --------
     Total uses of funds..........................................................   $249,572
                                                                                     ========

---------------
(1) The approximately $41.4 million of net proceeds remaining from the Rights Offering will be used to fund additional acquisitions. The size of the equity commitments to be made available to FVOP through the Rights Offering may be reduced if no later than six months after the closing of the Rights Offering, the General Partner and the Advisory Committee of FVP determine that the remaining equity commitments exceed the Company's projected requirements. Such remaining equity commitments will expire on June 30, 1997, subject to the election by the General Partner and approval by the Advisory Committee to extend the commitment period to June 30, 1998. See "Management" and "The Partnership Agreements."
(2) Aggregate proceeds of $200.0 million reduced by underwriting discounts of $6.0 million and estimated Offering expenses of $1.0 million.
(3) Aggregate proceeds of $17.0 million reduced by approximately $0.1 million of transaction costs.
(4) On August 30, 1996, the Company acquired the Grassroots Systems for approximately $9.3 million (as adjusted), approximately $8.6 million of which was funded with additional borrowings under the Senior Credit Facility, approximately $0.5 million of which was funded with proceeds from equity contributions and approximately $0.2 million of which is represented by a net working capital adjustment.
(5) Represents estimated contractual purchase price reductions that would be effective if the purchase of the Acquisition Systems were consummated at June 30, 1996.

                                 CAPITALIZATION

The following table sets forth (i) the actual capitalization of the Company at June 30, 1996, (ii) the Company's capitalization at June 30, 1996 as adjusted to give effect to the Offering as if such transaction had been consummated as of June 30, 1996, and (iii) the Company's capitalization on a pro forma basis to give effect to the Transactions as if each Transaction had been consummated as of June 30, 1996. See "Use of Proceeds" and "Pro Forma Financial Data."

                                                                -----------------------------------
                                                                        AS OF JUNE 30, 1996
                                                                ------------------------------------
                                                                              ACTUAL
                        In thousands                             ACTUAL     AS ADJUSTED    PRO FORMA
                                                                --------    -----------    ---------
INDEBTEDNESS:
  Senior Credit Facility(1)..................................   $210,000     $  17,000     $193,261
  11% Senior Subordinated Notes due 2006.....................         --       200,000      200,000
  Capital leases.............................................         86            86           86
  UVC Note(2)................................................      7,200         7,200           --
                                                                --------    ----------     --------
     Total indebtedness......................................    217,286       224,286      393,347
PARTNERS' CAPITAL:
  Class A Partnership Interests(2)...........................         --            --        5,000
  Other partnership interests................................     93,981        93,981      139,181
                                                                --------    ----------     --------
     Total partners' capital.................................     93,981        93,981      144,181
                                                                --------    ----------     --------
     Total capitalization....................................   $311,267     $ 318,267     $537,528
                                                                ========      ========     ========

---------------
(1) On a pro forma basis, after giving effect to the Transactions, $71.7 million aggregate principal amount will be unused and available for borrowing.
(2) Concurrently with or promptly after the consummation of the Offering, it is anticipated that UVC will convert $5.0 million aggregate principal amount of the UVC Note into Class A Partnership Interests and the balance of accrued and unpaid interest and principal under the UVC Note will be repaid. See "The Partnership Agreements--The Company Partnership Agreement--Class A Partnership Interests."

                            SELECTED FINANCIAL DATA

The following tables present selected financial data derived from the Company's financial statements as of and for the period from inception (April 17, 1995) through December 31, 1995 which have been audited by Arthur Andersen LLP, independent public accountants, and selected operating data for such period. The following tables also present selected financial data as of and for the six months ended June 30, 1996 derived from the unaudited financial statements of the Company and selected operating data for such period. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period. Financial and operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma selected financial and operating data for the Company as of and for the six months ended June 30, 1996 and the year ended December 31, 1995, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the Offering and the purchase of the Existing Systems as if such transactions had been consummated on January 1, 1995 and (b) the purchase of the Existing Systems and the Transactions as if such transactions had been consummated on January 1, 1995 and
(ii) in the case of balance sheet data, (a) the Offering as if such had been consummated on June 30, 1996 and (b) the Transactions as if each Transaction had been consummated on June 30, 1996. See "Pro Forma Financial Data." The unaudited pro forma data give pro forma effect to the acquisitions under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."

The unaudited pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto of the Company and certain of the Existing Systems and the Acquisition Systems included elsewhere in this Prospectus.

                                      --------------------------------------------------------------------------------------------
                                                SIX MONTHS ENDED JUNE 30                 YEAR ENDED DECEMBER 31
                                      ---------------------------------------------   -----------------------------
                                      PRO FORMA FOR   PRO FORMA FOR                   PRO FORMA FOR   PRO FORMA FOR   APRIL 17 TO
                                       TRANSACTIONS   THE OFFERING                    TRANSACTIONS    THE OFFERING    DECEMBER 31
                                       AND EXISTING   AND EXISTING                    AND EXISTING    AND EXISTING    -----------
   In thousands, except ratios and       SYSTEMS         SYSTEMS         ACTUAL          SYSTEMS         SYSTEMS        ACTUAL
     operating statistical data            1996           1996            1996            1995            1995           1995
                                      --------------  -------------   -------------   -------------   -------------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues............................. $       60,573  $      35,463     $    27,539   $     116,962   $      70,827   $     4,369
Operating expenses...................         29,707         17,551          13,668          59,726          35,860         2,311
Corporate administrative expenses....          1,605            940           1,265           3,029           1,905           127
Depreciation and amortization........         30,906         18,109          13,595          59,720          35,041         2,308
Pre-acquisition expenses.............             --             --              --             940             940           940
                                      --------------  -------------     -----------   -------------   -------------   -----------
Operating income (loss)..............        (1,645)         (1,137)           (989)         (6,453)         (2,919)       (1,317)
Interest expense, net(1).............       (20,150)        (13,029)         (7,304)        (40,290)        (26,050)       (1,386)
                                      --------------  -------------     -----------   -------------   -------------   -----------
Net income (loss).................... $     (21,795)  $     (14,166)    $    (8,293)  $     (46,743)  $     (28,969)  $    (2,703)
                                      ==============  =============     ===========   =============   =============   ===========
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets......................... $      553,082  $     327,511     $   320,511                                   $   143,512
Total debt...........................        393,347        224,286         217,286                                        93,159
Partners' capital....................        144,181         93,981          93,981                                        46,407
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(2)............................ $       29,261  $      16,972     $    12,606   $      53,267   $      32,122   $       991
EBITDA margin........................          48.3%          47.9%           45.8%           45.5%           45.4%         22.7%
Total debt to EBITDA(3)..............           6.69           6.66
EBITDA to interest expense...........           1.43           1.28
Net cash flows from operating
  activities.........................                                   $     7,166                                   $     1,907
Net cash flows from investing
  activities.........................                                   $  (185,249)                                  $  (131,345)
Net cash flows from financing
  activities.........................                                   $   176,842                                   $   132,088
Deficiency of earnings to fixed
  charges(4)......................... $       21,795  $      14,166     $     8,293   $      46,743   $      28,969   $     2,703
OPERATING STATISTICAL DATA (END OF
  PERIOD EXCEPT AVERAGE):
Homes passed.........................        494,318        304,729         304,729         490,610         288,428       125,295
Basic subscribers....................        353,811        217,906         217,906         350,936         203,525        92,736
Basic penetration....................          71.6%          71.5%           71.5%           71.5%           70.6%         74.0%
Premium units........................        149,662         91,303          91,303         146,216          77,557        35,677
Premium penetration..................          42.3%          41.9%           41.9%           41.7%           38.1%         38.5%
Average monthly revenue per basic
  subscriber(5)...................... $        29.02  $       28.22     $     28.22   $       27.77   $       29.00   $     27.76

---------------
(1) Pro forma interest expense is calculated assuming that all indebtedness incurred to effect the purchase of the Existing Systems and all other debt outstanding at June 30, 1996, to the extent deemed to be outstanding for purposes of the pro forma presentation, accrued interest at the rates in effect at June 30, 1996 and that the interest rate on the Notes was 11.0%. Interest expense of $20,150, $13,029, $7,304, $40,290, $26,050 and $1,386 was net of
interest income of $257, $257, $257, $60, $60 and $60, respectively (dollars in thousands).
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition the Senior Credit Facility and the Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.
(3) For purposes of this computation, EBITDA is annualized for the quarter ended June 30, 1996. This presentation is consistent with the incurrence of indebtedness test in the Indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(4) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including capitalized interest expense) and (ii) amortization of deferred financing costs.
(5) Average monthly revenue per basic subscriber (i) for the period ended June 30, 1996 and for the period from inception (April 17, 1995) to December 31, 1995 equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period and (ii) for all other periods equals average monthly revenue for such period divided by the number of basic subscribers as of the end of such period.

             SUMMARY COMBINED SELECTED HISTORICAL FINANCIAL DATA OF
                CERTAIN EXISTING SYSTEMS AND ACQUISITION SYSTEMS

The summary combined selected historical financial data presented below represent the combined historical financial data of certain of the Existing Systems and the Acquisition Systems. Combined financial data do not include results of operations of the systems purchased from UVC and Longfellow during the period in 1995 when such systems were owned by the Company. The presentation is made on two bases for both the Existing Systems and the Acquisition Systems. First, information for the Existing Systems is provided on a combined basis as of and for the year ended December 31, 1995. Second, combined historical financial data is presented as of and for the years ended December 31, 1995, 1994 and 1993 for certain of the Existing Systems, which represented approximately 96% of the Existing Systems in terms of number of basic subscribers, on a pro forma basis as of June 30, 1996 and include only the systems purchased from UVC, C4 and Cox (collectively the "Acquired Predecessor Systems"). Similarly, information for the Acquisition Systems is provided on a combined basis as of and for the year ended December 31, 1995. In addition, combined historical financial data is presented as of and for the years ended December 31, 1995, 1994 and 1993 for the ACE and Triax systems (collectively the "Probable Predecessor Acquisition Systems"), which represented approximately 93% of the Acquisition Systems in terms of the number of basic subscribers, on a pro forma basis as of June 30, 1996.

The summary unaudited combined selected historical financial data presented below are derived from the audited and unaudited historical financial statements of the Existing Systems and the Acquisition Systems and should be read in conjunction with the audited financial statements and related notes thereto of the Acquired Predecessor Systems and the Probable Predecessor Acquisition Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The combined selected financial data set forth below represent the combined results of operations for the systems for periods during which the systems were not owned by the Company and, accordingly, do not reflect any purchase accounting adjustments or any changes in the operation or management of the systems that the Company has made since the date of acquisition or that it intends to make in the future. Accordingly, the Company does not believe that such operating results are indicative of future operating results of the Company.

                                                 ----------------------------------------------------------
                                                                      EXISTING SYSTEMS
                                                 ----------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31
                                                 ----------------------------------------------------------
                                                 EXISTING SYSTEMS         ACQUIRED PREDECESSOR SYSTEMS
                                                 ----------------    --------------------------------------
                 In thousands                       1995(1)(2)       1995(3)(4)    1994(5)(6)    1993(5)(6)
                                                 ----------------    ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenues......................................           $ 66,458      $ 63,897      $ 64,431      $ 63,383
Operating expenses............................             37,829        35,820        35,443        34,647
Depreciation and amortization.................             24,080        23,726        22,038        20,324
                                                 ----------------    ----------    ----------    ----------
Operating income..............................              4,549         4,351         6,950         8,412
Interest expense..............................            (12,251)      (12,216)      (11,905)      (11,763)
Other expenses................................             (3,899)       (3,899)       (3,836)       (3,450)
                                                 ----------------    ----------    ----------    ----------
Net loss......................................          $ (11,601)    $ (11,764)     $ (8,791)     $ (6,801)
                                                 ================    ==========    ==========    ==========
BALANCE SHEET DATA (END OF PERIOD):
Total assets..................................           $204,657      $195,341      $132,016      $ 70,399
Total debt....................................             68,545        60,166        60,166        60,166

                                            ----------------------------------------------------------------
                                                                  ACQUISITION SYSTEMS
                                            ----------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31
                                            ----------------------------------------------------------------
                                            ACQUISITION SYSTEMS    PROBABLE PREDECESSOR ACQUISITION SYSTEMS
                                            -------------------    -----------------------------------------
              In thousands                      1995(7)(8)         1995(9)(10)    1994(9)(10)    1993(9)(10)
                                            -------------------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues.................................              $ 49,696       $ 45,868       $ 40,937       $ 32,788
Operating expenses.......................                28,940         26,278         23,200         18,055
Depreciation and amortization............                19,939         18,628         24,307         21,539
                                            -------------------    -----------    -----------    -----------
Operating income.........................                   817            962         (6,570)        (6,806)
Interest expense.........................               (26,397)       (25,682)       (22,601)       (19,467)
Other expense............................                  (510)          (510)         1,266             --
                                            -------------------    -----------    -----------    -----------
Net loss.................................             $ (26,090)     $ (25,230)     $ (27,905)     $ (26,273)
                                            ===================    ===========    ===========    ===========
BALANCE SHEET DATA (END OF PERIOD):
Total assets.............................              $ 97,121       $ 92,912       $ 96,804       $111,500
Total debt...............................               220,296        210,252        206,131        195,153

---------------
(1) Includes the combined results of operations of systems purchased from UVC, Longfellow, C4, Americable and Cox for the period ended December 31, 1995 (except for UVC and Longfellow, which is for the period ended November 8, 1995 and November 20, 1995, respectively). As the results of operations of systems purchased from UVC and Longfellow are included in the Company's historical results of operations subsequent to the date of the Company's acquisition (November 9, 1995 and November 21, 1995, respectively), the amounts do not include $4.4 million in revenues, $2.4 million in operating expenses and $2.3 million in depreciation and amortization (computed after the application of purchase accounting adjustments) attributable to such systems.
(2) Includes combined balance sheet data for systems purchased from UVC and Longfellow as of November 9, 1995 and November 21, 1995, the dates of the Company's acquisition thereof, and combined balance sheet data for systems purchased from C4, Americable and Cox as of December 31, 1995, because such acquisitions occurred after December 31, 1995.
(3) Includes the combined results of operations of systems purchased from UVC, C4 and Cox for the year ended December 31, 1995 (except for UVC, which is for the period ended November 8, 1995). As the results of operations of systems purchased from UVC are included in the Company's historical results of operations subsequent to the date of the Company's acquisition thereof (November 9, 1995), the amounts do not include $4.2 million in revenues, $2.4 million in operating expenses and $2.2 million in depreciation and amortization (computed after the application of purchase accounting adjustments) attributable to such systems.
(4) Includes combined balance sheet data for systems purchased from UVC as of November 9, 1995, the date of the Company's acquisition thereof, and combined balance sheet data for systems purchased from C4 and Cox as of December 31, 1995, because such acquisitions occurred after that date.
(5) Includes the combined results of operations of systems purchased from UVC, C4 and Cox for the years ended December 31, 1994 and 1993.
(6) Includes combined balance sheet data for systems purchased from UVC, C4 and Cox as of December 31, 1994 and 1993.
(7) Includes the combined results of operations of systems purchased or expected to be purchased from ACE, Triax, Grassroots and Penn/Ohio for the year ended December 31, 1995.
(8) Includes combined balance sheet data for systems purchased or expected to be purchased from ACE, Triax, Grassroots and Penn/Ohio.
(9) Includes the combined results of operations of systems expected to be purchased from ACE and Triax for the years ended December 31, 1995, 1994 and 1993.
(10) Includes combined balance sheet data for systems expected to be purchased from ACE and Triax as of December 31, 1995, 1994 and 1993.

                            PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data presented below are derived from the historical financial statements of the Company and the Existing Systems and the Acquisition Systems. The unaudited pro forma consolidated statement of operations data for the six months ended June 30, 1996 and for the year ended December 31, 1995 give pro forma effect to (a) the Offering and the purchase of the Existing Systems as if such transactions had been consummated on January 1, 1995 and (b) the Transactions and the purchase of the Existing Systems as if such transactions had been consummated on January 1, 1995. The unaudited pro forma balance sheet data as of June 30, 1996 give pro forma effect to (a) the Offering as if it had been consummated on June 30, 1996 and (b) the Transactions as if each Transaction had been consummated on June 30, 1996. The Transactions consist of the Rights Offering, the Offering, the sale of the Disposition Systems, the purchase of the Acquisition Systems, the Credit Agreement Restatement, the Equity Call, the UVC Note Conversion and the Credit Agreement Repayment. The Rights Offering was consummated in September 1996, and the UVC Note Conversion is expected to be consummated concurrently with or promptly after the closing of the Offering.

The unaudited pro forma financial data give effect to the acquisitions described above under the purchase method of accounting and are based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements presented on the following pages. The allocations of the total purchase price for certain of the Existing Systems as well as each of the Acquisition Systems are based on preliminary estimates and are subject to final allocation adjustments.

The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the acquisitions and other transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma financial data presented below should be read in conjunction with the audited and unaudited historical financial statements and related notes thereto of the Company and certain of the Existing Systems and the Acquisition Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                    FRONTIERVISION OPERATING PARTNERS, L.P.

                              UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS
               (FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 1996)
                                (In $ thousands)

                                       ------------------------------------------------------------------------------------
                                                                            EXISTING SYSTEMS
                                       ------------------------------------------------------------------------------------

                                                                                                              PRO FORMA
                                                                                                           ADJUSTMENTS FOR
                                                                         AMERICABLE                        EXISTING SYSTEMS
                                                      C4 SYSTEMS          SYSTEMS        COX SYSTEMS          AND SENIOR
                                        ACTUAL      ACQUISITION(a)     ACQUISITION(b)   ACQUISITION(c)     CREDIT FACILITY
                                       --------     --------------     --------------   --------------     ----------------
STATEMENT OF OPERATIONS
 Revenues..........................      27,539                945                284            6,695
 Expenses..........................
   System operations...............      13,668                579                181            3,250                 (127)(d)
   Corporate administrative
    expense........................       1,265                 67                 41              321                 (754)(e)
   Depreciation and amortization...      13,595                463                148            1,044                2,859(f)
   Pre-acquisition expenses........
                                       --------     --------------     --------------   --------------     ----------------
 Operating income (loss)...........        (989)              (164)               (86)           2,080               (1,978)
 Interest expense, net.............      (7,304)              (684)               (12)              (5)              (1,852)(g)
 Other income (expense)............
 Minority interest in loss of
   subsidiary......................                             10                                                      (10)(h)
                                       --------     --------------     --------------   --------------     ----------------
 Net income (loss) before income
   taxes...........................      (8,293)              (838)               (98)           2,075               (3,840)
 Provision for income taxes........
                                       --------     --------------     --------------   --------------     ----------------
 Net income (loss).................      (8,293)              (838)               (98)           2,075               (3,840)
                                       ========     ==============     ==============   ==============     ================
BALANCE SHEET (AT END OF PERIOD):
 Cash and cash equivalents.........       1,409
 Accounts receivable, net..........       3,399
 Prepaid expenses..................         904
 Property and equipment, net.......     120,403
 Franchise costs, net..............     103,722
 Covenant not to compete, net......      15,999
 Subscriber lists, net.............      53,106
 Goodwill, net.....................      12,832
 Deferred financing costs and
   other, net......................       5,737
 Earnest money deposits............       3,000
                                       --------
 Total assets......................     320,511
                                       ========
 Accounts payable..................         795
 Accrued liabilities...............       4,351
 Subscriber prepayments and
   deposits........................       1,483
 Accrued interest payable..........       2,615
 Debt..............................     217,286
 Partners' capital.................      93,981
                                       --------
 Total liabilities and partners'
   capital.........................     320,511
                                       ========


                                       --------------------------------------
                                                 EXISTING SYSTEMS
                                       --------------------------------------

                                        PRO FORMA               SUBTOTAL
                                       ADJUSTMENTS              PRO FORMA
                                         FOR THE              OFFERING AND
                                       OFFERING(i)          EXISTING SYSTEMS
                                       -----------          -----------------
STATEMENT OF OPERATIONS
 Revenues..........................                                    35,463
 Expenses..........................
   System operations...............                                    17,551
   Corporate administrative
    expense........................                                       940
   Depreciation and amortization...                                    18,109
   Pre-acquisition expenses........                                         0
                                       -----------          -----------------
 Operating income (loss)...........              0                     (1,137)
 Interest expense, net.............         (3,172)(j)                (13,029)
 Other income (expense)............                                         0
 Minority interest in loss of
   subsidiary......................                                         0
                                       -----------          -----------------
 Net income (loss) before income
   taxes...........................         (3,172)                   (14,166)
 Provision for income taxes........                                         0
                                       -----------          -----------------
 Net income (loss).................         (3,172)                   (14,166)
                                       ===========          =================
BALANCE SHEET (AT END OF PERIOD):
 Cash and cash equivalents.........                                     1,409
 Accounts receivable, net..........                                     3,399
 Prepaid expenses..................                                       904
 Property and equipment, net.......                                   120,403
 Franchise costs, net..............                                   103,722
 Covenant not to compete, net......                                    15,999
 Subscriber lists, net.............                                    53,106
 Goodwill, net.....................                                    12,832
 Deferred financing costs and
   other, net......................          7,000(k)                  12,737

 Earnest money deposits............                                     3,000
                                       -----------          -----------------
 Total assets......................          7,000                    327,511
                                       ===========          =================
 Accounts payable..................                                       795
 Accrued liabilities...............                                     4,351
 Subscriber prepayments and
   deposits........................                                     1,483
 Accrued interest payable..........                                     2,615
 Debt..............................       (193,000)(k)                224,286
                                           200,000(k)
 Partners' capital.................                                    93,981

                                       -----------          -----------------
 Total liabilities and partners'
   capital.........................          7,000                    327,511
                                        ==========          =================


                                        -------------------------------------------------------------------------
                                                                  ACQUISITION SYSTEMS
                                        -------------------------------------------------------------------------

                                                                               GRASSROOTS
                                                                                  AND              PRO FORMA
                                            ACE               TRIAX            PENN/OHIO          ADJUSTMENTS
                                          SYSTEMS            SYSTEMS            SYSTEMS         FOR ACQUISITION
                                        ACQUISITION        ACQUISITION        ACQUISITIONS          SYSTEMS
                                        -----------        ---------         --------------     ----------------
STATEMENT OF OPERATIONS
 Revenues..........................            15,241              9,603              1,897
 Expenses..........................
   System operations...............             8,037              4,773                896                 (724)(l)
   Corporate administrative
    expense........................               582                627                 97                 (559)(m)
   Depreciation and amortization...             5,503              3,699                655                3,260(n)
   Pre-acquisition expenses........
                                            ---------          ---------     --------------     ----------------
 Operating income (loss)...........             1,119                504                249               (1,977)
 Interest expense, net.............           (12,643)            (1,524)              (589)               6,639(o)
 Other income (expense)............              (581)                                                       581(p)
 Minority interest in loss of
   subsidiary......................
                                            ---------          ---------     --------------     ----------------
 Net income (loss) before income
   taxes...........................           (12,105)            (1,020)              (340)               5,243
 Provision for income taxes........
                                            ---------          ---------     --------------     ----------------
 Net income (loss).................           (12,105)            (1,020)              (340)               5,243
                                            =========          =========     ==============     ================
BALANCE SHEET (AT END OF PERIOD):
 Cash and cash equivalents.........             1,536              3,169                599               (5,304)(n)
 Accounts receivable, net..........               359                577                224
 Prepaid expenses..................               198                168                  5
 Property and equipment, net.......            25,906             36,786              8,152               30,960(n)
 Franchise costs, net..............             1,114              8,703                310               77,077(n)
 Covenant not to compete, net......                32                                    10                8,225(n)
 Subscriber lists, net.............               617                                 2,045               36,185(n)
 Goodwill, net.....................             3,527                                                      3,851(n)
 Deferred financing costs and
   other, net......................               214                836                 17                1,200(n)
                                                                                                          (1,067)(n)
 Earnest money deposits............                                                                       (3,000)(n)
                                            ---------          ---------     --------------     ----------------
 Total assets......................            33,503             50,239             11,362              148,127
                                            =========          =========     ==============     ================
 Accounts payable..................             3,968              1,617                721
 Accrued liabilities...............               154                159                  1
 Subscriber prepayments and
   deposits........................               129                 77                 17
 Accrued interest payable..........             6,022                223                 15               (6,260)(q)
 Debt..............................           187,473             40,277              1,857              191,388(n)
                                                                                                        (229,607)(q)
 Partners' capital.................          (164,243)             7,886              8,751               45,000(r)
                                                                                                         147,606(q)
                                              -------            -------     --------------     ----------------
 Total liabilities and partners'
   capital.........................            33,503             50,239             11,362              148,127
                                            =========          =========         ==========        =============

                                   ------------------------------------------

                                                     PRO FORMA
                                                     EFFECT OF
                                                     PROPOSED
                                                      SALE OF
                                     PRO FORMA          THE
                                   EFFECT OF THE     DISPOSITION   PRO FORMA
                                     UVC NOTE        SYSTEMS(u)    COMBINED
                                   -------------     ---------     ---------
STATEMENT OF OPERATIONS
 Revenues..........................                     (1,631)       60,573
 Expenses..........................
   System operations...............                       (826)       29,707
   Corporate administrative
    expense........................                        (82)        1,605
   Depreciation and amortization...                       (320)       30,906
   Pre-acquisition expenses........                                        0
                                   -------------     ---------     ---------
 Operating income (loss)...........            0          (403)       (1,645)
 Interest expense, net.............          347(s)        649(v)    (20,150)
 Other income (expense)............                                        0
 Minority interest in loss of
   subsidiary......................                                        0
                                   -------------     ---------     ---------
 Net income (loss) before income
   taxes...........................          347           246       (21,795)
 Provision for income taxes........                                        0
                                   -------------     ---------     ---------
 Net income (loss).................          347           246       (21,795)
                                   =============     =========     =========
BALANCE SHEET (AT END OF PERIOD):
 Cash and cash equivalents.........       (1,000)(t)                     409
 Accounts receivable, net..........                                    4,559
 Prepaid expenses..................                                    1,275
 Property and equipment, net.......                     (5,264)      216,943
 Franchise costs, net..............                     (9,711)      181,215
 Covenant not to compete, net......                     (1,108)       23,158
 Subscriber lists, net.............                                   91,953
 Goodwill, net.....................                       (577)       19,633
 Deferred financing costs and
   other, net......................                                   13,937

 Earnest money deposits............                                        0
                                   -------------     ---------     ---------
 Total assets......................       (1,000)      (16,660)      553,082
                                   =============     =========     =========
 Accounts payable..................                                    7,101
 Accrued liabilities...............                                    4,665
 Subscriber prepayments and
   deposits........................                                    1,706
 Accrued interest payable..........         (533)(t)                   2,082
 Debt..............................       (7,200)(t)   (16,860)      393,347
                                           1,733(t)
 Partners' capital.................        5,000(t)        200       144,181

                                   -------------     ---------     ---------
 Total liabilities and partners'
   capital.........................       (1,000)      (16,660)      553,082
                                   =============     =========     =========

      FOOTNOTES TO THE PRO FORMA FINANCIAL INFORMATION AS OF JUNE 30, 1996
                                 (In thousands)

(a) The C4 systems were acquired on February 1, 1996, and, therefore, the balance sheet data for such systems are included in the Company's June 30, 1996 historical balance sheet.
(b) The Americable systems were acquired on March 29, 1996, and, therefore, the balance sheet data for such systems are included in the Company's June 30, 1996 historical balance sheet.
(c) The Cox systems were acquired on April 9, 1996, and, therefore, the balance sheet data for such systems are included in the Company's June 30, 1996 historical balance sheet.
(d) Represents the estimated cost savings of $127 due to the elimination of duplicative functions and personnel attributable to the C4, Americable and Cox systems.
(e) Represents the elimination of management fees and allocated overhead costs of $429 and the inclusion of the Company's estimated overhead cost savings of $325 attributable to the C4, Americable and Cox systems.
(f) Represents additional depreciation and amortization attributable to the C4, Americable and Cox systems as if such systems had been acquired on January 1, 1995.
(g) Adjustments to interest expense are calculated as if all indebtedness incurred to effect the acquisition of the Existing Systems and all other indebtedness outstanding as of June 30, 1996 had been outstanding for the entire period. Interest expense is calculated assuming indebtedness accrues interest as follows:

                                                                              ----------------------------------------
                                                                                                             PRO FORMA
                                                                              PRINCIPAL     INTEREST RATE     EXPENSE
                                                                              ----------    -------------    ---------
Outstanding Senior Credit Facility--revolving facility.....................   $ 20,000.0            8.19%     $  819.0
Outstanding Senior Credit Facility--tranche A..............................    100,000.0            8.25%      4,125.0
Outstanding Senior Credit Facility--tranche B..............................     90,000.0            8.75%      3,937.5
Outstanding UVC Note.......................................................      7,200.0           11.50%        414.0
Obligation under capital leases............................................         86.0                           3.8
                                                                              ----------
Total indebtedness--Existing Systems.......................................    217,286.0
Amortization of deferred financing fees....................................      5,876.0       7 year avg        419.7
Unused Senior Credit Facility fees.........................................     55,000.0            0.50%        137.5
                                                                                                             ---------
Total pro forma interest expense...........................................                                    9,856.5
Total actual interest expense--Existing Systems............................                                   (8,005.0)
                                                                                                             ---------
Pro forma interest expense adjustment......................................                                  $ 1,851.5
                                                                                                             =========

(h) Represents the elimination of the minority interest in loss of the C4 systems prior to acquisition.
(i) Represents the effects of the Offering, assuming that proceeds thereof are utilized to repay a portion of the existing indebtedness under the Senior Credit Facility.
(j) Adjustments to interest expense are calculated as if $200,000 of Offering proceeds had been outstanding during the entire period and $193,000 of Offering proceeds had been applied to repay a portion of the indebtedness under the Senior Credit Facility. Interest expense is calculated assuming indebtedness accrues interest as follows:

                                                                              ----------------------------------------
                                                                                                             PRO FORMA
                                                                              PRINCIPAL     INTEREST RATE     EXPENSE
                                                                              ----------    -------------    ---------
Outstanding Senior Credit Facility--revolving facility.....................   $ 17,000.0            8.19%     $  696.2
Outstanding Senior Subordinated Notes......................................    200,000.0           11.00%     11,000.0
Outstanding UVC Note.......................................................      7,200.0           11.50%        414.0
Obligation under capital leases............................................         86.0                           3.8
                                                                              ----------
Total indebtedness--Existing Systems.......................................    224,286.0
Amortization of deferred financing fees....................................      5,876.0       7 year avg        419.7
Amortization of deferred financing fees--Offering..........................      7,000.0     10 year life        350.0
Unused Senior Credit Facility fees.........................................     58,000.0            0.50%        145.0
                                                                                                             ---------
Total pro forma interest expense...........................................                                   13,028.7
Total pro forma interest expense--Existing Systems.........................                                   (9,856.5)
                                                                                                             ---------
Pro forma interest expense adjustment......................................                                  $ 3,172.2
                                                                                                             =========

(k) Pro forma effect of the Offering and use of the proceeds thereof to repay a portion of the existing indebtedness under the Senior Credit Facility and to pay Offering expenses.
(l) Represents the estimated cost savings of $438 due to the elimination of duplicative functions and personnel attributable to the ACE, Triax, Grassroots and Penn/Ohio systems and the reversal of $286 of inventory write-down attributable to Triax.
(m) Represents the elimination of management fees and allocated overhead costs of $1,306 and the inclusion of the Company's estimated incremental overhead costs of $747 attributable to the ACE, Triax, Grassroots and Penn/Ohio systems.

(n) Represents the balance sheet and income statement effect of the purchase of the Acquisition Systems, including the accounting for an estimated $1.2 million of transaction costs, incremental indebtedness of approximately $197.2 million and additional depreciation and amortization as if such systems had been acquired on January 1, 1995. Pro forma depreciation and amortization is calculated based on preliminary asset appraisals as follows:

                                                    ----------------------------------------------------------------------
                                                                   PURCHASE
                                                    HISTORICAL       PRICE       PRELIMINARY                   PRO FORMA
                   ACE SYSTEMS                       BALANCE      ADJUSTMENTS    ALLOCATION     ASSET LIFE      EXPENSE
-------------------------------------------------   ----------    -----------    -----------    ----------    ------------
Property and equipment...........................      $25,906        $32,494       $ 58,400             8         $ 3,650
Franchise costs..................................        1,114         49,986         51,100            15           1,703
Covenant not to compete..........................           32          7,268          7,300             5             730
Subscriber lists.................................          617         21,283         21,900             7           1,564
Goodwill.........................................        3,527          3,423          6,950            15             232
Deferred financing costs and other...............          214           (214)             0
                                                                                 -----------                  ------------
  Total ACE systems pro forma....................                                   $145,650                         7,879
  ACE systems historical amount..................                                                                   (5,503)
                                                                                                              ------------
  ACE systems pro forma adjustment...............                                                                  $ 2,376
                                                                                                              ============

                  TRIAX SYSTEMS
-------------------------------------------------
Property and equipment...........................      $36,786        $ 1,975       $ 38,761             8         $ 2,423
Franchise costs..................................        8,703         22,411         31,114            15           1,037
Covenant not to compete..........................            0            100            100             5              10
Subscriber lists.................................            0         14,725         14,725             7           1,052
Goodwill.........................................            0              0              0            15               0
Deferred financing costs and other...............          836           (836)             0
                                                                                 -----------                  ------------
  Total Triax systems pro forma..................                                   $ 84,700                         4,522
  Triax systems historical amount................                                                                   (3,699)
                                                                                                              ------------
  Triax systems pro forma adjustment.............                                                                   $  823
                                                                                                              ============

        GRASSROOTS AND PENN/OHIO SYSTEMS
-------------------------------------------------
Property and equipment...........................      $ 8,152        $(3,509)      $  4,643             8          $  290
Franchise costs..................................          310          4,680          4,990            15             166
Covenant not to compete..........................           10            857            867             5              87
Subscriber lists.................................        2,045            177          2,222             7             159
Goodwill.........................................            0            428            428            15              14
Deferred financing costs and other...............           17            (17)             0
                                                                                 -----------                  ------------
  Total Grassroots and Penn/Ohio systems pro
    forma........................................                                   $ 13,150                           716
  Grassroots and Penn/Ohio systems historical
    amount.......................................                                                                     (655)
                                                                                                              ------------
  Grassroots and Penn/Ohio systems pro forma
    adjustment...................................                                                                   $   61
                                                                                                              ============
            TOTAL ACQUISITION SYSTEMS
-------------------------------------------------
Property and equipment...........................      $70,844        $30,960       $101,804             8         $ 6,363
Franchise costs..................................       10,127         77,077         87,204            15           2,906
Covenant not to compete..........................           42          8,225          8,267             5             827
Subscriber lists.................................        2,662         36,185         38,847             7           2,775
Goodwill.........................................        3,527          3,851          7,378            15             246
Deferred financing costs and other...............        1,067         (1,067)             0
                                                                                 -----------                  ------------
  Total Acquisition Systems pro forma............                                   $243,500                        13,117
  Total Acquisition Systems historical amount....                                                                   (9,857)
                                                                                                              ------------
  Total Acquisition Systems pro forma
    adjustment...................................                                                                  $ 3,260
                                                                                                              ============

(o) Represents reconciliation of the interest expense on the net incremental indebtedness needed to purchase the Acquisition Systems, including the effect of the receipt of $34.4 million under the Rights Offering, the receipt of equity contributions of $10.6 million pursuant to the Equity Call and the elimination of indebtedness of the Acquisition Systems.

                                                                              ----------------------------------------
                                                                                                             PRO FORMA
                                                                              PRINCIPAL     INTEREST RATE     EXPENSE
                                                                              ----------    -------------    ---------
Outstanding Senior Credit Facility--revolving facility.....................   $ 18,388.0            8.19%   $    753.9
Outstanding Senior Credit Facility--tranche A..............................    100,000.0            8.25%      4,125.0
Outstanding Senior Credit Facility--tranche B..............................     90,000.0            8.75%      3,937.5
Outstanding Senior Subordinated Notes......................................    200,000.0           11.00%     11,000.0
Outstanding UVC Note.......................................................      7,200.0           11.50%        414.0
Obligation under capital leases............................................         86.0                           3.8
                                                                              ----------
Total indebtedness--Existing Systems.......................................    415,674.0
Amortization of deferred financing fees....................................      5,876.0       7 year avg        419.7
Amortization of deferred financing fees--Offering..........................      7,000.0     10 year life        350.0
Unused Senior Credit Facility fees.........................................     56,612.0            0.50%        141.6
                                                                                                            ----------
Total pro forma interest expense...........................................                                   21,145.5
Total pro forma interest expense--Existing Systems.........................                                  (13,028.7)
Historical interest expense--Acquisition Systems...........................                                  (14,756.0)
                                                                                                            ----------
Pro forma interest expense adjustment......................................                                 $ (6,639.2)
                                                                                                            ==========

(p) Represents reversal of forbearance costs of ACE prior to acquisition.
(q) Represents the reversal of the combined equity accounts, the historical debt balance and applicable accrued interest related to the Acquisition Systems.
(r) Represents the receipt of approximately $10.6 million of equity contributions pursuant to the Equity Call used primarily to fund earnest money deposits with respect to certain of the Acquisition Systems and the receipt of $34.4 million under the Rights Offering.
(s) Represents pro forma reduction in interest expense due to the effect of the conversion and repayment of the UVC Note and accrued interest thereon.

                                                                              -----------------------------------------
                                                                                                             PRO FORMA
                                                                              PRINCIPAL     INTEREST RATE     EXPENSE
                                                                              ----------    -------------    ----------
Outstanding Senior Credit Facility--revolving facility.....................   $ 20,121.0            8.19%     $   825.0
Outstanding Senior Credit Facility--tranche A..............................    100,000.0            8.25%       4,125.0
Outstanding Senior Credit Facility--tranche B..............................     90,000.0            8.75%       3,937.5
Outstanding Senior Subordinated Notes......................................    200,000.0           11.00%      11,000.0
Obligation under capital leases............................................         86.0                            3.8
                                                                              ----------
Total indebtedness--Existing Systems.......................................    410,207.0
Amortization of deferred financing fees....................................      5,876.0       7 year avg         419.7
Amortization of deferred financing fees--Offering..........................      7,000.0     10 year life         350.0
Unused Senior Credit Facility fees.........................................     54,879.0            0.50%         137.2
                                                                                                             ----------
Total pro forma interest expense...........................................                                    21,798.2
Total pro forma interest expense--Existing Systems.........................                                   (13,028.7)
Pro forma interest expense--Acquisition Systems............................                                    (8,116.8)
                                                                                                             ----------
Pro forma interest expense adjustment......................................                                   $  (347.3)
                                                                                                             ==========

(t) Represents the effect of the conversion of the UVC Note into $5.0 million of Class A Partnership Interests and the use of approximately $1.0 million of cash on hand and incremental borrowings under the Senior Credit Facility of $1.7 million to repay remaining principal and accrued and unpaid interest thereon.
(u) Represents the operations of the Chatsworth, Georgia system and the Woodstock and New Market, Virginia systems.
(v) Represents pro forma reduction in interest expense due to the effect of the sale of the Disposition Systems and the use of net proceeds of approximately $16.9 million to repay a portion of the existing indebtedness under the Senior Credit Facility.

                                                                              ----------------------------------------
                                                                                                             PRO FORMA
                                                                              PRINCIPAL     INTEREST RATE     EXPENSE
                                                                              ----------    -------------    ---------
Outstanding Senior Credit Facility--revolving facility.....................   $  3,261.0            8.19%    $   134.3
Outstanding Senior Credit Facility--tranche A..............................    100,000.0            8.25%      4,125.0
Outstanding Senior Credit Facility--tranche B..............................     90,000.0            8.75%      3,937.5
Outstanding Senior Subordinated Notes......................................    200,000.0           11.00%     11,000.0
Obligation under capital leases............................................         86.0                           3.8
                                                                              ----------
Total indebtedness Existing Systems........................................    393,347.0
Amortization of deferred financing fees....................................      5,876.0       7 year avg        419.7
Amortization of deferred financing fees--Offering..........................      7,000.0     10 year life        350.0
Unused Senior Credit Facility fees.........................................     71,739.0            0.50%        179.3
                                                                                                             ---------
Total pro forma interest expense...........................................                                   20,149.1
Total pro forma interest expense--Existing Systems.........................                                  (13,028.7)
Pro forma interest expense--Acquisition Systems............................                                   (8,116.8)
Pro forma effect of the UVC Note...........................................                                      347.3
                                                                                                             ---------
Pro forma interest expense adjustment......................................                                  $  (648.6)
                                                                                                             ==========

                    FRONTIERVISION OPERATING PARTNERS, L.P.

                              UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS
                     (FOR THE YEAR ENDED DECEMBER 31, 1995)
                                (In $ thousands)

                                     ----------------------------------------------------------------------
                                                                EXISTING SYSTEMS
                                     ----------------------------------------------------------------------
                                     ACTUAL FOR THE                                            LONGFELLOW
                                       PERIOD FROM                                            SYSTEMS AND
                                        INCEPTION                                              AMERICABLE
                                      (APRIL 17) TO       UVC SYSTEMS        C4 SYSTEMS         SYSTEMS
                                     DECEMBER 31(a)      ACQUISITION(b)     ACQUISITION      ACQUISITIONS(c)
                                     ---------------     --------------     ------------     --------------
STATEMENT OF OPERATIONS
 Revenues........................              4,369             25,417           11,756              2,561
 Expenses
   System operations.............              2,311             13,098            6,735              1,662
   Corporate administrative
    expense......................                127              1,270              546                347
   Depreciation and
    amortization.................              2,308              9,625            5,552                354
   Pre-acquisition expenses......                940
                                     ---------------     --------------     ------------     --------------
 Operating income (loss).........            (1,317)              1,424           (1,077)               198
 Interest expense, net...........            (1,386)             (4,087)          (8,208)               (35)
 Other income (expense)..........
 Minority interest in loss of
   subsidiary....................                                                    103
                                     ---------------     --------------     ------------     --------------
 Net income (loss) before income
   taxes.........................            (2,703)             (2,663)          (9,182)               163
 Provision for income taxes......
                                     ---------------     --------------     ------------     --------------
 Net income (loss)...............            (2,703)             (2,663)          (9,182)               163
                                     ===============     ==============     ============     ==============

                                     ----------------------------------------------------------------------
                                                                EXISTING SYSTEMS
                                     ----------------------------------------------------------------------
                                                        PRO FORMA                                 SUBTOTAL
                                                     ADJUSTMENTS FOR         PRO FORMA           PRO FORMA
                                                     EXISTING SYSTEMS       ADJUSTMENTS         OFFERING AND
                                     COX SYSTEMS        AND SENIOR            FOR THE             EXISTING
                                     ACQUISITION     CREDIT FACILITY        OFFERING(j)           SYSTEMS
                                     -----------     ----------------       -----------         ------------
STATEMENT OF OPERATIONS
 Revenues........................         26,724                                                      70,827
 Expenses
   System operations.............         12,545                 (491)(d)                             35,860
   Corporate administrative
    expense......................          1,630               (2,015)(e)                              1,905
   Depreciation and
    amortization.................          8,549                8,653(f)                              35,041
   Pre-acquisition expenses......                                                                        940
                                     -----------     ----------------       -----------         ------------
 Operating income (loss).........          4,000               (6,147)                                (2,919)
 Interest expense, net...........             79               (6,069)(g)        (6,344)(k)          (26,050)
 Other income (expense)..........

 Minority interest in loss of
   subsidiary....................                                (103)(h)
                                     -----------     ----------------       -----------         ------------
 Net income (loss) before income
   taxes.........................          4,079              (12,319)           (6,344)             (28,969)
 Provision for income taxes......         (3,997)               3,997(i)
                                     -----------     ----------------       -----------         ------------
 Net income (loss)...............             82               (8,322)           (6,344)             (28,969)
                                     ===========     ================       ===========         ============

                                     ----------------------------------------------------------------------
                                                               ACQUISITION SYSTEMS
                                     ----------------------------------------------------------------------

                                                                       GRASSROOTS
                                                                          AND                   PRO FORMA
                                         ACE            TRIAX          PENN/OHIO               ADJUSTMENTS
                                       SYSTEMS         SYSTEMS          SYSTEMS              FOR ACQUISITION
                                     ACQUISITION     ACQUISITION      ACQUISITIONS               SYSTEMS
                                     -----------     ------------     ------------           ---------------
STATEMENT OF OPERATIONS
 Revenues........................         28,088           17,780            3,828
 Expenses
   System operations.............         15,829            8,438            2,415                      (993)(l)
   Corporate administrative
    expense......................            843            1,168              247                      (955)(m)
   Depreciation and
    amortization.................         11,284            7,344            1,311                     6,295(n)
   Pre-acquisition expenses......
                                     -----------     ------------     ------------           ---------------
 Operating income (loss).........            132              830             (145)                   (4,347)
 Interest expense, net...........        (22,366)          (3,316)            (715)                   10,166(o)
 Other income (expense)..........           (558)                                                        558(p)
                                              48                                                         (48)(q)
 Minority interest in loss of
   subsidiary....................
                                     -----------     ------------     ------------           ---------------
 Net income (loss) before income
   taxes.........................        (22,744)          (2,486)            (860)                    6,329
 Provision for income taxes......
                                     -----------     ------------     ------------           ---------------
 Net income (loss)...............        (22,744)          (2,486)            (860)                    6,329
                                     ===========     ============     ============           ===============

                                     ----------------------------------------------------------------------
                                                       PRO FORMA
                                                       EFFECT OF
                                                       PROPOSED
                                                        SALE OF
                                       PRO FORMA          THE
                                     EFFECT OF THE     DISPOSITION     PRO FORMA
                                      UVC NOTE(r)      SYSTEMS(t)      COMBINED
                                     -------------     ---------       ---------
STATEMENT OF OPERATIONS
 Revenues........................                         (3,561)        116,962
 Expenses
   System operations.............                         (1,823)         59,726
   Corporate administrative
    expense......................                           (179)          3,029
   Depreciation and
    amortization.................                         (1,555)         59,720
   Pre-acquisition expenses......                                            940
                                     -------------     ---------       ---------
 Operating income (loss).........                             (4)         (6,453)
 Interest expense, net...........              694(s)      1,297(u)      (40,290)
 Other income (expense)..........

 Minority interest in loss of
   subsidiary....................
                                     -------------     ---------       ---------
 Net income (loss) before income
   taxes.........................              694         1,293         (46,743)
 Provision for income taxes......
                                     -------------     ---------       ---------
 Net income (loss)...............              694         1,293         (46,743)
                                      ============     =========       =========

      FOOTNOTES TO PRO FORMA FINANCIAL INFORMATION AS OF DECEMBER 31, 1995
                                 (In thousands)

(a) Includes the results of operations of the systems purchased from UVC from and including November 9, 1995 and the results of operations of the systems purchased from Longfellow from and including November, 21, 1995.
(b) Historical results for the period prior to acquisition (January 1, 1995 to November 8, 1995).
(c) Historical results for the systems purchased from Longfellow for the period from January 1, 1995 to November 20, 1995 and of the systems purchased from Americable for the year ended December 31, 1995.
(d) Represents the estimated cost savings of $491 due to the elimination of duplicative functions and personnel attributable to the C4, Americable and Cox systems.
(e) Represents the elimination of management fees and allocated overhead costs of $3,793 and the inclusion of the Company's estimated incremental overhead costs of $1,778 attributable to the C4, Americable and Cox systems.
(f) Represents additional depreciation and amortization of $8,653 resulting from the application of purchase accounting to the purchase of the Existing Systems.
(g) Adjustments to interest expense are calculated as if all indebtedness incurred to effect the purchase of the Existing Systems and all other indebtedness outstanding as of June 30, 1996 had been outstanding since January 1, 1995. Interest expense is calculated assuming indebtedness accrues interest as follows:

                                                                      -----------------------------------------
                                                                                                     PRO FORMA
                                                                      PRINCIPAL     INTEREST RATE     EXPENSE
                                                                      ----------    -------------    ----------
        Outstanding Senior Credit Facility--revolving facility.....   $ 20,000.0             8.19%   $  1,638.0
        Outstanding Senior Credit Facility--tranche A..............    100,000.0             8.25%      8,250.0
        Outstanding Senior Credit Facility--tranche B..............     90,000.0             8.75%      7,875.0
        Outstanding UVC Note.......................................      7,200.0            11.50%        828.0
        Obligation under capital leases............................         59.0                            0.9
                                                                      ----------
        Total indebtedness--Existing Systems.......................    217,259.0
        Amortization of deferred financing fees....................      5,876.0       7 year avg         839.4
        Unused Senior Credit Facility fees.........................     55,000.0             0.50%        275.0
                                                                                                     ----------
        Total pro forma interest expense                                                               19,706.3
        Total actual interest expense--Existing Systems                                              (13,637.0)
                                                                                                     ----------
        Pro forma interest expense adjustment                                                        $  6,069.3
                                                                                                     ==========

(h) Represents the elimination of the minority interest in earnings of C4 prior to acquisition.
(i) Represents the elimination of the provision for income taxes of Cox prior to acquisition.
(j) Represents the effect of the Offering, assuming that proceeds thereof are utilized to repay a portion of the existing indebtedness under the Senior Credit Facility.
(k) Adjustments to interest expense are calculated as if the Offering had been consummated on January 1, 1995 and $193,000 of Offering net proceeds had been applied to repay a portion of the indebtedness under the Senior Credit Facility. Interest expense is calculated assuming indebtedness accrues interest as follows:

                                                                      ------------------------------------------
                                                                                                      PRO FORMA
                                                                      PRINCIPAL     INTEREST RATE      EXPENSE
                                                                      ----------    -------------    -----------
        Outstanding Senior Credit Facility--revolving facility.....   $ 17,000.0             8.19%    $  1,392.1
        Outstanding Senior Subordinated Notes......................    200,000.0            11.00%      22,000.0
        Outstanding UVC Note.......................................      7,200.0            11.50%         828.0
        Obligation under capital leases............................         59.0                             0.9
                                                                      ----------
        Total indebtedness--Existing Systems.......................    224,259.0
        Amortization of deferred financing fees....................      5,876.0       7 year avg          839.4
        Amortization of deferred financing fees--Offering..........      7,000.0     10 year life          700.0
        Unused Senior Credit Facility fees.........................     58,000.0             0.50%         290.0
                                                                                                     -----------
        Total pro forma interest expense                                                                26,050.4
        Pro forma interest expense--Existing Systems                                                  (19,706.3)
                                                                                                     -----------
        Pro forma interest expense adjustment                                                         $  6,344.1
                                                                                                     ===========

(l) Represents the estimated cost savings of $993 due to the elimination of duplicative functions and personnel attributable to the ACE, Triax, Grassroots and Penn/Ohio systems.
(m) Represents the elimination of management fees and allocated overhead costs of $2,258 and the inclusion of the Company's estimated incremental overhead costs of $1,303 attributable to the ACE, Triax, Grassroots and Penn/Ohio systems.
(n) Represents additional depreciation and amortization of $6,295 resulting from the application of purchase accounting to the purchase of the Acquisition Systems.

(o) Represents reconciliation of the interest expense on the net incremental indebtedness used to purchase the Acquisition Systems, including the effect of the receipt of approximately $10.6 million of equity commitments pursuant to the Equity Call, the elimination of indebtedness of the Acquisition Systems and the receipt of approximately $34.4 million of equity contributions under the Rights Offering.

                                                                      -------------------------------------------
                                                                                                      PRO FORMA
                                                                       PRINCIPAL    INTEREST RATE      EXPENSE
                                                                      -----------   -------------    ------------
        Outstanding Senior Credit Facility--revolving facility.....    $ 18,388.0            8.19%      $ 1,505.4
        Outstanding Senior Credit Facility--tranche A..............     100,000.0            8.25%        8,250.0
        Outstanding Senior Credit Facility--tranche B..............      90,000.0            8.75%        7,875.0
        Outstanding Senior Subordinated Notes......................     200,000.0           11.00%       22,000.0
        Outstanding UVC Note.......................................       7,200.0           11.50%          828.0
        Obligation under capital leases............................          59.0                             0.9
                                                                      -----------
        Total indebtedness--pro forma all systems..................     415,647.0
        Amortization of deferred financing fees....................       5,876.0      7 year avg           839.4
        Amortization of deferred financing fees--Offering..........       7,000.0    10 year life           700.0
        Unused Senior Credit Facility fees.........................      56,612.0            0.50%          283.1
                                                                                                     ------------
        Total pro forma interest expense                                                                 42,281.8
        Total pro forma interest expense--Existing Systems                                             (26,050.4)
        Historical interest expense--Acquisition Systems                                               (26,397.0)
                                                                                                     ------------
        Pro forma interest expense adjustment                                                         $(10,165.6)
                                                                                                     ============

(p) Represents the elimination of forbearance costs of ACE prior to acquisition.
(q) Represents the elimination of the minority interest in earnings of ACE prior to acquisition.
(r) Represents the effect of the conversion of the UVC Note into $5.0 million of Class A Partnership Interests and the repayment of the approximately $2.5 million remaining principal and accrued and unpaid interest thereon.
(s) Represents pro forma reduction of interest expense due to the effect of the conversion and repayment of the UVC Note and accrued and unpaid interest thereon.

                                                                      ------------------------------------------
                                                                                                      PRO FORMA
                                                                       PRINCIPAL    INTEREST RATE      EXPENSE
                                                                      -----------   -------------    -----------
        Outstanding Senior Credit Facility--revolving facility.....    $ 20,121.0            8.19%     $ 1,647.9
        Outstanding Senior Credit Facility--tranche A..............     100,000.0            8.25%       8,250.0
        Outstanding Senior Credit Facility--tranche B..............      90,000.0            8.75%       7,875.0
        Outstanding Senior Subordinated Notes......................     200,000.0           11.00%      22,000.0
        Obligation under capital leases............................          59.0                            0.9
                                                                      -----------
        Total indebtedness--Existing Systems.......................     410,180.0
        Amortization of deferred financing fees....................       5,876.0      7 year avg          839.4
        Amortization of deferred financing fees--Offering..........       7,000.0    10 year life          700.0
        Unused Senior Credit Facility fees.........................      54,879.0            0.50%         274.4
                                                                                                     -----------
        Total pro forma interest expense                                                                41,587.6
        Total pro forma interest expense--Existing Systems                                            (26,050.4)
        Pro forma interest expense--Acquisition Systems                                               (16,231.4)
                                                                                                     -----------
        Pro forma interest expense adjustment                                                         $  (694.2)
                                                                                                     ===========

(t) Represents the operations of the Chatsworth, Georgia system and the Woodstock and New Market, Virginia systems.
(u) Represents pro forma reduction of interest expense due to the effect of the sale of the Disposition Systems and the use of net proceeds of approximately $16.9 million to repay a portion of the existing indebtedness under the Senior Credit Facility.

                                                                      ------------------------------------------
                                                                                                      PRO FORMA
                                                                       PRINCIPAL    INTEREST RATE      EXPENSE
                                                                      -----------   -------------    -----------
        Outstanding Senior Credit Facility--revolving facility.....    $  3,261.0            8.19%     $   266.7
        Outstanding Senior Credit Facility--tranche A..............     100,000.0            8.25%       8,250.0
        Outstanding Senior Credit Facility--tranche B..............      90,000.0            8.75%       7,875.0
        Outstanding Senior Subordinated Notes......................     200,000.0           11.00%      22,000.0
        Obligation under capital leases............................          59.0                            0.9
                                                                      -----------
        Total Indebtedness Existing Systems........................     393,320.0
        Amortization of deferred financing fees....................       5,876.0      7 year avg          839.4
        Amortization of deferred financing fees--Offering..........       7,000.0    10 year life          700.0
        Unused Senior Credit Facility fees.........................      71,739.0            0.50%         358.4
                                                                                                     -----------
        Total pro forma interest expense                                                                40,290.4
        Total pro forma interest expense--Existing Systems                                            (26,050.4)
        Pro forma interest expense--Acquisition Systems                                               (16,231.4)
        Pro forma effect of the UVC Note                                                                   694.2
                                                                                                     -----------
        Pro forma interest expense adjustment                                                        $ (1,297.2)
                                                                                                     ===========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The Company commenced operations in November 1995. The Company acquired certain cable television systems from UVC on November 9, 1995 (the "UVC Systems") and certain other cable systems from Longfellow on November 21, 1995 (the "Longfellow Systems"), from C4 on February 1, 1996 (the "C4 Systems"), from Americable on March 29, 1996 (the "Americable Systems") and from Cox on April 9, 1996 (the "Cox Systems"), for aggregate consideration of $315.3 million. See "Business--Development of the Systems--The Existing Systems" for a description of the Existing Systems. The Company has operated the Existing Systems for a limited period of time and had no operations prior to November 9, 1995. All acquisitions have been accounted for under the purchase method of accounting and, therefore, the Company's historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date.

The Company has recently acquired or entered into definitive agreements to acquire cable system assets of ACE, Triax, Grassroots and Penn/Ohio for aggregate consideration of approximately $244.4 million (subject to adjustment). See "Business--Development of the Systems--The Acquisition Systems" for a description of the Acquisition Systems. If consummated, the purchase of the Acquisition Systems will result in a substantial increase in the number of subscribers and the revenues and expenses of the Company. As a result of the Company's limited operating history and the expected effect of the purchase of the Acquisition Systems, the Company believes that its results of operations for the period ended December 31, 1995 and for the six months ended June 30, 1996 are not indicative of the Company's results of operations in the future.

RESULTS OF OPERATIONS

Actual

The following table sets forth, for the periods indicated, certain statements of operations and other data of the Company expressed in dollar amounts (in thousands) and as a percentage of revenue.

                                                           -------------------------------------------
                                                                                      APRIL 17 TO
                                                             SIX MONTHS ENDED         DECEMBER 31,
                                                              JUNE 30, 1996             1995(1)
                                                           --------------------   --------------------
                                                                         % OF                   % OF
                      In thousands                          AMOUNT     REVENUE     AMOUNT     REVENUE
                                                           ---------   --------   ---------   --------
Revenues................................................     $27,539     100.0%     $ 4,369     100.0%
Expenses
  Operating expenses....................................      13,668       49.6       2,311       52.9
  Corporate expenses....................................       1,265        4.6         127        2.9
  Depreciation and amortization.........................      13,595       49.4       2,308       52.8
  Pre-acquisition expenses..............................          --         --         940       21.5
                                                           ---------   --------   ---------   --------
Total expenses..........................................      28,528      103.6       5,686     130.1%
                                                           ---------   --------   ---------   --------
Operating income (loss).................................       (989)      (3.6)     (1,317)     (30.1)
Interest expense, net...................................     (7,304)     (26.5)     (1,386)     (31.7)
                                                           ---------   --------   ---------   --------
Net loss................................................    $(8,293)     (30.1)    $(2,703)     (61.9)
                                                           =========   ========   =========   ========
Other Data:
EBITDA(2)...............................................     $12,606      45.8%      $  991      22.7%

---------------
(1) Reflects the historical financial statements for the period from inception (April 17, 1995) through December 31, 1995.
(2) EBITDA represents operating income (loss) before depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Senior Credit Facility and the Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

Actual

Six months ended June 30, 1996 compared with the year ended December 31, 1995

Revenues increased 530.3% to $27.5 million in the six months ended June 30, 1996 from $4.4 million in 1995. These increases were attributable to the commencement of operations in November 1995 with the acquisition of the UVC Systems on November 9, 1995 and of the Longfellow Systems on November 21, 1995. Revenues for the six months ended June 30, 1996 reflect full period operations of the UVC Systems and the Longfellow Systems, as well as the acquisition of the C4 Systems on February 1, 1996, the Americable Systems on March 29, 1996 and the Cox Systems on April 9, 1996.

Operating and corporate expenses were reduced to 54.2% of revenues in the first six months of 1996 from 55.8% of revenues in 1995 due to initial cost-cutting measures implemented by the Company. These efforts included the establishment of centralized regional service centers in Rockland, Maine and Greeneville, Tennessee and the elimination of ten customer service offices. Employee staffing was reduced by 9.0% from pre-acquisition levels. Other cost reductions have been realized through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration.

As a result of such cost efficiencies, EBITDA increased to 45.8% of revenues in the six months ended June 30, 1996 from 22.7% of revenues in 1995.

Combined Historical Acquired Predecessor Systems

The discussion of the results of operations for the years ended December 31, 1993, 1994 and 1995 is based on the combined historical results of the Acquired Predecessor Systems (UVC, Cox and C4), which do not reflect changes in the operation or management of the Acquired Predecessor Systems that the Company has made or intends to make and are not necessarily indicative of the results that would have been achieved had such systems been owned and operated by the Company during the periods presented.

Year ended December 31, 1995 compared to the year ended December 31, 1994

Revenues increased to $68.1 million (including $4.2 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) in the year ended December 31, 1995 from $64.4 million in the year ended December 31, 1994 due to increases in service rates and internal subscriber growth. During this period, basic subscribers increased by approximately 2.9%, primarily in the Cox Systems and the C4 Systems, which grew by 1,800 and 1,200 subscribers, respectively. Basic penetration improved to 71.1% at year-end 1995 from 69.7% at year-end 1994. Premium penetration over the period declined to 42.1% at year-end 1995 from 45.9% at year-end 1994. Operating expenses grew at rates generally approximating revenue growth, increasing to $38.3 million (including $2.4 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) in the year ended December 31, 1995 from $35.4 million in the year ended December 31, 1994. EBITDA increased to $29.8 million in 1995 (including $1.8 million attributable to the operations of the UVC Systems for the period after acquisition by the Company) from $29.0 million in 1994.

Year ended December 31, 1994 compared to the year ended December 31, 1993

Revenues increased to $64.4 million in the year ended December 31, 1994 from $63.4 million in the year ended December 31, 1993, primarily due to growth in the number of basic subscribers and premium units, which increased over the period by approximately 2.9% and 20.9%, respectively. Basic penetration improved to 70.1% at year-end 1994 from 69.0% at year-end 1993, while premium penetration increased to 45.9% from 42.1% over the same period. In spite of these increases, revenue growth was inhibited by regulations relating to basic service rates which were instituted by the 1992 Cable Act. See "Legislation and Regulation" for a further discussion of recent cable television regulation. Operating expenses increased to $35.4 million in the year ended December 31, 1994 from $34.6 million in the year ended December 31, 1993. Increases in expenses were partially attributable to higher administrative costs of complying with regulatory reporting requirements under the 1992 Cable Act, as well as the addition of new services and shifting of service tiers in response to regulation. As a result, EBITDA increased modestly to $29.0 million in 1994 from $28.7 million in 1993.

Combined Historical Probable Predecessor Acquisition Systems

The discussion of the results of operations for the years ended December 31, 1993, 1994 and 1995 is based on the combined historical results of the Probable Predecessor Acquisition Systems (ACE and Triax), which do not reflect changes in the operation or management of the Probable Predecessor Acquisition Systems that the Company has made or intends to make and are not necessarily indicative of the results that would have been achieved had such systems been owned and operated by the Company during the periods presented.

Year ended December 31, 1995 compared to the year ended December 31, 1994

Revenues increased to $45.9 million in the year ended December 31, 1995 from $40.9 million in the year ended December 31, 1994, primarily due to increases in service rates, internal subscriber growth and the acquisition of approximately 9,000 subscribers in the Triax Systems during the first quarter of 1995. Over this period, the number of basic subscribers and premium units increased by approximately 7.1% and 13.1%, respectively. Basic penetration improved to approximately 73.2% at year-end 1995 from approximately 71.9% at year-end 1994. Premium penetration increased to 44.9% at year-end 1995 from 42.5% at year-end 1994. Operating expenses increased 13.4% to $26.3 million in 1995 from $23.2 million in 1994. EBITDA increased to $19.6 million in 1995 from $17.7 million in 1994.

Year ended December 31, 1994 compared to the year ended December 31, 1993

Revenues increased to $40.9 million in the year ended December 31, 1994 from $32.8 million in the year ended December 31, 1993, primarily due to internal subscriber growth and the integration of system acquisitions. In 1993, the Triax Systems completed three acquisitions, totaling over 23,000 subscribers, 90% of which were acquired in December 1993. The increase in revenues from 1993 to 1994 was largely attributable to the full period of operations of the acquired properties and a 5.0% increase in subscribers at ACE. Basic subscribers and premium units in the Acquisition Systems increased over the period by approximately 4.1% and 17.2%, respectively. Basic penetration improved to 71.9% at year-end 1994 from 69.3% at year-end 1993, while premium penetration increased to 42.5% from 36.4% over the same period. Operating expenses grew 28.5% to $23.2 million in 1994, an increase of 28.5% from $18.1 million in 1993, due in part to regulatory related expenses. EBITDA increased to $17.7 million in 1994 from $14.7 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

The cable television business generally requires substantial capital for the construction, expansion and maintenance of the delivery system. In addition, the Company has pursued, and intends to pursue in the future, a business strategy which includes selective acquisitions. The Company has financed these expenditures through a combination of cash from operations, indebtedness from outside sources and equity capital from its partners. On a pro forma basis for the Existing Systems, for the six months ended June 30, 1996, the Company's EBITDA totaled $17.0 million and was sufficient to meet the Company's debt service obligations, working capital and capital expenditure requirements with the exception of the acquisition of the C4 Systems and the Cox Systems, which were funded by borrowings under the Senior Credit Facility. As of June 30, 1996, the Company had outstanding indebtedness under the Senior Credit Facility of $210.0 million. This debt was used principally for the acquisition of the Existing Systems. In addition to this debt, the Company had additional availability of $55.0 million under the Senior Credit Facility. Pro forma for the Transactions, the Company would have had $193.3 million outstanding and availability of $71.7 million under the Senior Credit Facility. See "Credit Arrangements of the Company" for a further discussion of the Company's credit facilities. From November 1995 to June 30, 1996, in connection with the acquisitions of the Existing Systems, the Company received aggregate equity contributions of approximately $105.0 million of the initial $119.9 million of commitments for equity contributions from existing partners of FVP available for use by the Company. The Company has received an additional $10.6 million of equity contributions pursuant to the Equity Call. In September 1996, the Company consummated the Rights Offering pursuant to which $75.8 million in further equity will be available. It is anticipated that following consummation of the Transactions, approximately $41.4 million of proceeds from the Rights Offering will be available to fund additional acquisitions. The size of the equity commitments to be made available to the Company through the Rights Offering may be reduced if no later than six months after the closing of the Rights Offering, the General Partner and the Advisory

Committee of FVP determine that the remaining equity commitments exceed the Company's projected requirements. Such remaining equity commitments will expire on June 30, 1997, subject to the election by the General Partner and approval by the Advisory Committee to extend the commitment period to June 30, 1998. See "Management" and "The Partnership Agreements." On an actual basis, representing solely the Company's results for the six months ended June 30, 1996, EBITDA was $12.6 million with outstanding indebtedness at June 30, 1996 of $217.3 million.

Historically, the combined EBITDA of substantially all of the Existing Systems totaled approximately $28.7 million, $29.0 million and $28.1 million for the years ended December 31, 1993, 1994 and 1995, respectively. For the same periods, the combined EBITDA of substantially all of the Acquisition Systems was $14.7 million, $17.7 million and $19.6 million, respectively.

CAPITAL EXPENDITURES

From November 9, 1995 to June 30, 1996, the Company had capital expenditures (exclusive of system acquisitions) of approximately $3.9 million which were financed through cash flows from operations. Capital expenditures included expansion and improvements of existing cable properties, plant and equipment, maintenance of existing equipment and the addition of new subscribers necessitating cable line drops and extension of cable plant facilities and installations.

During the first six months of 1996, the Company's capital expenditures were approximately $3.4 million. These expenditures were incurred primarily to establish and equip regional service centers, to upgrade existing plant and facilities and to build out facilities to previously unserved areas. On a pro forma basis for that period, the Existing Systems and the Acquisition Systems expended approximately $10.0 million in capital expenditures, primarily for extensions of cable plant facilities and for system rebuilds. Pro forma for the purchase of the Acquisition Systems, the Company expects capital expenditures to total approximately $117 million over the period ending December 31, 2001. Of that amount, approximately $59 million will be used to upgrade the technical platform of substantially all of the Company's systems to at least 400 MHz to 450 MHz, approximately $13 million will be invested in addressable converters, primarily for its two primary operating regions, approximately $19 million will be used to build out the system to new homes and the balance of approximately $26 million will be used for repair and maintenance. In general, the Company expects to expend approximately $126 per subscriber over the two years ending December 31, 1998. The Company intends to finance such capital expenditures through operating cash flow. See "Business--Business Strategy" for a discussion of the Company's capital improvement strategy.

                                    BUSINESS

GENERAL

The Company owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities, primarily concentrated in two operating regions--New England and Ohio/Kentucky--with a third, smaller group of cable television systems in the Southeast. To date, the Company has acquired strategically located cable television systems at historically attractive values, thus establishing its core geographic base and building subscriber mass. Since closing its initial acquisition in November 1995, the Company has become one of the 35 largest MSOs in the United States. The Existing Systems passed approximately 304,700 homes in six states and served approximately 217,900 basic subscribers as of June 30, 1996.

The Company has recently acquired or entered into agreements to acquire, for an aggregate purchase price of approximately $244.4 million (subject to adjustment), the Acquisition Systems which passed approximately 202,800 homes and served approximately 146,700 basic subscribers as of June 30, 1996. The Acquisition Systems primarily consist of certain significant cable television systems to be acquired from ACE and from Triax. The ACE systems, serving approximately 82,400 subscribers in Kentucky and Indiana, and the Triax systems, serving approximately 53,200 subscribers in Ohio/Kentucky and the Southeast, are contiguous or in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve economies of scale and operating efficiencies. In addition, the Company recently sold the Disposition Systems in the Southeast for an aggregate sales price of approximately $17.0 million (subject to adjustment), representing a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

As of June 30, 1996, after giving pro forma effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems passed approximately 494,300 homes and served approximately 353,800 basic subscribers, representing basic penetration of 71.6%. On such a pro forma basis, as of June 30, 1996, the Company would be one of the 25 largest MSOs in the United States and a dominant cable operator in its two primary operating regions. On the same pro forma basis, for the six months ended June 30, 1996 and for the year ended December 31, 1995, the Company had revenues of approximately $60.6 million and $117.0 million, respectively, and EBITDA of approximately $29.3 million and $53.3 million, respectively. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Senior Credit Facility and the Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

The Company focuses on cable television systems in small and medium-sized suburban and exurban markets in order to exploit unique acquisition opportunities in the cable television marketplace created by the confluence of several economic, regulatory, competitive and technical forces. The cable television industry has experienced rapid and continuing consolidation over the last several years. Operators also have been faced with the need for increased levels of capital expenditures to expand channel capacity and to provide new broadband services. In addition, in recent years cable operators have begun to face the threat of competition from new market entrants, including telephone company video programming services and DBS services. Many smaller MSOs, particularly those that were acquisitive during the late 1980's and purchased systems at significantly higher prices, are either seeking liquidity for their investors or are constrained from accessing additional capital to upgrade or rebuild aging plant to remain competitive with other video programming providers. At the same time that "financial players" and smaller operators are seeking to exit the cable television business, larger MSOs are directing their finite human and financial resources to the major urban and suburban markets, which industry analysts expect to be the first battlefield between cable television and telephone companies for "information superhighway" related services. Large MSOs are divesting less strategic systems or are trading for other assets in an effort to conserve capital, to rationalize their own geographic clusters and to increase subscriber density in their larger urban and suburban systems.

The convergence of these market forces has resulted in a large inventory of cable systems for sale in small to medium-sized markets, combined with a relatively small pool of capable buyers. As a result of this supply and demand anomaly, the Company has been able to acquire selectively cable properties at historically attractive prices. The aggregate purchase price paid by the Company for the Existing Systems was approximately $315.3 million, representing an average of 8.7 times the pro forma acquisition cash flow (as defined) of the Existing Systems.

The Company believes that other acquisition opportunities exist, and the Company is continuously engaged in discussions with other cable television system owners and operators to explore such potential opportunities. Some of these potential opportunities may involve systems serving substantial numbers of subscribers. Although the Company does not currently have definitive agreements to acquire systems other than those described herein, the Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to further enhance their operational and financial performance.

The Existing Systems and the Acquisition Systems represent the substantial completion of the first phase of the Company's business plan. Through its core acquisitions in New England and Ohio/Kentucky, the Company has established significant subscriber mass and positioned itself as a dominant cable operator in each of its primary operating regions. The Company is currently the second largest MSO in Maine, and, after giving pro forma effect to the purchase of the Acquisition Systems, as of June 30, 1996, the Company would be the second largest MSO in Kentucky and one of the largest operators of cable systems in small and medium-sized markets in southern Ohio. In the Southeast, the Company has accumulated attractive systems, which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. The next phase of the Company's business plan will focus on increasing subscriber density within its primary operating regions through selective acquisitions, integrating and streamlining business operations, making significant investment and improvements in technical plant and developing existing and new cable and broadband telecommunications services.

BUSINESS STRATEGY

The Company's objective is to increase its operating cash flow and the value of its systems by utilizing its expertise in acquiring and managing cable systems. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving at least 500,000 subscribers in geographically concentrated clusters serving 100,000 or more subscribers. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets--moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less direct competition given the lower population densities and higher costs per subscriber of installing cable plant,
(ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing entertainment alternatives, and (iii) its overhead and certain operating costs will generally be lower than those in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. Beginning with its initial acquisition in November 1995 of systems in Maine and Ohio, the Company has systematically implemented a focused acquisition and consolidation strategy within its two primary operating regions of New England and Ohio/Kentucky and its systems group in the Southeast. Going forward, the Company will seek to acquire systems that can be readily integrated into its primary operating regions, in order to maximize operating efficiencies. As a consolidator of systems within its operating regions, the Company will pursue both "fill-in" acquisitions of smaller systems as well as strategic acquisitions. The Company believes that such acquisition targets will have diminished strategic value to other prospective buyers given its geographic prominence in these regions. Consequently, the Company believes these systems can be purchased at favorable prices. The Company also opportunistically pursues acquisitions outside of its primary operating regions that can either be resold at higher prices or exchanged for systems that are contiguous to its primary operating regions. The Company has begun to execute this strategy with its Southeast systems.

IMPLEMENT OPERATING EFFICIENCIES. Upon acquiring a system, the Company implements extensive management, operational and technical changes designed to improve operating efficiencies, enhance operating cash flow and operating margins and reduce overhead through economies of scale. Within each of its operating regions, the Company has begun to streamline field operations by establishing centralized customer service facilities, installing state-of-the-art telephone systems, MIS and billing systems and eliminating duplicative functions. These changes have resulted in lower administrative costs, better trained employees and a higher level of customer service. Within the Existing Systems and the Acquisition Systems, the Company plans to consolidate up to 31 customer service and sales offices into four regional service centers and seven local payment offices. Lastly, the Company seeks to reduce technical operating costs and capital expenditures by consolidating headend facilities. In the Existing Systems and the Acquisition Systems, the Company plans to eliminate up to 59 of 202 headends. By serving more subscribers from a single distribution point, the Company has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. The Company aggressively promotes and expands services to add and retain customers and increase revenue per customer. The Company employs a coordinated array of marketing techniques, including door-to-door sales, telemarketing, direct mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. Many of the Company's customers received limited service offerings prior to acquisition and, accordingly, the Company has begun to expand and repackage the basic and premium services it offers. The Company believes that significant opportunity exists to increase service revenue by expanding the programming and pricing options available to its customers. For example, the Company introduced between three and seven new tiered and premium channels to 89% of the New England subscribers in May and June of 1996, including lower priced premium services such as The Disney Channel, Starz! and Encore. The new service launch was accompanied by an aggressive direct mail and telemarketing campaign and an average basic service rate increase. By July 1996, monthly basic subscribers and pay units in the New England operating region increased by 1.6% and 9.7%, respectively. The Company is in the process of implementing similar new programming launches and marketing campaigns in its other primary service areas. As systems are consolidated and technically enhanced, the Company will also seek to expand addressable penetration. Only approximately 27.6% of the subscribers in the Existing Systems and the Acquisition Systems access addressable technology. Addressability will enable the Company to increase revenues derived from pay-per-view movies and events and new pay services such as interactive video games, including The Sega Channel. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacity, enhance signal quality and improve technical reliability. The Company believes such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's position as the preeminent local provider of video services in its operating regions. In addition, by implementing a hybrid fiber optic-backbone/coaxial cable design across the portions of its cable plant that serve its highest subscriber densities, the Company will effectively position itself for the introduction of new broadband and interactive services. In its primary operating regions in New England and Ohio/Kentucky, the Company intends to invest up to $49 million over the next five years to establish a technical platform of at least 400 MHz to 450 MHz (54 to 62 channels) in a majority of its systems and 550 MHz to 750 MHz (78 to 100 channels) in certain of its larger markets. Over the same period, the Company plans to invest up to an additional $11 million for addressable converters in its two primary operating regions.

Additional potential for increased revenues will result as the Company develops broadband service capability for the transmission of video, voice and data services. Creating full service broadband terrestrial and satellite networks interconnecting contiguous cable systems will enable the Company's regional systems to offer a wide range of new services. These service offerings will include multi-channel pay-per-view, interactive video games, advertising insertion and the delivery of videotext or other information services. The Company's regional systems could then be interconnected, creating potential opportunities to utilize the network for services such as Internet access, regional advertising, distance learning and telemedicine. Over the longer term, potential applications for fiber interconnected networks include competitive telephone access, long distance telephone backhaul, PCS and ESMR interconnection and energy management and monitoring.

FOCUS ON THE CUSTOMER. The Company continually seeks to provide superior customer service and improve programming and service choices for its subscribers. By centralizing customer service at the regional level, all functions that directly impact subscribers--sales and marketing, customer service and administration and technical support--are implemented more quickly and effectively. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operations for its customer service functions, better coordinating service calls, increasing responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving customer service, the Company has retained local payment and technical offices to maintain its presence and visibility within its communities.

THE CABLE TELEVISION INDUSTRY

A cable television system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial, and in some instances, fiber optic cable, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the 1960's, cable television systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television system markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to receive the numerous, satellite-delivered channels carried by cable television systems which are not otherwise available via broadcast television reception.

Cable television systems offer customers various levels (or "tiers") of basic cable services consisting of (i) off-air television signals of local network, independent and educational stations, (ii) a limited number of television signals from so-called "superstations" originating from distant cities (such as WTBS, WGN and WWOR), (iii) various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television, the USA Network ("USA"), Entertainment and Sports Programming Network ("ESPN") and Turner Network Television ("TNT")), (iv) certain programming originated locally by the cable television system (such as public, governmental and educational access programs) and (v) informational displays featuring news, weather, stock market and financial reports and public service announcements. For an extra monthly charge, cable television systems also offer premium television services to their customers. These services (such as Home Box Office ("HBO"), Showtime and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenues for cable television systems. In addition to customer revenues from these services, cable television systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable television systems frequently also offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. See "--Programming, Services and Rates."

DEVELOPMENT OF THE SYSTEMS

The Existing Systems. The Company's Existing Systems include cable television systems acquired in five separate asset purchase transactions since the Company's inception. The aggregate purchase price paid by the Company for the Existing Systems was approximately $315.3 million, representing an average of
8.7 times the pro forma acquisition cash flow of such systems. As of June 30, 1996, the Company's Existing Systems passed approximately 304,700 homes and served approximately 217,900 basic subscribers and 91,300 premium units, representing basic penetration of 71.5% and premium penetration of 41.9%. The information set forth below briefly describes the five acquisitions that comprise the Existing Systems, which are organized into two primary operating regions--New England and Ohio/Kentucky--and a third, smaller group of systems in the Southeast.

UVC Systems. On November 9, 1995, the Company completed its first acquisition by acquiring the UVC Systems in Maine and Ohio for an aggregate purchase price of $120.7 million, an 8.3 times multiple of pro forma acquisition cash flow. At the date of acquisition, the UVC Systems passed approximately 116,600 homes and served approximately 87,700 basic subscribers. Approximately 50,600 subscribers in Maine formed the initial systems in the Company's New England cluster and approximately 37,100 subscribers in Ohio formed the initial systems in the Company's Ohio/Kentucky cluster.

Longfellow Systems. On November 21, 1995, the Company completed a "fill-in" acquisition by purchasing the Longfellow Systems in central Maine for an aggregate purchase price of $6.1 million, a 7.4 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Longfellow Systems passed approximately 8,700 homes and served approximately 5,100 basic subscribers, all of which were integrated into the Company's New England cluster.

C4 Systems. On February 1, 1996, the Company completed the acquisition of the C4 Systems for an aggregate purchase price of $47.6 million, an 8.2 times multiple of pro forma acquisition cash flow. At the date of acquisition, the C4 Systems passed approximately 60,300 homes and served approximately 40,400 basic subscribers. The C4 Systems, which are located in Virginia and Tennessee, formed the initial systems in the Company's Southeast region.

Americable Systems. On March 29, 1996, the Company completed a second "fill-in" acquisition by purchasing the Americable Systems in Maine for $4.7 million, a
6.5 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Americable Systems passed approximately 5,200 homes and served approximately 3,400 basic subscribers. The Americable Systems have also been integrated into the Company's New England cluster.

Cox Systems. On April 9, 1996, the Company completed the acquisition of the Cox Systems in Ohio and Kentucky for an aggregate purchase price of $136.2 million, a 9.5 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Cox Systems passed approximately 110,900 homes and served approximately 78,300 basic subscribers. The Cox Systems have been integrated into the Ohio/Kentucky cluster.

The Acquisition Systems. The Company has recently acquired or entered into agreements to acquire the Acquisition Systems for an aggregate purchase price of approximately $244.4 million (subject to adjustment). As of June 30, 1996, the Acquisition Systems passed approximately 202,800 homes and served approximately 146,700 basic subscribers and 63,000 premium units, representing basic penetration of 72.3% and premium penetration of 43.0%. As described below, many of the Acquisitions Systems are in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve operating efficiencies. The Company's purchase of the Acquisition Systems (except in the case of the purchase of the Grassroots Systems, which occurred on August 30, 1996) is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities. Although there can be no assurances that such closing conditions will be satisfied or that any of these transactions will be consummated, it is anticipated that these acquisitions will be completed in the fourth quarter of 1996. See "Risk Factors--Risks Relating to Acquisition Strategy."

ACE Systems. On July 15, 1996, the Company entered into an agreement with ACE to purchase substantially all of the assets comprising the 19 ACE Systems located in the central and northern Bluegrass region of Kentucky and adjacent southern Indiana for a purchase price of $146.0 million. The purchase price is subject to reduction in the event the number of basic subscribers or operating revenues do not meet a specified target at closing. As of June 30,

1996, the ACE Systems passed approximately 107,100 homes and served approximately 82,400 basic subscribers (75,400 in Kentucky and 7,000 in Indiana) who purchased approximately 28,100 premium service units, representing basic penetration of 77.0% and premium penetration of 34.2%. At June 30, 1996, the average monthly revenue per subscriber was $30.37. The Company intends to operate all of the ACE Systems as part of its Ohio/Kentucky cluster. On September 11, 1996, the bankruptcy court administering ACE's voluntary bankruptcy proceedings entered an order confirming ACE's plan of reorganization and approving the sale of the ACE Systems to the Company. It is anticipated that this acquisition will be completed promptly following the consummation of the Offering, although there can be no assurances that this transaction will be consummated.

Triax Systems. On May 16, 1996, the Company entered into an agreement with Triax to purchase substantially all of the assets comprising the 59 Triax Systems serving approximately 53,200 basic subscribers in Ohio, Kentucky, Virginia, West Virginia, Pennsylvania, Maryland and North Carolina for a purchase price of $85.0 million. The purchase price is subject to reduction in the event the operating revenues of the Triax Systems do not meet a specified target for the two calendar month period prior to closing. As of June 30, 1996, the Triax Systems operated at a 67.1% basic penetration and 56.5% premium penetration and generated average monthly revenue per basic subscriber of $30.28. The Company intends to operate the Kentucky, Ohio and West Virginia systems, serving approximately 28,700 basic subscribers, as part of its Ohio/Kentucky cluster. The Company intends to operate the North Carolina, Virginia, Pennsylvania and Maryland systems, serving approximately 24,500 basic subscribers, as part of its Southeast region.

Upon acquisition and the subsequent integration of the ACE Systems and the Triax Systems with the Existing Systems, the Company will serve over 200,000 subscribers in communities south of Columbus, Ohio to the southern perimeter of Lexington, Kentucky. Within this region are ten county service areas along the Interstate 75 "growth corridor," which runs from Cincinnati through Lexington to Atlanta, Georgia and is among the fastest growing areas in the region. After completion of several capital projects by 1997, it is anticipated that 30% of the Company's subscribers within this region will be served by fiber-to-the-feeder 500 MHz or 750 MHz technical plant.

Grassroots Systems. On August 30, 1996, the Company acquired the Grassroots Systems for a purchase price of approximately $9.3 million (as adjusted). As of June 30, 1996, the Grassroots Systems passed approximately 12,400 homes and served approximately 7,800 basic subscribers (5,400 in New Hampshire and 2,400 in Maine), representing basic penetration of 63.1%. The Company intends to operate the Grassroots Systems as part of its New England cluster.

Penn/Ohio Systems. On August 6, 1996, the Company entered into an agreement with SRW Penn/Ohio to purchase substantially all the assets comprising two cable television systems in Ohio and Pennsylvania (the "Penn/Ohio Systems") for a purchase price of $3.8 million. The purchase price is subject to reduction in the event that minimum subscriber thresholds are not met at closing. As of June 30, 1996, the Penn/Ohio Systems passed approximately 4,100 homes and served approximately 3,300 basic subscribers (1,700 in Ohio and 1,600 in Pennsylvania), representing basic penetration of 80.1%. The Company intends to operate the Ohio system as part of its Ohio/Kentucky cluster. The Pennsylvania system will be interconnected with the Triax Systems' Rockwood, Pennsylvania system and operated as part of the Southeast region.

The Disposition Systems. On July 24, 1996, the Company sold its Chatsworth, Georgia system, representing approximately 5,700 basic subscribers, to an affiliate of Helicon Partners for $8.7 million (subject to adjustment). On September 30, 1996, the Company sold its Woodstock and New Market, Virginia systems, representing approximately 5,100 subscribers, to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for $8.3 million (subject to adjustment). The aggregate $17.0 million sales price (subject to adjustment) for the Disposition Systems represents a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast. There can be no assurances that the Company will be able to achieve similar results in connection with any future dispositions of Existing Systems in the Southeast.

SYSTEM DESCRIPTIONS

After giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems will consist of two primary operating regions--New England and

Ohio/Kentucky--with a third, smaller group of systems in the Southeast. The following chart provides certain pro forma operating statistics as of and for the six-month period ended June 30, 1996:

               COMBINED EXISTING SYSTEMS AND ACQUISITION SYSTEMS

                                                 ------------------------------------------------------
                                                 NEW ENGLAND    OHIO/KENTUCKY    SOUTHEAST    COMBINED
                                                   CLUSTER         CLUSTER        REGION       SYSTEMS
                                                 -----------    -------------    ---------    ---------
Homes passed..................................      95,414         306,639         92,255       494,308
Basic subscribers.............................      68,591         229,097         56,124       353,812
Basic penetration.............................       71.9%           74.7%          60.8%         71.6%
Premium units.................................      25,073          95,358         29,243       149,674
Premium penetration...........................       36.6%           41.6%          52.1%         42.3%
Avg. monthly revenue per basic subscriber.....      $28.32          $29.98         $26.43        $29.02
                                                 -----------    -------------    ---------    ---------

New England Cluster. As of June 30, 1996, after giving pro forma effect to the purchase of the Acquisition Systems, the Company passed approximately 95,400 homes and served approximately 68,600 basic subscribers and 25,100 premium units in the New England cluster, which is comprised of communities primarily in southern and coastal Maine and central New Hampshire. The majority of the Maine systems are located within a 30-60 minute driving radius of the cities of Portland and Bangor in predominantly blue-collar, middle income bedroom communities. In addition, the Company serves resort communities in Maine's Carrabassett Valley that include Sugarloaf/USA and Sunday River. Most of the approximately 5,400 subscribers in New Hampshire are within commuting distance of Laconia, Plymouth and Littleton. The 1996 median household income and projected household growth rates (from 1996 to 2001) in the New England cluster meet or exceed U.S. averages for counties with less than 100,000 households ("Comparable Counties"), according to Equifax National Decision Systems, 1996. After giving pro forma effect to the purchase of the Acquisition Systems, approximately 87% of the counties in which the Company has systems have fewer than 100,000 households.

The New England systems are currently served by 70 headends, of which up to 19 are scheduled to be eliminated over the next three years by the Company as part of its consolidation efforts. Prior to acquisition, the New England cluster was served by seven customer service locations, which the Company will consolidate over the next six months into a single regional service center in Rockland, Maine and a local payment office in Madawaska, Maine. More than 66.5% of the current plant design for the New England Systems is at 54 channels (400 MHz) or higher. Upon completion of the plant rebuild projects to fiber-to-the-feeder design by year-end 1996 in Rockland and Thomaston, Maine, 10.0% of the plant in the New England cluster will have channel capacities of 78 channels (550 MHz) or higher. Over the next five years, the Company expects to invest up to $11 million selectively to rebuild or upgrade the majority of the New England systems to at least a 54 channel technical platform to position the systems for business opportunities in advertising insertion, impulse pay-per-view, high speed data networking and Internet access. In addition, the Company plans to complete several line extension projects, which are expected to add approximately 1,000 homes passed to the New England systems by year-end 1996.

To date, the Company has added between three and seven tiered programming or premium channels to over 89.0% of its New England systems. In conjunction with the channel line-up improvements, direct mail promotions and follow-up telemarketing campaigns have enabled the Company to raise its average combined basic and tier service rates in those systems from $23.21 per month in May 1996 to $25.44 per month in June 1996. By the end of July 1996, monthly basic subscribers and pay units increased by approximately 1.6% and 9.7%, respectively. Moreover, the Company has begun to introduce addressability in the New England systems to improve revenues derived from pay-per-view and other interactive services such as video games, including The Sega Channel. As of June 30, 1996, none of the New England systems were addressable. As systems are interconnected and consolidated, the Company will more aggressively pursue spot advertising revenues, which accounted for only $0.17 per subscriber per month in June 1996.

Ohio/Kentucky Cluster. As of June 30, 1996, after giving effect to the purchase of the Acquisition Systems, the Company passed approximately 306,600 homes and served approximately 229,100 subscribers and 92,300 premium units in the Ohio/Kentucky cluster in communities primarily in southern Ohio and northern and central

Kentucky. The majority of the Ohio systems are located within a 60 minute driving distance of Cincinnati, Columbus or Toledo. The majority of the Company's Kentucky subscribers reside in the outlying communities surrounding Lexington and Ashland, Kentucky. The Company's Madison, Indiana system, which served approximately 7,000 subscribers as of June 30, 1996, is near Cincinnati. The Company's approximately 240 West Virginia subscribers reside along the Ohio River and are served from the Ohio/Kentucky systems. The 1996 median household income in the Ohio/Kentucky cluster exceeds U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996. However, growth in the number of households in the Ohio/Kentucky cluster is projected to lag that of Comparable Counties over the next five years.

Over the next three years, the Company plans to eliminate up to 32 of the 90 headends that currently serve the Ohio/Kentucky systems, which will increase the cluster's average system size to over 4,000 subscribers per headend. The Ohio/Kentucky cluster's fifteen customer service offices will be consolidated by the Company by early 1997 into two regional service centers, in Chillicothe, Ohio and Richmond, Kentucky, and five local payment offices. Over 40.0% of the current plant design for the Ohio/Kentucky systems is at 54 channels or higher, including fiber-to-the-feeder 550 MHz and 750 MHz systems in Delhi and Ironton, Ohio, Nicholasville and Cynthiana, Kentucky and Madison, Indiana. Upon completion of its current rebuild of the Chillicothe and Jackson, Ohio and Winchester, Kentucky systems by 1997, the Company will serve 26.0% of its subscribers with at least 78 channel plant. Similar to the New England cluster, the Company plans to invest significant capital selectively to rebuild or upgrade the majority of the Ohio/Kentucky systems to at least a 54 channel technical platform to position the systems for additional cable and broadband telecommunications service revenues. Over the next five years, the Company expects to invest $38 million in connection with its plant improvement program for these systems.

Currently, the Company is in the process of adding between three and six tiered programming or premium channels to its systems. Average combined basic and tier service rates in those systems are also being increased in conjunction with direct mail and telemarketing campaigns, as in the New England cluster. Similar new channel launches, rate increases and marketing programs are planned to be instituted by the Company in the majority of the Ohio systems by the end of 1996. As part of its technical improvement program, the Company plans to increase the deployment of addressable converters, which served only 42.0% of the Ohio/Kentucky subscribers as of June 30, 1996, and more aggressively market pay-per-view and other interactive services such as video games. In addition, the systems acquired from Cox and those to be acquired from ACE generated significant spot advertising revenues, averaging $0.76 and $1.32 per subscriber per month, respectively, in 1995. The Company plans to leverage these advertising sales efforts in the remaining Ohio/Kentucky systems, which averaged only $0.71 per month per subscriber in June 1996.

Southeast Region. As of June 30, 1996, after giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company passed approximately 92,300 homes and served approximately 56,100 subscribers and 29,200 premium units in the Southeast region. The Southeast region is comprised of four groups of systems located in the following states: (i) Tennessee, which served approximately 16,700 basic subscribers as of June 30, 1996; (ii) North Carolina, which served approximately 15,400 basic subscribers;
(iii) Virginia/West Virginia, which served approximately 19,200 basic subscribers; and (iv) Maryland/Pennsylvania, which served approximately 4,800 basic subscribers. The Tennessee systems are located primarily in Greeneville, Tennessee and surrounding communities in Eastern Tennessee. The North Carolina systems are located between Raleigh and Rocky Mount, North Carolina. The majority of the Virginia systems are located in north central Virginia between Charlottesville and Winchester and in Eastern Virginia near Richmond and the Chesapeake Bay. The Maryland/Pennsylvania systems are located at the Maryland and Pennsylvania border. The 1996 median household income and actual and projected growth rate in the number of households (from 1990 to 2001) in the Southeast region exceed U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996.

As noted above, the Company plans either to consolidate further the Southeast region systems through acquisitions, trade the systems for properties within its primary operating regions in New England and Ohio/Kentucky, or sell the systems outright. To date, the Company has received expressions of interest to trade or sell all four system groups in this region. As such, the Company's operating and capital expenditure plans for the Southeast region will be limited to maintenance and discretionary projects that will increase the value of the systems to a potential buyer or trading partner. The Southeast systems are currently served by 41 headends. The Company has identified at least seven headends that could be eliminated by interconnected plant. Prior to the acquisitions, the Southeast region consisted of nine customer service locations. The Company has consolidated five offices from the Existing Systems into a regional service center in Greeneville, Tennessee and a local payment office in Matthews, Virginia. The Company believes that the remaining four offices of the Acquisition Systems can also be integrated into the Greeneville facility. Approximately 30% of the current plant design for the Southeast systems is at 54 channels (400 MHz) or higher. The Company will continue to evaluate capital expenditures to rebuild and upgrade plant based on the sales or trading status of the Southeast systems.

PROGRAMMING, SERVICES AND RATES

The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is typically based on a fixed fee per customer. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to the Company. In particular, the Company has negotiated programming agreements with premium service suppliers that offer cost incentives to the Company under which premium service unit prices decline as certain premium service growth thresholds are met. The Company's successful marketing of multiple premium service packages emphasizing customer value has enabled the Company to take advantage of such cost incentives. In addition, the Company is a member of a programming consortium consisting of small to medium-sized MSOs serving, in the aggregate, over three million cable subscribers. The consortium was formed to help create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and contract terms for small to medium-sized operators. Going forward, the Company intends to negotiate programming contract renewals both directly and through the consortium to obtain the best possible contract terms. The Company also has various retransmission consent arrangements with commercial broadcast stations. Some of these consents require direct payment of nominal fees for carriage. In some other instances no payment is required; however, the Company has entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations. A substantial portion of these retransmission consent agreements are required to be renewed before October 1996. There can be no assurances that such agreements can or will be renewed under similar terms. See "Legislation and Regulation."

Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, the majority of the Company's systems offer a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air and local public, governmental, home-shopping and leased access channels. The majority of the Company's systems offers, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN and TNT) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, the Company's systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as HBO, Cinemax, Showtime, The Movie Channel, Starz! and The Disney Channel. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. Such premium programming services are offered by the Company's systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable the Company's systems to take advantage of programming agreements offering cost incentives based on premium unit growth. Subscribers may subscribe for one or more premium units. Additionally, the Company plans to upgrade certain of its systems with fiber optic cable, which will allow the Company to expand its ability to use "tiered" packaging strategies for marketing premium services and promoting niche programming services. The Company believes that this ability will increase basic and premium penetration as well as revenue per subscriber.

Rates to subscribers vary from market to market and in accordance with the type of service selected. As of June 30, 1996, the average monthly basic fees for the Existing Systems was $9.09 for the basic service tier and $22.52 for the expanded basic service tier. These rates reflect reductions effected in response to the 1992 Cable Act's re-regulation of cable television industry rates, and in particular, the FCC's rate regulations implementing the 1992 Cable Act, which became effective in 1993. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. See "Legislation and Regulation."

MARKETING, CUSTOMER SERVICE AND COMMUNITY RELATIONS

The Company aggressively markets and promotes its cable television services with the objective of adding and retaining customers and increasing revenue per customer. The Company actively markets its basic and premium program packages through a number of coordinated marketing techniques, which include (i) direct door-to-door sales in targeted areas where subscriber concentration and efficiencies provide a reasonable cost of sale, (ii) telemarketing primarily for pay unit acquisition and customer satisfaction, quality control and retention,
(iii) direct mail for promotional and targeted service offers, (iv) monthly billing statement inserts and flyers for major basic subscriber campaigns, (v) local newspaper and broadcast television and radio advertising where population densities are sufficient to provide a reasonable cost of sale, and (vi) cross-channel promotion of new services such as pay-per-view.

The Company is dedicated to providing superior customer service. To meet this objective, the Company provides its customers with a full line-up of programming, a wide variety of programming options and packages, timely and reliable service and improved technical quality. The Company's employees receive ongoing training in customer service, sales and subscriber retention and technical support. In general, following a new installation, customer service representatives will follow up by telephone contact with the subscriber to assess the quality of installation and the service the subscriber is receiving and to ensure overall subscriber satisfaction. Customer service representatives and technicians are also trained to market upgrades or cross-sell services at the point of sale or service. As part of its consolidation efforts, the Company has established centralized customer service facilities, increased hours of operation, and installed state-of-the-art telephone, information and billing systems to improve responsiveness to customer needs. In addition, the Company has retained local payment and technical offices to maintain its local presence and visibility within its communities.

Recognizing that strong governmental, franchise and public relations are crucial to the overall success of the Company, an aggressive initiative has been undertaken to maintain and improve the working relationships with all governmental entities within the franchise areas. Regional managers are required to meet regularly with local officials for the purposes of keeping them advised on the Company's activities within the communities, to receive information and feedback on the Company's standing with officials and customers alike and to ensure that the Company can maximize its growth potential in areas where new housing development is occurring or where significant technical plant improvement is underway. The regional managers are also responsible for all franchise renewal negotiations as well as the maintenance of Company visibility through involvement in various community and civic organizations and charities.

TECHNOLOGICAL DEVELOPMENTS

As part of its commitment to customer service, the Company maintains high technical performance standards in all of its cable systems. Acquired and existing systems are selectively upgraded to increase channel capacity and improve picture quality and reliability for the delivery of additional programming and new services. Before committing the capital to upgrade a system, Company management carefully assesses (i) subscribers' demand for more channels,
(ii) upgrade requirements in connection with franchise renewals, (iii) which competing technologies are currently available, (iv) the likely subscriber demand for other cable and broadband telecommunications services, (v) the extent to which system improvements will increase the attractiveness of the property to a future buyer and (vi) the cost effectiveness of any such upgrades.

The following table sets forth certain information regarding the channel capacities and miles of plant for the Existing Systems and the Acquisition Systems as of June 30, 1996.

                                    --------------------------------------------------------------------------------
                                    UP TO 36    37 TO 42    43 TO 54    55 TO 62    63 TO 78    79 TO 100
                                    CHANNELS    CHANNELS    CHANNELS    CHANNELS    CHANNELS    CHANNELS      TOTAL
                                    --------    --------    --------    --------    --------    ---------    -------
EXISTING SYSTEMS:
  Number of systems..............         14          38          24          23           2            0        101
  Miles of plant.................        538       3,541       1,739       1,863         880            0      8,561
  % miles of plant...............       6.3%       41.4%       20.3%       21.8%       10.3%         0.0%     100.0%
ACQUISITION SYSTEMS:
  Number of systems..............         10          59           1          26           2            2        100
  Miles of plant.................      1,030       3,228         179       1,169         152          261      6,019
  % miles of plant...............      17.1%       53.6%        3.0%       19.4%        2.5%         4.3%     100.0%
TOTAL:
  Number of systems..............         24          97          25          49           4            2        201
  Miles of plant.................      1,568       6,769       1,918       3,032       1,032          261     14,580
  % miles of plant...............      10.8%       46.4%       13.2%       20.8%        7.1%         1.8%     100.0%

The Company's systems have an average capacity of approximately 49 channels and approximately 27.6% of the Company's subscribers currently access addressable technology. Addressable technology enables the Company, from the office or headend, to change the premium channels being delivered to each subscriber or to activate pay-per-view services. These service level changes can be effectuated without the delay or expense associated with dispatching a technician to the subscriber's home. Addressable technology also reduces premium service theft and allows the Company automatically to disconnect delinquent accounts electronically from the customer service center.

The use of fiber optic technology in concert with coaxial cable has significantly enhanced cable system performance. Fiber optics strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. To date, the Company has used fiber to interconnect headends, to eliminate headends by installing fiber backbones and to reduce amplifier cascades, thereby improving both picture quality and system reliability and gaining operational efficiencies.

Digital compression and high capacity data modems may become commercially viable within the next few years. These developments may enable an increase in system channel capacity and may allow the introduction of alternative communications delivery systems for data and voice. The Company does not currently plan to deploy digital technology, as it believes such technologies will not become cost-effective for its systems in the near term. However, the Company will continue to monitor the development of such technology and its utilization by other cable operators to assess the cost-effectiveness of widespread deployment of such technology.

FRANCHISES

Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the Cable Acts. See "Legislation and Regulation."

As of June 30, 1996, the Company held 249 franchises. These franchises, the majority of which are non-exclusive, provide for the payment of fees to the issuing authority. In all of the Existing Systems, such franchise fees are passed through directly to the customers. The Cable Acts prohibit franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permit the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. See "Legislation and Regulation."

More than 80.0% of the Company's basic subscribers are in service areas that require a franchise. The table below groups the franchises of the Existing Systems by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises as of June 30, 1996.

                                       -----------------------------------------------------------------------
                                       NUMBER OF     PERCENTAGE OF        NUMBER OF         PERCENTAGE OF
    YEAR OF FRANCHISE EXPIRATION       FRANCHISES   TOTAL FRANCHISES     SUBSCRIBERS    FRANCHISED SUBSCRIBERS
------------------------------------   ---------    ----------------     -----------    ----------------------
1996-2000...........................          92               36.9%          70,472                     38.5%
2001 and after......................         157               63.1%         112,389                     61.5%
                                       ---------    ----------------     -----------    ----------------------
     Total..........................         249              100.0%         182,861                    100.0%

The Cable Acts provide, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchising authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the Cable Acts established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation."

The Company believes that it generally has very good relationships with its franchising communities. The Company has never had a franchise revoked or failed to have a franchise renewed. In addition, all of the franchises of the Company eligible for renewal have been renewed or extended at or prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to the Company.

COMPETITION

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources and upon superior technical performance and customer service.

Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems without a franchise. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded the Company. Well-financed businesses from outside the cable industry (such as the public utilities that own the poles to which cable is attached) may become competitors for franchises or providers of competing services. In a limited number of the Company's franchise areas, the Company faces direct competition from another franchised cable television system.

Cable operators also face competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. SMATV systems offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable television systems. SMATV operators often enter into exclusive agreements with building owners or homeowners' associations, although some states have enacted laws that authorize franchised cable operators access to such private complexes. These laws have been challenged in the courts with varying results. The ability of the Company to compete for customers in residential and commercial developments served by SMATV operators is uncertain.

In recent years, the FCC and the Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service, whereby signals are transmitted by satellite to receiving facilities located on customer premises. Programming is currently available to the owners of DBS dishes through conventional, medium and high-powered satellites. DBS systems are expected to increase channel capacity and thus to provide movies, broadcast stations, and other program services comparable to those of cable television systems. Digital satellite service ("DSS") offered by DBS systems has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high upfront costs and a lack of local programming, service and equipment distribution.

While DSS presents a potential competitive threat, the Company currently has excess channel capacity available in most of its systems, as well as strong local customer service and technical support, which will enhance its ability to compete. By selectively increasing channel capacities of systems to between 54 and 100 channels and introducing new premium channels, pay-per-view and other services, the Company will seek to maintain programming parity with DSS and magnify competitive service price points. Based on internal tracking of subscriber disconnects, the Company believes it has lost less than one percent of its customers to date to DSS providers. The Company will continue to monitor closely the activity level and the product and service needs of its customer base to counter potential erosion of its market position or unit growth to DSS.

Cable television systems also compete with wireless program distribution services such as MMDS, which uses low power microwave frequencies to transmit video programming over the air to customers. Additionally, the FCC recently adopted new regulations allocating frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Because MMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be hampered in some areas by physical terrain and large buildings. In the majority of the Company's franchise service areas, prohibitive topography and limited "line of sight" access has limited, and is likely to continue to limit, competition from MMDS systems. The Company is not aware of any significant MMDS operation currently within its cable franchise service areas.

The 1996 Telecom Act eliminated the previous prohibition on the provision of video programming by local exchange telephone companies ("LECs") in their telephone service areas. Various LECs currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless (MMDS) transmission. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs may not be required, under certain circumstance, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable television systems under such franchises. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide video services. The Company believes, however, that the small to medium-sized markets in which it provides or expects to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and higher costs per subscriber of installing plant. The 1996 Telecom Act's provisions promoting facilities-based broadband competition are primarily targeted at larger markets, and its prohibition on buy outs and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." The Company believes that significant growth opportunities exist for the Company by establishing cooperative rather than competitive relationships with LECs within its service areas, to the extent permitted by law. The Company has initiated discussions with such carriers regarding possible joint ventures.

Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide nonbroadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems by LECs and other common carriers is providing facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other nonvideo services. The FCC has held spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services.

Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company.

PROPERTIES

The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer devices consist of decoding converters, which expand channel capacity to permit reception of more than twelve channels of programming. Some of the Existing Systems utilize converters that can be addressed by sending coded signals from the headend over the cable network. See "--Technological Developments."

The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns most of its service vehicles. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

The Company's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the Company's systems require maintenance and periodic upgrading to keep pace with technological advances.

LITIGATION

There are no material pending legal proceedings to which the Company is a party or to which any of its properties are subject.

EMPLOYEES

At June 30, 1996, the Company had approximately 300 equivalent full-time employees, nine of whom belonged to a collective bargaining unit. The Company considers its relations with its employees to be good.

                           LEGISLATION AND REGULATION

The cable television industry currently is regulated by the FCC and certain state and local governments. In addition, legislative and regulatory proposals under consideration by the Congress and federal agencies may materially affect the cable television industry.

The Cable Acts and the 1996 Telecom Act amended the Communications Act and established a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act is allocated between the FCC and state or local franchising authorities. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act and such proceedings may materially affect the cable television industry. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable television industry and a description of certain state and local laws.

THE TELECOMMUNICATIONS ACT OF 1996

The 1996 Telecom Act, which became effective on February 8, 1996, is the most comprehensive reform of the nation's telecommunications laws since the Communications Act. The 1996 Telecom Act is expected to cause significant changes in the marketplace for cable, telephone and other telecommunications services. Although the long term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short term, the law delegates to the FCC (and in some cases to the states) broad new rulemaking authority. The new law requires many of these rulemakings to be completed in a very limited period of time. The following is a brief summary of the important features of the 1996 Telecom Act that will affect the cable and telephone industries.

Cable Communications. The 1996 Telecom Act deregulates CPST rates for most MSOs (including the Company) after March 31, 1999, except that such rates are immediately deregulated for certain small operators. Deregulation will occur sooner for systems in markets where comparable video programming services, other than DBS, are offered by local telephone companies, or their affiliates, or by third parties using the local telephone company's facilities, or where "effective competition" is established under the 1992 Cable Act. The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by prohibiting regulation of bulk discount rates offered to multiple dwelling units (except that a cable operator may not charge predatory prices to a multiple dwelling unit) and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecom Act eliminates the right of individual customers to file rate complaints with the FCC concerning certain CPSTs and requires the FCC to issue a final order within 90 days after receipt of CPST rate complaints filed by any franchising authority after the date of enactment of the 1996 Telecom Act. The 1996 Telecom Act also modifies the existing statutory provisions governing cable system technical standards, equipment compatibility, customer notice requirements and program access, permits certain operators to include losses incurred prior to September 1992 in setting regulated rates and repeals the three-year anti-trafficking prohibition adopted in the 1992 Cable Act.

The 1996 Telecom Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the telephone company/cable television cross-ownership prohibition that had been codified by the 1984 Cable Act, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a nondiscriminatory basis. Under certain circumstances, cable operators also will be able to offer services through open video systems. The 1996 Telecom Act also prohibits a local telephone company from acquiring a cable operator in its telephone service area except in limited circumstances, such as where a nonurbanized franchise area has a population of less than 35,000 or pursuant to an FCC waiver.

Telephone. The 1996 Telecom Act removes barriers to entry in the local telephone exchange market that is now monopolized by the seven Regional Bell Operating Companies ("RBOCs") and other LECs by preempting state and

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local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators and long distance companies. At the same time, the new law eliminates the prospective effects of the AT&T, GTE and McCaw consent decrees and permits the RBOCs to enter the market for long distance services (through a separate subsidiary) after they satisfy certain competitive requirements intended to open the local telephone markets to competition. The 1996 Telecom Act also permits interstate utility companies to enter the telecommunications market for the first time.

While the 1996 Telecom Act imposes new requirements with regard to interconnection, it also directs the FCC to substantially relax much of its regulation of telecommunications providers. The FCC may, for example, forbear from applying any regulation if it finds, inter alia, that forbearance would be consistent with the public interest and would promote competition. The new law also eliminates or streamlines many of the requirements applicable to local exchange carriers, such as the requirement to obtain prior approval of the extension or construction of telephone plant. In addition, the 1996 Telecom Act requires the FCC and states to review universal service programs and to encourage access to advanced telecommunications services by schools, libraries and other public institutions.

Other Communications Services. In addition to these provisions governing regulation of specific segments of the market, the 1996 Telecom Act also contains provisions regulating the content of video programming and computer services. Specifically, the new law prohibits the use of computer services to transmit "indecent" material to minors. Several special three-judge federal district courts have issued preliminary injunctions enjoining the enforcement of these provisions as unconstitutional to the extent they regulated the transmission of indecent material. The 1996 Telecom Act also requires the FCC to prescribe guidelines for a ratings system for violent and indecent video programming (unless video programming distributors adopt voluntary guidelines) and requires all new television sets to contain a so-called "V-chip" capable of blocking all programs with a given rating. The new law also substantially relaxes current broadcast ownership rules by eliminating, among other things, the statutory broadcast/cable television cross-ownership restriction that had been codified by the 1984 Cable Act and by directing the FCC to eliminate its network/cable cross-ownership regulation and review the need for its rule prohibiting broadcast/cable cross-ownership.

Rate Regulation. Prior to April 1, 1993, virtually all cable systems were free to adjust cable service rates without obtaining local governmental approval. The 1992 Cable Act authorized rate regulation for certain cable communications services and equipment in communities that are not subject to "effective competition" as defined by federal law. Under the 1992 Cable Act virtually all cable television systems were subject to rate regulation for basic cable service and equipment by local officials under the oversight of the FCC, which prescribed detailed guidelines for such rate regulation. The 1992 Cable Act also required the FCC to resolve complaints about rates for nonbasic cable programming services (other than programming offered on a per channel or per program basis) and to reduce any such rates found to be unreasonable. The 1992 Cable Act limited the ability of cable television systems to raise rates for basic and certain cable programming services (collectively the "Regulated Services") and eliminated the 5% annual basic service rate increase permitted by the 1984 Cable Act without local approval. Cable services offered on a per channel (a la carte) or per program (pay-per-view) basis are not subject to rate regulation by either local franchising authorities or the FCC.

The 1996 Telecom Act deregulates rates for CPSTs after March 31, 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs and, in certain circumstances, basic services and equipment. The deregulation of a smaller cable operator's rates only applies in franchise areas in which the small cable operator serves 50,000 or fewer subscribers. To qualify for the "small cable operator" rate deregulation under the 1996 Telecom Act, the operator (and its affiliates) must serve in the aggregate less than one percent (currently estimated by the FCC to be approximately 617,000 subscribers) of all U.S. cable television subscribers and may not be affiliated with an entity or group of entities that in the aggregate has annual gross revenues exceeding $250 million. The FCC has adopted interim rules in which it has defined "affiliate" as any entity that has a 20% or greater equity interest in the small cable operator (active or passive) or that holds de jure or de facto control over the small cable operator. The FCC is currently conducting a rulemaking to implement the 1996 Telecom Act's "small cable operator" rate deregulation, including adoption of permanent affiliation standards.

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On April 1, 1993, the FCC adopted regulations pursuant to the 1992 Cable Act governing the rates charged to customers for Regulated Services and ordered an interim freeze on these rates effective April 5, 1993. The FCC's rate regulations became effective on September 1, 1993 and the FCC's rate freeze was extended until the earlier of May 15, 1994 or the date on which a cable system's basic service rate was regulated by a franchising authority.

In implementing the 1992 Cable Act, the FCC adopted a benchmark method of regulating rates for Regulated Services. Cable operators with rates above the allowable level under the FCC's benchmark methodology may justify such rates using a cost-of-service methodology. As of September 1, 1993, cable operators subject to rate regulation whose then current rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for equipment costs and inflation and programming modifications occurring subsequent to September 30, 1992. Effective May 15, 1994, the FCC modified its benchmark methodology to require reductions of up to 17% of the rates for Regulated Services in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs and increases in certain operating costs. The FCC's modified benchmark regulations were designed to cause an additional 7% reduction in the rates for Regulated Services on top of any rate reductions implemented under the FCC's initial benchmark regulations.

The FCC's initial "going-forward" regulations limited rate increases for Regulated Services after the establishment of an initial regulated rate to an inflation-indexed amount plus increases for channel additions and certain external costs beyond the cable operator's control, such as franchise fees, taxes and increased programming costs. Under these regulations, cable operators are entitled to take a 7.5% markup on certain programming cost increases. In November 1994, the FCC modified these regulations and instituted an alternative three-year flat fee markup plan for charges relating to new channels added to the CPST. As of January 1, 1995, cable operators may charge customers for channels added to the CPST after May 14, 1994 at a monthly rate of up to $0.20 per added channel, up to a total of $1.20 plus an additional $0.30 for programming license fees per customer over the first two years of the three-year period. Cable operators may charge an additional $0.20 plus the cost of the programming in the third year (1997) for one additional channel added in that year. Alternatively, operators may increase rates by the amount of any programming license fees in connection with such added channels, provided that the total monthly rate increase per customer for the added channels, including license fees, does not exceed $1.50 over the first two years, and $1.70, plus any increase in the license fees for the added channels, in the third year. Operators must make a one-time election to use either the $0.20 per channel adjustment or the 7.5% markup on programming cost increases for all channels added after December 31, 1994. The FCC is currently considering whether to modify or eliminate the regulation allowing operators to receive the 7.5% markup on increases in existing programming license fees.

In November 1994, the FCC adopted regulations permitting cable operators to create new product tiers ("NPTs") that will not be subject to rate regulation if certain conditions are met. The FCC also revised its previously adopted policy and concluded that packages of a la carte services are subject to rate regulation by the FCC as CPSTs. Because of the uncertainty created by the FCC's prior a la carte package guidelines, the FCC allows cable operators, under certain circumstances, to treat previously offered a la carte packages as NPTs.

In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which allows cable operators to increase rates for Regulated Services annually on the basis of projected increases in external costs (inflation, costs of programming, franchise-related obligations and changes in the number of regulated channels) rather than on the basis of cost increases incurred in the preceding calendar quarter. Operators electing not to recover all of their accrued external costs and inflation pass-throughs each year may recover them (with interest) in subsequent years.

In addition to rate deregulation for certain small cable operators under the 1996 Telecom Act, the FCC adopted regulations in June 1995 ("Small System Regulations") pursuant to the 1992 Cable Act that were designed to reduce the substantive and procedural burdens of rate regulation on "small cable systems." For purposes of these FCC regulations, a "small cable system" is a system serving 15,000 or fewer subscribers that is owned by or affiliated with a cable company which serves, in the aggregate, 400,000 or fewer subscribers. Under the FCC's Small System Regulations, qualifying systems may justify their regulated service and equipment rates using a simplified cost-of-service formula. The regulatory benefits accruing to qualified small cable systems under certain circum-

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stances remain effective even if such systems are later acquired by a larger cable operator that serves in excess of 400,000 subscribers. Various franchising authorities and municipal groups have requested the FCC to reconsider its Small System Regulations. The FCC recently determined that the 1996 Telecom Act does not require modification of its Small System Regulations. The Company believes that many of the Existing Systems and the Acquisition Systems currently satisfy the eligibility criteria under the FCC's Small System Regulations and would therefore be eligible to use the FCC's simplified cost-of-service methodology to justify basic service, CPST and equipment rates if regulated by a franchising authority or the FCC.

Franchising authorities are empowered to regulate the rates charged for additional outlets and for the installation, lease and sale of equipment used by customers to receive the basic service tier, such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit as defined by the FCC. The 1996 Telecom Act requires the FCC to revise its regulations to permit operators to compute regulated equipment rates by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. In November 1995, the FCC initiated a general rulemaking proposal that permits cable operators to price services uniformly across multiple franchise areas, as well as regional areas. If the FCC adopts the proposals, cable operators that provide service to clusters of systems would be permitted to charge uniform rates across large geographic areas. Because the proposal is designed to be revenue neutral, it would not affect the overall revenue that operators receive, but administrative and marketing costs could be reduced.

Cable operators required to reduce rates may also be required to refund overcharges with interest. Rate reductions will not be required where a cable operator can demonstrate that rates for Regulated Services are justified and reasonable using cost-of-service guidelines. In November 1993, the FCC ruled that operators choosing to justify above-benchmark rates through a cost-of-service submission must do so for all Regulated Services. In February 1994, the FCC adopted interim cost-of-service regulations establishing, among other things, an industry-wide 11.25% after-tax rate of return on an operator's allowable rate base and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the allowable base. In December 1995, the FCC adopted final cost-of-service rate regulations requiring, among other things, cable operators to exclude 34% of system acquisition costs related to intangible and tangible assets used to provide Regulated Services. The FCC also reaffirmed the industry-wide 11.25% after-tax rate of return on an operator's allowable rate base, but initiated a further rulemaking in which it proposes to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of return.

"Anti-Buy Through" Provisions. The 1992 Cable Act also requires cable systems to permit customers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capacity to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods, if deemed necessary. Most of the Company's cable systems do not have the technological capability to offer programming in the manner required by the statute and currently are exempt from complying with the requirement. The Company cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional nonbasic service tiers in favor of the less expensive basic cable service.

Must Carry/Retransmission Consent. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local noncommercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6,

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1993. In April 1993, a special three-judge federal district court issued a decision upholding the constitutional validity of the mandatory signal carriage requirements. In June 1994, the United States Supreme Court vacated this decision and remanded it to the district court to determine, among other matters, whether the statutory carriage requirements are necessary to preserve the economic viability of the broadcast industry. In December 1995, the district court upheld the mandatory carriage requirements of the 1992 Cable Act. In February 1996, the United States Supreme Court agreed to review this decision. The Company cannot predict the ultimate outcome of this litigation. Pending final action by the Supreme Court, the mandatory broadcast signal carriage requirements remain in effect.

As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried and have caused displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant televisions broadcast stations which various Company systems were carrying. To the extent retransmission consent fees must be paid for the continued carriage of certain television stations, the Company's cost of doing business will increase with no assurance that such fees can be recovered through rate increases.

Designated Channels. The 1984 Cable Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. In August 1996, a federal appellate court generally upheld the constitutionality of these designated channel provisions, but indicated that in certain situations the requirement to provide such channels might be found unconstitutional. The FCC has adopted rules regulating: (i) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (ii) the terms and conditions for commercial use of such channels; and (iii) the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity. The FCC is currently conducting a further rulemaking to consider adoption of a cost-based methodology to compute the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity.

Franchise Procedures. The 1984 Cable Act affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such jurisdictions. The 1992 Cable Act encourages competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without franchises, (ii) preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area, and (iii) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems. In January 1995, the FCC relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement. The 1996 Telecom Act provides that the cable/SMATV and cable/MMDS cross-ownership rules do not apply in any franchise area where the cable operator faces "effective competition" as defined by federal law. The 1996 Telecom Act also permits local telephone companies to provide video programming services as traditional cable operators with local franchises.

The 1984 Cable Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. Among the more significant provisions, the Cable Act limits franchise fees to 5% of cable system revenues and permits cable operators to obtain modification of franchise requirements by the franchising authority or judicial action if warranted by changed circumstances. The Company's franchises typically provide for payment of fees to franchising authorities in the range of 3% to 5% of "revenues" (as defined by each franchise agreement).

The 1984 Cable Act contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. The 1992 Cable Act makes several changes to the renewal process which could make it easier for a franchising authority to deny renewal. Moreover, even if the franchise is renewed, the franchising authority

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may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. The Company believes that it has generally met the terms of its franchises and has provided quality levels of service, and it anticipates that its future franchise renewal prospects generally will be favorable.

Various courts have considered whether franchising authorities have the legal right to limit franchise awards to a single cable operator and to impose certain substantive franchise requirements (i.e., access channels, universal service and other technical requirements). These decisions have been somewhat inconsistent and, until the United States Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

Ownership Limitations. Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing national customer limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the cable operator has an attributable interest. The FCC's horizontal ownership limits have been stayed because a federal district court found the statutory limitation to be unconstitutional. An appeal of that decision is pending and has been consolidated with an appeal of the FCC's regulations which implemented the national customer and channel limitation provisions of the 1992 Cable Act. The 1996 Telecom Act eliminates the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area and directs the FCC to eliminate its regulatory restrictions on cross-ownership of cable systems and national broadcasting networks and to review its broadcast-cable ownership restrictions to determine if they are necessary in the public interest.

Telephone Company Ownership of Cable Systems. The 1984 Cable Act, FCC regulations and the 1982 federal court consent decree that settled the AT&T antitrust suit regulated the provision of video programming and other information services by telephone companies. The statutory provision and corresponding FCC regulations are of particular competitive importance because telephone companies already own much of the plant necessary for cable communications operations, such as poles, underground conduit and associated rights-of-way. The 1996 Telecom Act makes far-reaching changes in the regulation of telephone companies that provide video programming services. The new law eliminates current legal barriers to competition in the local telephone and cable communications businesses, preempts legal barriers to competition that previously existed in state and local laws and regulation and sets basic standards for relationships between telecommunications providers. The 1996 Telecom Act generally limits acquisitions and prohibits certain joint ventures between LECs and cable operators in the same market. LECs or their affiliates generally are prohibited from holding greater than a 10% financial interest or any management interest in a cable operator providing cable service within the LEC's telephone service area. Similarly, cable operators and their affiliates generally are prohibited from holding greater than a 10% financial interest or any management interest in an LEC which provides telephone service in the cable operator's franchise area. An LEC and cable operator who are operating in the same market may not enter into any joint venture or partnership to provide video programming directly to subscribers or to provide telecommunications services to households within that market. There are some statutory exceptions to the buy out and joint venture prohibitions, including exceptions for certain small cable systems (as defined by federal law) and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances. The FCC and, in some cases, states are required to conduct numerous rulemaking proceedings to implement the 1996 Telecom Act. The ultimate outcome of these rulemakings, and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on the Company or its business, cannot be determined at this time.

Pole Attachment. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates through the use of a formula that it has devised. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of nonvideo services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to

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determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole.

The 1996 Telecom Act modifies the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. Additionally, within two years of enactment of the 1996 Telecom Act, the FCC is required to adopt new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment regulations will become effective five years after enactment of the 1996 Telecom Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations.

Other Statutory Provisions. The 1992 Cable Act and the 1996 Telecom Act preclude video programmers affiliated with cable companies or common carriers providing video programming directly to customers from favoring the affiliated company over competitors and require such programmers to sell their programming to other multichannel video distributors. These provisions limit the ability of cable program suppliers affiliated with cable companies or common carriers providing video programming to offer exclusive programming arrangements to their affiliates. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, customer privacy, commercial leased access channels, marketing practices, equal employment opportunity, franchise renewal and transfer, award of franchises, technical standards, consumer equipment compatibility and obscene or indecent programming. The United States Supreme Court recently held parts of the 1992 Cable Act regulating "indecent" programming on local access channels to be unconstitutional, but upheld the statutory right of cable operators to prohibit or limit the provision of "indecent" programming on commercial leased access channels.

Other FCC Regulations. The FCC has numerous rulemaking proceedings pending that will implement various provisions of the 1996 Telecom Act; it also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act that are the subject of petitions requesting reconsideration of various aspects of its rulemaking proceedings. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program nonduplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, origination cablecasting and sponsorship identification, antenna structure notification, marking and lighting, carriage of local sports programming, application of the fairness doctrine and rules governing political broadcasts, limitations on advertising contained in nonbroadcast children's programming, consumer protection and customer service, leased commercial access, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and DBS implementation. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

The 1992 Cable Act and the FCC's rules implementing it generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. The Company will continue to develop strategies to minimize the adverse impact the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on the Company's business. However, no assurances can be given that the Company will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, or the 1992 Cable Act or the 1996 Telecom Act on the Company's business.

COPYRIGHT

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty

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pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. The Company cannot predict the outcome of this legislative activity.

Cable operators may produce programming and advertising that use music controlled by the two major music performing rights organizations, ASCAP and BMI. In October 1989, the special rate court of the United States District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently established a special rate court for BMI. BMI and certain cable industry representatives recently concluded negotiations for a standard licensing agreement covering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP music in local origination and an access licensing agreement covering ASCAP music in local origination and access channels and pay-per-view programming. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be material to the Company's operations.

STATE AND LOCAL REGULATION

Cable systems are subject to state and local regulation, typically imposed through the franchising processing because they use local streets and rights-of-way. Regulatory responsibility for essentially local aspects of the cable business such as franchisee selection, billing practices, system design and construction, and safety and consumer protection remains with either state or local officials and, in some jurisdictions, with both.

Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing payment of franchise fees, franchise term, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee, indemnification of the franchising authority, use and occupancy of public streets and types of cable services provided. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, no state in which the Company operates has enacted such state level regulation. The Company cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact on the cable communications industry or the Company can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FRONTIERVISION INC.

FVOP's sole general partner is FVP, whose sole general partner is FVP GP, L.P. ("FVP GP"). FVP GP's sole general partner is FrontierVision Inc. Information with respect to the directors and executive officers of FrontierVision Inc. and Capital, respectively, is set forth below.

FRONTIERVISION INC.

                   NAME                      AGE                     POSITION
------------------------------------------   ---    ------------------------------------------
James C. Vaughn                              50     President, Chief Executive Officer and
                                                    Director
John S. Koo                                  35     Senior Vice President, Chief Financial
                                                    Officer, Secretary and Director
William Mahon                                55     Vice President of Operations
Gary T. Crosby                               44     Vice President of Development
James W. McHose                              32     Vice President and Treasurer
Todd E. Padgett                              30     Director of Finance

FRONTIERVISION CAPITAL CORPORATION

                   NAME                      AGE                     POSITION
------------------------------------------   ---    ------------------------------------------
James C. Vaughn                              50     President, Chief Executive Officer and
                                                    Director
John S. Koo                                  35     Senior Vice President, Chief Financial
                                                    Officer, Secretary and Director
James W. McHose                              32     Vice President and Treasurer

JAMES C. VAUGHN, President, Chief Executive Officer and a Director of FrontierVision Inc. and Capital and a founder of the Company, is a cable television system operator and manager with over 30 years of experience in the cable television industry. From 1987 to 1995, he served as Senior Vice President of Operations for Triax Communications Corp., a top 40 MSO, where he was responsible for managing all aspects of small and medium-sized cable television systems. These systems grew from serving 57,000 subscribers to over 376,000 subscribers during Mr. Vaughn's tenure. Prior to joining Triax Communications, Mr. Vaughn served as Director of Operations for Tele-Communications, Inc. from 1986 to 1987, with responsibility for managing the development of Chicago-area cable television systems. From 1985 to 1986, Mr. Vaughn was Division Manager for Harte-Hanks Communications. From 1983 to 1985, Mr. Vaughn served as Vice President of Operations for Bycom, Inc. From 1979 to 1983, Mr. Vaughn served as Director of Engineering for the Development Division of Cox Cable Communications Corp. From 1970 to 1979, Mr. Vaughn served as Senior Staff Engineer for Viacom, Inc.'s cable division, and as Director of Engineering for Showtime, a division of Viacom International, Inc.

JOHN S. KOO, Senior Vice President, Chief Financial Officer, Secretary and a Director of FrontierVision Inc. and Capital and a founder of the Company, has over 11 years of banking experience in the telecommunications industry. From 1990 to 1995, Mr. Koo served as a Vice President at Canadian Imperial Bank of Commerce ("CIBC"), where he co-founded CIBC's Mezzanine Finance Group, targeted at emerging media and telecommunications businesses. From 1986 to 1990, Mr. Koo was a Vice President at Bank of New England specializing in media finance. From 1984 to 1986, he was a management consultant to the financial services industry.

WILLIAM MAHON, Vice President of Operations of FrontierVision Inc. since December 1995, has over 15 years of cable television operations management experience. Prior to joining FrontierVision Inc., Mr. Mahon served as Vice President of Operations for UVC, a top 50 MSO, from 1990 to 1995, where he was responsible for the day-to-day operations of approximately 130 cable systems located in twelve states. From 1983 to 1989, Mr. Mahon served as President and General Manager of Heritage Cable Vision, a 90,000 subscriber MSO.

Mr. Mahon is a member of the Society of Cable Engineers and serves on the Board of Directors of the New England Cable Television Association.

GARY T. CROSBY, Vice President of Development of FrontierVision Inc. since October 1995, has over 22 years of experience in the cable television industry. Mr. Crosby served as Regional Manager for Triax Communications Corp., a top 40 MSO, from 1988 to 1995, where he managed 130 cable systems representing 233 franchising authorities. From 1982 to 1988, Mr. Crosby served as Regional Manager for Dowden Communications, Inc., an Atlanta-based MSO. From 1978 to 1982, he served as Vice President for Crosby Cable Company, where he was responsible for day-to-day operations. Mr. Crosby has been actively involved in the Illinois Cable Television Association (ICTA), where he served as Chairman.

JAMES W. MCHOSE, Vice President and Treasurer of FrontierVision Inc. and Capital since July 1996, has over 10 years of accounting and tax experience, including during the past six years providing tax, accounting and consulting services to companies engaged in the cable television industry. Prior to joining the Company, Mr. McHose was a Senior Manager in the Information, Communications, and Entertainment practice of KPMG Peat Marwick, LLP, where he specialized in taxation of companies in the cable television industry. In this capacity, Mr. McHose served MSOs with over 14 million subscribers in the aggregate. Mr. McHose is a member of the Cable Television Tax Professional's Institute and is a Certified Public Accountant.

TODD E. PADGETT, Director of Finance of FrontierVision Inc. since July 1995, has over five years of project management and corporate finance experience in the natural gas transmission and marketing industry, where he specialized in developing, evaluating, negotiating and financing natural gas pipeline and international power projects. From 1990 to 1995, Mr. Padgett served as Project Manager for Natural Gas Pipeline Company of America, a subsidiary of MidCon Corp., which is a division of Occidental Petroleum Corporation. Mr. Padgett is a Certified Public Accountant and has an MBA from the University of Chicago.

ADVISORY COMMITTEE

The partnership agreement of FVP provides for the establishment of an Advisory Committee to consult with and advise FVP GP, the general partner of FVP, with respect to FVP's business and overall strategy. The Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee consists of four representatives of the Attributable Class A Limited Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four Attributable Class A Limited Partners of FVP listed in "Principal Security Holders" is entitled to designate (directly or indirectly) one of the four Attributable Class A Limited Partner representatives on the Advisory Committee. The designees of J.P. Morgan Investment Corporation, 1818 II Cable Corp. (whose designee is selected by two affiliated individuals specified in the FVP Partnership Agreement), Olympus Cable Corp. and First Union Capital Partners Inc. are John W. Watkins, Richard
H. Witmer, Jr., James A. Conroy and L. Watts Hamrick, III, respectively. FVP GP's designee is Mr. Vaughn.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to FrontierVision Inc.'s Chief Executive Officer and to each of its other most highly compensated officers receiving compensation in excess of $100,000 for services rendered during the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                    ----------------------------
                                                                        ANNUAL COMPENSATION
                            NAME AND                                ----------------------------
                       PRINCIPAL POSITION                           YEAR     SALARY     BONUS(1)
-----------------------------------------------------------------   ----    --------    --------
James C. Vaughn                                                     1995    $169,635    $110,000
  President and Chief Executive Officer
John S. Koo                                                         1995      93,416      90,000
  Senior Vice President, Chief Financial Officer and Secretary

---------------
(1) Bonus paid for the employment contract year ending April 16, 1996. Mr. Vaughn and Mr. Koo deferred $35,000 and $50,000, respectively, of the bonus to the Deferred Compensation Plan described below.

401(k) PLAN

The Company established the FrontierVision Operating Partners 401(k) Plan (the "401(k) Plan") effective January 1, 1996. In general, all employees of the Company, except certain employees covered by a collective bargaining agreement, may participate in the 401(k) Plan immediately upon employment with the Company. Employees who participate in the 401(k) Plan may elect to defer and have contributed to the 401(k) Plan an amount up to 15% of such employees' eligible compensation, on a pre-tax basis. The Company makes a matching contribution to a participating employee's account under the 401(k) Plan in an amount equal to 100% of the amount of eligible compensation deferred and contributed to the employee's account, up to a maximum of 3% of such employee's eligible compensation. The Company in its discretion may also make an additional company contribution for any year. The Company's matching contribution and any additional contribution to the 401(k) Plan are subject to a five-year vesting schedule, based upon each participating employee's years of employment with the Company. Such contributions vest at the rate of 20% per year of service, so that an employee's account will be fully (100%) vested after five years of service.

DEFERRED COMPENSATION PLAN

FVP established the FrontierVision Partners, L.P. Executive Deferred Compensation Plan (the "Deferred Compensation Plan") effective January 1, 1996 to allow key employees the opportunity to defer the payment of compensation to a later date and to participate in any appreciation of FVP's business. The Deferred Compensation Plan is administered by FVP's Advisory Committee. Participation in the Deferred Compensation Plan is limited to James C. Vaughn, John S. Koo and other key executives of FVP or its affiliates approved by the Compensation Committee of the Advisory Committee (the "Compensation Committee").

Under the Deferred Compensation Plan, eligible employees may elect to defer the payment of a portion of their compensation each year up to an amount determined by the Compensation Committee. Any amount deferred is credited to a bookkeeping account, which is credited with interest at the rate of 12% per annum. Each participant's account also has a phantom equity component through which the account will be credited with earnings in excess of 12% per annum to the extent the Net Equity Value of FVP appreciates in excess of 12% per annum during the term of the deferral. Net Equity Value of FVP is determined by multiplying each cable television system's EBITDA for the most recent fiscal quarter by the weighted average multiple of EBITDA paid by FVP to acquire each cable television system; provided that if substantially all of the assets or partnership interests of FVP are sold, Net Equity Value shall be based upon such actual sale price adjusted to reflect any prior distributions to the partners and any payments during the term of the deferral to the holders of certain subordinated notes issued to the limited partners of FVP. Accounts shall be paid following
(i) the sale of all of FVP's partnership interests or upon liquidation of FVP, other than sales or liquidations which are part of a reorganization, or (ii) the death or disability of the participant prior to termination of employment with FVP. The Compensation Committee may agree to pay the account in the event the participant incurs a severe financial hardship or if the participant agrees to an earlier payment. There are four employees currently participating in the Deferred Compensation Plan, including Messrs. Vaughn and Koo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

A Compensation Committee of the Advisory Committee of FVP, consisting of Messrs. Watkins and Witmer, as representatives of J.P. Morgan Investment Corporation and 1818 II Cable Corp., respectively, sets the compensation of the executive officers of the Company. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENT

James C. Vaughn has entered into an employment agreement with FVP, dated as of April 17, 1995 (the "Employment Agreement"). The agreement provides that Mr. Vaughn will be employed as President and Chief Executive Officer of FVP. The agreement establishes a base salary to be paid to Mr. Vaughn each year which is subject to annual adjustment to reflect increases in the Consumer Price Index for All Urban Consumers, as published by the Bureau of Labor Statistics of the United States Department of Labor (or, in the event of the discontinuance thereof, another appropriate index selected by FVP, with the approval of the Advisory Committee). Mr. Vaughn's base salary may from time to time be increased if FVP shall deem it advisable to do so. For 1995, Mr. Vaughn's base salary was $275,000. In addition, he is entitled to annual bonuses up to $75,000, subject to the attainment of certain performance objectives set forth in the Employment Agreement. Pursuant to the Employment Agreement, for 1995, Mr. Vaughn received a $75,000 bonus. If FVP terminates Mr. Vaughn's employment without "cause" (as defined in the Employment Agreement), then Mr. Vaughn is entitled to receive a severance payment equal to 25% of his then base salary. Mr. Vaughn has agreed not to compete with FVP for the term of his employment with FVP and for an additional period of two years thereafter and to keep certain information in connection with FVP confidential.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's sole general partner (owning 99.9% of the partnership interests therein) is FVP. The Company's sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Operating Partners, Inc., which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP. FVP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., First Union Capital Partners, Inc., an affiliate of First Union Capital Markets Corp., and various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. FVP GP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, First Union Capital Partners, Inc., various institutional investors, James C. Vaughn and John S. Koo. See "Principal Security Holders."

As of June 30, 1996, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. have committed approximately $25,339,224 and $15,203,534, respectively, to FVP. As of June 30, 1996, FrontierVision Inc. has committed approximately $12,335 to FVP, representing commitments of approximately $8,224 and $4,112 by James C. Vaughn and John S. Koo, respectively, who are directors of FrontierVision Inc. Such capital commitments are contributed as equity to FVOP in connection with the closing of acquisitions by FVOP. As of June 30, 1996, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. have paid $22,966,588 and $13,779,953 of such commitments, respectively, to fund the closing of acquisitions by FVOP, for escrow deposits for acquisitions by FVOP under contract and for FVOP working capital requirements. In addition, in September 1996, FVP consummated the Rights Offering, pursuant to which J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. acquired additional partnership interests in FVP.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. are "Special Class A" limited partners of FVP. Upon the termination of FVP and in connection with distributions to its partners in respect of their partnership interests, J.P. Morgan Investment Corporation, First Union Capital Partners, Inc. and FVP GP will be entitled to receive "carried interest" distributions or will be allocated a portion of 15% of any remaining capital to be distributed by FVP after certain other distributions are made. See "The Partnership Agreements." J.P. Morgan Securities Inc. acted as placement agent for the initial offering of limited partnership interests of FVP (other than with respect to the investment made by J.P. Morgan Investment Corporation) and the placement of debt securities of FVP and in connection with those activities received customary fees and reimbursement of expenses.

Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and CIBC Inc., an affiliate of CIBC Wood Gundy Securities Corp., are agents and lenders under the Senior Credit Facility and have received customary fees for acting in such capacities.

                           PRINCIPAL SECURITY HOLDERS

The following table sets forth, as of June 30, 1996, (i) the units of general partnership interest and limited partnership interest of the Company beneficially owned by the directors and executive officers of FrontierVision Inc. and each person who is known to the Company to own beneficially more than 5.0% of any class of the Company's partnership interests and (ii) the units of the equity securities of FrontierVision Inc., FVP GP, FVP and the Company owned by each director or executive officer of FrontierVision Inc. named in the Summary Compensation Table and by all executive officers of the Company as a group. For a more detailed discussion of the ownership of the Company, see "Certain Relationships and Related Transactions."

  NAME AND ADDRESS OF BENEFICIAL
              OWNERS                               TYPE OF INTEREST                 % OF CLASS
-----------------------------------    -----------------------------------------    ----------
FrontierVision Partners, L.P.(1)       General Partner Interest in the Company        99.90%
1777 South Harrison Street, Suite
P-200
Denver, Colorado 80210

FVP GP, L.P.(1)                        General Partner Interest in FVP                 1.00%
1777 South Harrison Street, Suite
P-200
Denver, Colorado 80210

J.P. Morgan Investment Corporation     Limited Partnership Interest in FVP            20.47%
101 California Street, Suite 3800      (Attributable Class A Limited Partner)
San Francisco, CA 94111                Limited Partnership Interest in FVP GP         13.62%

1818 II Cable Corp.                    Limited Partnership Interest in FVP            20.18%
c/o Brown Brothers Harriman & Co.      (Attributable Class A Limited Partner)
59 Wall Street                         Limited Partnership Interest in FVP GP         13.62%
New York, NY 10005

Olympus Cable Corp.                    Limited Partnership Interest in FVP            20.18%
Metro Center--One Station Place        (Attributable Class A Limited Partner)
Stamford, CT 06920                     Limited Partnership Interest in FVP GP         13.62%

First Union Capital Partners, Inc.     Limited Partnership Interest in FVP            12.28%
One First Union Center, 18th Floor     (Attributable Class A Limited Partner)
Charlotte, NC 28288                    Limited Partnership Interest in FVP GP          8.17%

James C. Vaughn                        Stockholder of FrontierVision Inc.             66.67%
1777 South Harrison Street, Suite      Limited Partnership Interest in FVP GP         39.20%
P-200
Denver, Colorado 80210

John S. Koo                            Stockholder of FrontierVision Inc.             33.33%
1777 South Harrison Street, Suite      Limited Partnership Interest in FVP GP         11.76%
P-200
Denver, Colorado 80210

All other executive officers
and directors as a group                                                               0.00%

---------------
(1) FVOP's sole general partner (owning 99.9% of the partnership interests therein) is FVP, a Delaware limited partnership, and FVOP's sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Operating Partners, Inc., a Delaware corporation which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP, a Delaware limited partnership, and FVP's limited partners (owning 99% of the partnership interests therein) are various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James
C. Vaughn and John S. Koo, and FVP GP's limited partners (owning 99% of the partnership interests therein) consist of various institutional investors, James
C. Vaughn and John S. Koo. See "The Partnership Agreements--FVP Partnership Agreement."

                              OWNERSHIP STRUCTURE

The following chart illustrates the ownership structure of the Company.

                                 [FLOWCHART]

                           THE PARTNERSHIP AGREEMENTS

The following is a summary of certain material terms of the Agreement of Limited Partnership of FVOP, as amended (the "Company Partnership Agreement"), the First Amended and Restated Agreement of Limited Partnership of FVP, as amended (the "FVP Partnership Agreement") and the First Amended and Restated Agreement of Limited Partnership of FVP GP, as amended (the "FVP GP Partnership Agreement" and together with the Company Partnership Agreement and FVP Partnership Agreement, the "Partnership Agreements"). This summary reflects certain amendments to certain of the Partnership Agreements which will be made at or prior to the closing of the Offering. The statements under this caption are summaries and do not purport to be complete, and where reference is made to particular provisions of the Partnership Agreements, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Complete copies of the form of Partnership Agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available in the manner described in "Additional Information." All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the respective Partnership Agreement.

THE COMPANY PARTNERSHIP AGREEMENT

Organization and Duration. The Company was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), and a certificate of limited partnership of the Company was filed with the Secretary of State of Delaware on July 14, 1995. The purpose of the Company, as set forth in the Company Partnership Agreement, is to conduct and promote the business of acquiring, investing in, disposing of, operating, managing and financing cable systems and to engage in all activities necessary, desirable or incidental for such purpose.

The Company will be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (i) June 30, 2007; (ii) all of the partners of the Company approve such action in writing; (iii) the Company sells or otherwise disposes of its interest in all or substantially all of its property;
(iv) an event of withdrawal of the General Partner has occurred under the Delaware Act; or (v) an entry of a decree of judicial dissolution has occurred under the Delaware Act.

Control of Operations. The Company Partnership Agreement provides that the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of Delaware, including the right and power to manage and control the business and affairs of the Company and to delegate to one or more other persons such right and power. Upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, Chase Manhattan Bank, N.A. (the "Administrative Agent") shall be entitled to be admitted (or to have a designee of its choice admitted) as a new general partner of the Company (the "New General Partner"). On and after the admission of the New General Partner to the Company, the New General Partner shall have all powers, statutory and otherwise, possessed by general partners under the laws of Delaware and shall have the authority to manage the business and affairs of the Company and the General Partner shall have no further powers or privileges with respect to the management of the Company.

Capital Contributions. Under the Company Partnership Agreement, the partners have made certain capital contributions to the Company. Each partner of the Company may, but is not required to, make additional capital contributions to the Company. The Company Partnership Agreement provides that upon the admission of any additional Limited Partners or Substituted Limited Partners to the Company, the Company's Limited Partner shall withdraw from the Company and shall be entitled to receive the return of its capital contribution, without interest or deduction. In the event of the admission of the New General Partner to the Company, no capital contribution by the New General Partner shall be required. Following the admission of the New General Partner to the Company, if requested by the Administrative Agent, the partnership interest held by the General Partner shall be converted into a limited partnership interest and in that connection, the New General Partner may make such additional capital contributions and alter the allocation of the Company profits and losses among the partners in such manner as it determines to be appropriate to preserve the status of the Company as a partnership for federal income tax purposes.

Withdrawal or Removal of Partners. In general, no right is given to any partner of the Company to withdraw from the Company. The General Partner may admit (i) additional Limited Partners, (ii) an assignee of the Limited Partner's partnership interest in the Company as a Substituted Limited Partner of the Company and (iii) one or more additional general partners to the Company. In addition, upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, the Administrative Agent shall be entitled to be admitted (or to have a designee of its choice admitted) as a New General Partner.

Assignment of Partnership Interests. Under the Company Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in the Company only with the consent of the General Partner. The Limited Partner has no right to grant an assignee of its partnership interest in the Company the right to become a Substituted Limited Partner of the Company. Following the admission of the New General Partner to the Company, neither the General Partner nor the Limited Partner may transfer its partnership interest in the Company without the prior written consent of the New General Partner.

Class A Partnership Interests. Concurrently with or promptly after the consummation of the Offering, it is anticipated that UVC will convert $5.0 million aggregate principal amount of the UVC Note into limited partnership interests of the Company represented by the Class A Partnership Interests and the balance of the UVC Note will be repaid. Such conversion and repayment of the UVC Note are both included as part of the Transactions. The Class A Partnership Interests will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to 100% of the aggregate capital contribution represented thereby plus a return on the undistributed portion thereof at a rate of 17% per annum, compounded annually (the "Liquidation Value"). The Class A Partnership Interests also will be redeemable in full at their Liquidation Value upon consummation of the sale of all or substantially all of the Company's assets following repayment of all of the Company's indebtedness. In addition, the Class A Partnership Interests will be redeemable in full at their Liquidation Value, at the option of the holders thereof (within six months of notice to the Company) following the earlier to occur of (i) the twelfth anniversary of the issue date of such Interests or (ii) the fifth anniversary of the issue date if, as of such date, the Company has no unmatured indebtedness for borrowed money outstanding (which indebtedness was part of a major senior or subordinated debt financing).

FVP PARTNERSHIP AGREEMENT

Organization and Duration. FVP was formed as a limited partnership pursuant to the provisions of the Delaware Act, and a certificate of limited partnership of FVP was filed with the Secretary of State of Delaware on April 17, 1995. The principal purpose of FVP, as set forth in the FVP Partnership Agreement, is to
(i) acquire, invest in, own, finance, operate, improve, develop, maintain, promote, sell, dispose of and otherwise exploit cable television systems and properties and interests therein, (ii) conduct related business activities, including telephony and other communications businesses and activities that are related to FVP's cable television businesses and activities, directly or indirectly through other entities, alone or with others, and (iii) do any and all acts necessary, desirable or incidental to the accomplishment of such purpose.

FVP will be dissolved and its affairs wound up upon the earliest to occur of the following: (i) June 30, 2007; (ii) the Incapacity, withdrawal, removal or other event of withdrawal (as defined in the Delaware Act) of a General Partner; (iii) on or after the time when all of the Capital Commitments and Loan Amounts have been paid, upon the sale or other disposition by FVP of all or substantially all of the Investments it then owns; or (iv) the entry of a decree of judicial dissolution under the Delaware Act. In the case of dissolution described in clause (ii), if at such time there is at least one remaining General Partner, the remaining General Partner(s) may unanimously elect to carry on the business of FVP. In addition, within 90 days thereafter, Class A Limited Partners representing at least a majority in Interest of the remaining partners (based on their profits interests and capital interests), or such greater percentage in Interest as may be required under the Delaware Act, may agree to continue the business of FVP and to the appointment of one or more additional general partners to be effective as of the date of such event.

Control of Operations. The FVP Partnership Agreement provides that the General Partner has the full, exclusive and complete right, power and discretion to operate, manage and control the affairs and business of FVP and to make all decisions affecting FVP's affairs and business, subject to the terms and provisions of the FVP Partnership Agreement. Among, but not limited to, the limitations on its power, the General Partner does not have the right: (i) to possess any FVP property or assign rights to such property for other than a partnership purpose; (ii) to perform any act or employ any assets of FVP in contravention of the FVP Partnership Agreement; (iii) to take any action which requires approval of the Advisory Committee, unless such action shall first have been so approved; (iv) to permit FVP to take any action or operate in any manner as would cause FVP to be classified as an "investment company" for purposes of the Investment Company Act of 1940, as amended, or as would cause all or any portion of the assets of FVP to constitute "plan assets" for federal income tax purposes; (v) to admit a person as a Partner except as otherwise provided in the FVP Partnership Agreement; (vi) to transfer its Interest as General Partner, or (vii) to amend the FVP Partnership Agreement, except as provided by the FVP Partnership Agreement.

Advisory Committee. The FVP Partnership Agreement provides for the establishment of an Advisory Committee to consult with and advise the General Partner with respect to FVP's business and overall strategy. Under the FVP Partnership Agreement, the Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business, including, but not limited to, determinations with respect to (i) the acquisition by FVP of any Investment (including any cable television system acquisition), (ii) the sale, exchange or other disposition by FVP of Investments, (iii) financing or refinancing of FVP or any Operating Entity, (iv) borrowings, loans or guarantees by FVP or any Operating Entity relating to indebtedness for borrowed money, (v) capital calls under the FVP Partnership Agreement, (vi) the admission of additional partners to FVP or additional partners to the General Partner and their obligations and liabilities thereto,
(vii) the issuance of additional Interests in the General Partner and the amendment of the allocation provisions of the FVP GP Partnership Agreement,
(viii) the issuance of additional shares or transfer of capital stock of FrontierVision Inc. or the merger or consolidation of FrontierVision Inc., (ix) the creation and issuance of additional classes or series of Limited Partnership Interests and (x) the termination of the Vaughn Employment Agreement. Upon termination of the Vaughn Employment Agreement, the General Partner may be removed from FVP. In addition, the failure of the General Partner to follow any such direction of the Advisory Committee in connection with such determinations shall constitute a material breach of the FVP Partnership Agreement whereby the General Partner may be removed from FVP. As provided in the FVP Partnership Agreement, the approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee consists of four representatives of the Attributable Class A Limited Partners of FVP and one representative of the General Partner. Subject to certain conditions, each of the four Attributable Class A Limited Partners listed in "Principal Security Holders" is entitled to designate (directly or indirectly) one of the four Attributable Class A Limited Partner representatives on the Advisory Committee.

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP Partnership Agreement, the Limited Partners of FVP have no right to vote on any partnership matters. Where consent of a majority or specified percentage in Interest of the Limited Partners of FVP or of a class or classes of Limited Partners is required, such consent will be determined by reference to the aggregate Capital Commitments of the Limited Partners entitled to approve the act or thing for which approval is sought in accordance with the terms of the FVP Partnership Agreement.

Amendments and Modifications. In general, the FVP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner and a majority in Interest of the Class A and Class B Limited Partners of FVP; provided, however, the FVP Partnership Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners to (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner by the FVP Partnership Agreement, (ii) admit one or more additional Limited Partners or Substituted Limited Partners, or withdraw one or more Limited Partners in accordance with the FVP Partnership Agreement, (iii) provide any necessary information regarding any Partner, (iv) adjust certain allocations of net profit and loss with the approval of the Advisory Committee and (v) reflect any change in the amount of the Capital Commitments of any Partner in accordance with the terms of the FVP Partnership Agreement; provided, however, such amendment shall not be adopted if, in the opinion of counsel for FVP, such amendment alters, or results in the alteration of, the limited liability of the Limited Partners or the status of FVP as a partnership for federal income tax purposes.

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

Notwithstanding the foregoing, no amendment to the FVP Partnership Agreement may add to, detract from or otherwise modify the purposes of FVP. In addition, amendments with respect to certain liabilities or responsibilities of certain Limited Partners require the consent of certain Limited Partners.

Capitalization and Certain Distributions. In connection with its initial formation, FVP issued to its Limited Partners units consisting of limited partnership interests in FVP, 12% Senior Subordinated Notes due 2004 and 14% Junior Subordinated Notes due 2004. Pursuant to such transaction, and under the FVP Partnership Agreement, each General Partner and Limited Partner of FVP has made certain capital contributions and loans to FVP. The General Partner is required under the FVP Partnership Agreement to make such Capital Commitments to FVP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners are not required to make additional capital contributions to FVP in excess of their respective Capital Commitments. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP, the FVP Partnership Agreement provides that no Partner of FVP shall have the right to withdraw or demand return of its capital contribution.

The FVP Partnership Agreement provides that certain "Special" Limited Partners, in consideration of significant Capital Commitments to FVP during its initial formation, and the General Partner are entitled to receive a portion of 15% of any remaining distributions to be distributed by FVP after certain distributions are made to the Class A Limited Partners and Class B Limited Partners and the General Partner in accordance with the FVP Partnership Agreement. The Special Class A Limited Partners and the Special Class B Limited Partners will be allocated 8% (in the aggregate) of such remaining capital, in proportion to the amount of their respective Capital Commitments. The General Partner will be allocated 7% (in the aggregate) of such remaining capital; provided, however, that such percentage shall be subject to adjustment by the General Partner, with the approval of the Advisory Committee, under certain circumstances pursuant to the terms of the FVP Partnership Agreement.

Admission of Additional Partners. The General Partner is authorized, subject to certain conditions and the approval of the Advisory Committee, to cause FVP to
(i) admit additional Limited Partners to the partnership, (ii) permit any existing Limited Partner to increase its Capital Commitment or (iii) create and issue such additional classes or series of Limited Partnership Interests having such designations, preferences and relative, participating or other special rights, powers and duties as the General Partner, with the approval of the Advisory Committee, shall determine.

Preemptive Rights. The FVP Partnership Agreement provides that, except under certain circumstances, the General Partner, without the consent of a majority in Interest of the Class A Limited Partners, shall not be able to (i) issue, sell or grant (x) Limited Partnership Interests in FVP, (y) warrants, options, or other rights to purchase Limited Partnership Interests in FVP or (z) securities convertible or exchangeable for Limited Partnership Interests in FVP or (ii) permit any Limited Partner to increase its Capital Commitment to FVP until the Capital Commitments of all of the Class A Limited Partners and Class B Limited Partners have been fully drawn upon or expired. Except under certain circumstances, after the Capital Commitments of all of the Class A Limited Partners and Class B Limited Partners have been fully drawn upon or have expired, if FVP proposes to admit additional Limited Partners to the partnership or permit any Limited Partner to increase its Capital Commitment to the partnership pursuant to the FVP Partnership Agreement, the General Partner must give notice to each Limited Partner of such proposed action. Thereafter, each Limited Partner will have the right to acquire its pro rata share of any such additional Limited Partnership Interests or increase its Capital Commitment subject to the provisions of the FVP Partnership Agreement.

Rights of First Refusal; Tag-Along Rights. The FVP Partnership Agreement provides that in the event of a proposed transfer of a Limited Partnership Interest or Note by a Limited Partner (to the extent permitted under the FVP Partnership Agreement), such Limited Partner must provide 45 days' written notice to the General Partner and to all of the Class A Limited Partners and Class B Limited Partners of such proposed transfer and the proposed cash purchase price. During the first 30 days of such period, the General Partner and each of the Class A Limited Partners and Class B Limited Partners (other than any Defaulting Partner) will have the right to propose to acquire such Interest or Note, or some portion thereof, for the proposed cash purchase price. If the Partners as a group propose to acquire more than the Interest or Note, then each such Partner shall have the right to propose to acquire its pro rata portion of the Interest or Note; provided, however, that the Limited Partner that proposes such transfer shall not be obligated to sell any portion of the Interest or Note to any Partner unless the Partners have collectively proposed to purchase all of the Interest or Note.

In the case of a proposed transfer in a single transaction or a series of related transactions of fifty percent (50%) or more of the outstanding Limited Partnership Interests, if the Partners do not exercise their rights of first refusal, then, as a further condition to the transfer by a Limited Partner, such Limited Partner shall obtain for each other Class A Limited Partner and Class B Limited Partner the right to sell the same proportion of its Limited Partnership Interests as that being sold by the selling Limited Partner at the same purchase price, subject to certain adjustments.

Liability of General Partner. In general, under the FVP Partnership Agreement, FVP will indemnify and hold harmless, out of its assets, the General Partner, its partners and their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of the General Partner on behalf of FVP as a partner, officer, director, employee or agent of any other Person) against losses, damages, expenses (including reasonable attorneys' fees), judgments and settlement amounts incurred by such party by reason of actions or omissions in connection with activities performed on behalf of FVP and not constituting fraud, breach of fiduciary duty, willful misconduct or gross negligence. In the event that the General Partner of FVP ceases to be a General Partner, it shall remain liable for obligations and liabilities incurred on account of its activities as General Partner prior to the time it ceased to be a General Partner, but shall be free of any obligation or liability as a General Partner incurred on account of the activities of FVP from and after the time it ceased to be a General Partner.

Withdrawal or Removal of Partners. The General Partner may not voluntarily dissolve, retire or withdraw as a General Partner of FVP. In addition, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP. Subject to certain procedures, the General Partner may be removed at any time after the occurrence of a Vaughn Expiration Date (as defined below) or for "cause," in each case with the consent of a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee. In addition, in the event that FVP shall or would suffer an FCC Regulatory Issue due to a GP Principal or any of its Affiliates, at the request of the Advisory Committee, the General Partner shall cause the GP Principal to divest all direct and indirect Interests in FVP.

Under the FVP Partnership Agreement, "cause" is defined as one or more of the following: (i) any action by the General Partner or GP Principal which constitutes dishonesty, a violation of law or a fraud against FVP; (ii) the indictment of the General Partner or GP Principal for a felony; (iii) willful misconduct, drunkenness or abuse of any controlled substance by the General Partner or any GP Principal; (iv) any material violation by the General Partner or any GP Principal of its fiduciary obligations to FVP or the Partners; (v) any material breach by the General Partner or any GP Principal of the FVP Partnership Agreement or any material breach by FrontierVision Inc. or any GP Principal of the General Partner Partnership Agreement or (vi) in the event that FVP shall or would suffer an FCC Regulatory Issue due to the General Partner, any GP Principal or any of their Affiliates, unless such FCC Regulatory Issue is cured within 15 days after the General Partner becomes aware thereof. Under the FVP Partnership Agreement, "Vaughn Expiration Date" means the earliest of the following dates: (i) the date on which Mr. Vaughn is neither a General Partner nor a GP Principal; (ii) the date on which the Vaughn Employment Agreement is terminated pursuant to its terms, and (iii) the date on which Mr. Vaughn ceases to own beneficially for his own account, directly or indirectly, at least one of the following: (x) at least two-thirds of the General Partner's share of distributions under the FVP Partnership Agreement or (y) at least two-thirds of the Interests of the General Partner that correlate to the General Partner's share of distributions pursuant to the FVP Partnership Agreement.

Upon the removal of the General Partner, at the election of a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee, FVP shall redeem the Interest of the removed General Partner for a price equal to the fair market value thereof as determined pursuant to the FVP Partnership Agreement. In the absence of such election and approval, the General Partner's Interest in FVP shall be converted to a nonvoting, nonconvertible Limited Partnership Interest. Upon the removal of the General Partner, a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee shall have the power to appoint a new General Partner.

Mandatory Transfers. In the event of the Incapacity of a Limited Partner, to the fullest extent permitted by law, the General Partner may require the transfer of the Interest in and/or certain debt securities of FVP held by such Limited Partner. The General Partner shall provide at least 60 days' notice of such transfer. "Incapacity" is defined by the FVP Partnership Agreement to mean, as to any person, (i) the adjudication of incompetence or insanity of such person, or the Bankruptcy of such person, or (ii) the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such person. In addition, the General Partner, with the approval of the Advisory Committee, shall also have the right to cause any Defaulting Partner to transfer its Limited Partnership Interest in accordance with the FVP Partnership Agreement.

Under certain circumstances where FVP would suffer an FCC Regulatory Issue due to a Limited Partner or an Attributable Person through such Limited Partner, such Limited Partner may be required to use all commercially reasonable efforts to sell such portion of its Limited Partnership Interests as may be necessary to cure such FCC Regulatory Issue. If such Limited Partner is unable to sell its Limited Partnership Interest within 180 days of the date that the General Partner requests that such Interest be sold (or within the time established by the FCC), then for a specified period, the General Partner, with the approval of the Advisory Committee, may elect on behalf of FVP to make Buyout Payments to such Limited Partner in accordance with the FVP Partnership Agreement. The economic interest of such Limited Partner shall be deemed to have been converted into debt and such Limited Partner shall immediately cease to be a Partner.

Liability of Limited Partners. Limited Partners of FVP do not have any personal liability for the repayment or discharge of the debts and obligations of FVP; provided, however, that each Limited Partner shall be liable to FVP for its Unused Capital Commitment and Loan Amount in accordance with the terms of the FVP Partnership Agreement.

Assignment of Partnership Interests. Under the FVP Partnership Agreement, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP.

A Limited Partner may transfer all or any fraction of such Limited Partner's Limited Partnership Interest (subject in certain cases to the rights of first refusal discussed above and more fully set forth in the FVP Partnership Agreement) to another person only if such transfer meets the conditions set forth in the FVP Partnership Agreement.

FVP GP PARTNERSHIP AGREEMENT

Organization and Duration. FVP GP was formed as a limited partnership pursuant to the provisions of the Delaware Act and a certificate of limited partnership of FVP GP was filed with the Secretary of State of Delaware on April 17, 1995. The purpose of FVP GP, as set forth in the FVP GP Partnership Agreement, is to
(i) serve as general partner of FVP and (ii) do all other lawful things necessary, desirable or incidental to the accomplishment of such purposes.

FVP GP will be dissolved and its affairs wound up upon the earliest to occur of the following: (i) June 30, 2007; (ii) the Incapacity, withdrawal, removal or other event of withdrawal (as defined in the Delaware Act) of the General Partner; or (iii) the entry of a decree of judicial dissolution under the Act. In the case of dissolution described in clause (ii), if at such time there is at least one remaining General Partner, the remaining General Partner(s) may unanimously elect to carry on the business of FVP GP. In addition, within 90 days thereafter, Class X Limited Partners and Class Y Limited Partners representing at least a majority in Interest of the remaining Partners (based on their profits interests and capital interests), or such greater percentage in Interest as may be required under the Delaware Act, may agree to continue the business of FVP GP and to the appointment of one or more additional general partners to be effective as of the date of such event.

Control of Operations. The FVP GP Partnership Agreement provides that the General Partner has the full, exclusive and complete right, power and discretion to operate, manage and control the affairs and business of FVP GP and to make all decisions affecting FVP GP's affairs and business, subject to certain customary exceptions specified in the FVP GP Partnership Agreement.

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

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP GP Partnership Agreement, the Limited Partners of FVP GP have no right to vote on any partnership matters. Where consent of a majority or specified percentage in Interest of the Limited Partners of FVP GP or of a class or classes of Limited Partners is required, such consent will be determined by reference to the aggregate capital commitments of the Limited Partners entitled to approve the act or thing for which approval is sought in accordance with the terms of the FVP GP Partnership Agreement.

Amendments and Modifications. In general, the FVP GP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner and a majority in Interest of the Class X and Class Z Limited Partners of FVP GP and a majority in Interest of the Class Y Limited Partners; provided, however, the FVP GP Partnership Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners to (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner by the FVP GP Partnership Agreement, (ii) admit one or more additional Limited Partners or Substituted Limited Partners, or withdraw one or more Limited Partners in accordance with the FVP GP Partnership Agreement, (iii) provide any necessary information regarding any Partner, (iv) adjust certain allocations of net profit and loss with the consent of a majority in Interest of the Class X Limited Partners and (v) reflect any change in the amount of the Capital Commitments of any Partner in accordance with the terms of the FVP GP Partnership Agreement; provided, however, such amendment shall not be adopted if, in the opinion of counsel for FVP GP, such amendment alters, or results in the alteration of, the limited liability of the Limited Partners or the status of FVP GP as a partnership for federal income tax purposes.

Notwithstanding the foregoing, no amendment to the FVP GP Partnership Agreement may add to, detract from or otherwise modify the purposes of FVP GP. In addition, amendments with respect to certain liabilities or responsibilities of certain Limited Partners require the consent of certain Limited Partners.

Capital Contributions. Under the FVP GP Partnership Agreement, the Partners have made certain capital contributions to FVP GP. The General Partner is required under the FVP GP Partnership Agreement to make such Capital Commitments to FVP GP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners are not required to make additional capital contributions to FVP GP. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP GP, the FVP GP Partnership Agreement provides that no Partner of FVP GP shall have the right to withdraw or demand return of its capital contribution.

Rights of First Refusal. The FVP GP Partnership Agreement provides that in the event of a proposed transfer of a Limited Partnership Interest by a Limited Partner (to the extent permitted by the FVP GP Partnership Agreement), such Limited Partner must provide 45 days' written notice to the General Partner and to all of the Limited Partners of such proposed transfer and the proposed cash purchase price. During the first 30 days of such period, the General Partner and each of the Limited Partners (other than any Defaulting Partner) will have the right to propose to acquire such Interest or some portion thereof for the proposed cash purchase price. If the Partners as a group propose to acquire more than the Interest, then each such Partner shall have the right to propose to acquire its pro rata portion of the Interest; provided, however, that the Limited Partner that proposes such transfer shall not be obligated to sell any portion of the Interest to any Partner unless the Partners have collectively proposed to purchase all of the Interest.

Liability of General Partner. In general, under the FVP GP Partnership Agreement, FVP GP will indemnify and hold harmless, out of its assets, the General Partner, its partners and their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of the General Partner on behalf of FVP GP or FVP as a partner, officer, director, employee or agent of any other Person) against losses, damages, expenses (including reasonable attorneys' fees), judgments and settlement amounts incurred by such party by reason of actions or omissions in connection with activities performed on behalf of FVP GP and not constituting fraud, breach of fiduciary duty, willful misconduct or gross negligence. In the event that the General Partner of FVP GP ceases to be a General Partner, it shall remain liable for obligations and liabilities incurred on account of its activities as General Partner prior to the time it ceased to be a General Partner, but shall be free of any obligation or liability as a General Partner incurred on account of the activities of FVP GP from and after the time it ceased to be a General Partner.

Withdrawal or Removal of Partners. The General Partner may not voluntarily dissolve, retire or withdraw as a General Partner of FVP GP. In addition, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP GP. Subject to certain procedures, the General Partner may be removed at any time after the occurrence of a Vaughn Expiration Date or for "cause," in each case by the consent of a majority in Interest of the Attributable Class X and Class Y Limited Partners. In addition, in the event that FVP GP shall or would suffer an FCC Regulatory Issue due to a GP Principal or any of its Affiliates, the General Partner shall cause the GP Principal to divest all direct or indirect Interests in FVP GP.

Under the FVP GP Partnership Agreement, "cause" is defined as under the FVP Partnership Agreement. Under the FVP GP Partnership Agreement, "Vaughn Expiration Date" means the earliest of the following dates: (i) the date on which Mr. Vaughn is neither a General Partner nor a GP Principal, (ii) the date on which the Vaughn Employment Agreement is terminated pursuant to its terms and
(iii) the date on which Mr. Vaughn ceases to own beneficially for his own account, directly or indirectly, at least one of the following: (x) at least two-thirds of the Special Distribution (as defined in the FVP GP Partnership Agreement) or (y) at least two-thirds of the Interests in FVP GP that correlate to the Special Distribution.

Upon the removal of the General Partner, at the election of a majority in Interest of the Attributable Class X Limited Partners, FVP GP shall redeem the Interest of the removed General Partner for a price equal to the fair market value thereof as determined pursuant to the FVP GP Partnership Agreement. In the absence of such election and approval, the General Partner's Interest in FVP shall be converted to that of a nonvoting, nonconvertible Limited Partnership Interest. Upon the removal of the General Partner, a majority in Interest of the Attributable Class X Limited Partners shall have the power to appoint a new General Partner.

Mandatory Transfers. In the event of the Incapacity of a Limited Partner, to the fullest extent permitted by law, the General Partner may require the transfer of the Interest of such Limited Partner. The General Partner shall provide at least 60 days' notice of such transfer. "Incapacity" is defined by the FVP GP Partnership Agreement to mean, as to any person, (i) the adjudication of incompetence or insanity of such person, or the Bankruptcy of such person or
(ii) the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such person. In addition, the General Partner shall also have the right to cause any Defaulting Partner (in the case of a default by a Class X Limited Partner or Class Z Limited Partner) to transfer its Limited Partnership Interest in accordance with the FVP GP Partnership Agreement. A majority in Interest of the Class X Limited Partners shall have the right to cause any Defaulting Partner (in the case of a default by a Class Y Limited Partner) to transfer its Limited Partnership Interest in accordance with the FVP GP Partnership Agreement.

Under certain circumstances where FVP GP would suffer an FCC Regulatory Issue due to a Limited Partner or an Attributable Person through such Limited Partner, such Limited Partner may be required to use all commercially reasonable efforts to sell such portion of its Limited Partnership Interests as may be necessary to cure such FCC Regulatory Issue. If such Limited Partner is unable to sell its Limited Partnership Interest within 180 days of the date that the General Partner requests that such Interest be sold (or within the time established by the FCC), then for a specified period, the General Partner (with the consent of a majority in Interest of the Class X Limited Partners if the Limited Partner is a Class Y Limited Partner) may elect on behalf of FVP GP to make Buyout Payments to such Limited Partner in accordance with the FVP GP Partnership Agreement. The economic interest of such Limited Partner shall be deemed to have been converted into debt and such Limited Partner shall immediately cease to be a partner.

Liability of Limited Partners. Limited Partners of FVP GP do not have any personal liability for the repayment or discharge of the debts and obligations of FVP GP; provided, however, that Limited Partners shall be liable to FVP GP for their Unused Capital Commitments in accordance with the terms of the FVP GP Partnership Agreement.

Assignment of Partnership Interests. Under the FVP GP Partnership Agreement, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP GP.

A Limited Partner may transfer all or any fraction of such Limited Partner's Limited Partnership Interest (subject in certain cases to the rights of first refusal discussed above and more fully set forth in the FVP GP Partnership Agreement) to another person only if such transfer meets the conditions set forth in the FVP GP Partnership Agreement.

                       CREDIT ARRANGEMENTS OF THE COMPANY

THE SENIOR CREDIT FACILITY

On April 9, 1996, the Company entered into the $265.0 million Amended and Restated Credit Agreement with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Managing Agent, and the other lenders signatory thereto. The Company used these proceeds to refinance an existing $130.0 million senior credit facility, to finance the purchase of the Cox Systems and for general business purposes. As of June 30, 1996, borrowings under the Senior Credit Facility totaled approximately $210.0 million and are expected to be approximately $193.3 million after giving pro forma effect to the Transactions.

The Senior Credit Facility includes a $75.0 million, 8.25-year reducing revolving credit facility ("Revolving Credit Facility"), a $100.0 million, 8.25-year term loan ("Senior Term Loan") and a $90.0 million, 9.25-year term loan ("Tranche B Loan"). The Company had outstanding borrowings of $20.0 million as of June 30, 1996 under the Revolving Credit Facility bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2004. The weighted average interest rate at June 30, 1996 on the outstanding borrowings under the Revolving Credit Facility was approximately 8.19%. The Company has outstanding borrowings of $100.0 million under the Senior Term Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2004. The weighted average interest rate at June 30, 1996 on the outstanding borrowings under the Senior Term Loan was approximately 8.25%. The Company has outstanding borrowings of $90.0 million under the Tranche B Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2005. The weighted average interest rate at June 30, 1996 on the outstanding borrowings under the Tranche B Loan was approximately 8.75%. The Company has entered into interest rate protection agreements to hedge its underlying Treasury rate exposure for $110.0 million of borrowings through November 1999.

In general, the Senior Credit Facility requires the Company to use the proceeds from any equity or debt issuance or any cable system disposition to reduce indebtedness for borrowings under the Senior Credit Facility and to reduce permanently commitments thereunder unless the Company either uses such proceeds to close a permitted acquisition of cable systems or, if such closing does not occur within five days of the closing of such equity or debt issuance or system disposition, holds such proceeds in a special account pending a permitted reinvestment in a subsequent acquisition of cable systems approved by the Senior Credit Facility lenders within 180 days of such closing. However, in the event of a continuing event of default under the Senior Credit Facility, the lenders thereunder are not required to release such proceeds from such account for use for reinvestment in subsequent acquisitions. The purchase of the Grassroots Systems and Penn/Ohio Systems are permitted acquisitions under the Senior Credit Facility, subject to customary deliveries by the Company to the lenders thereunder. The lenders also have approved the purchase of the ACE Systems and Triax Systems.

The Senior Credit Facility is secured by a pledge of all limited and general partnership interests in the Company and in any subsidiaries of the Company and a first priority lien on all the tangible and intangible assets of the Company and each of its subsidiaries. In addition, in the event of the occurrence and continuance of an event of default under the Senior Credit Facility, the Administrative Agent is entitled to replace the general partner of the Company with its designee. See "The Partnership Agreements--The Company Partnership Agreement."

                            DESCRIPTION OF THE NOTES

As used below in this "Description of the Notes" section, the "Company" means FrontierVision Operating Partners, L.P., but not any of its subsidiaries, unless otherwise specified. The Notes are to be issued under an Indenture, to be dated as of October 7, 1996 (the "Indenture"), among the Issuers and Colorado National Bank, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the proposed form of Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

The Notes are joint and several obligations of the Company and Capital. The Notes will be general unsecured senior subordinated obligations of the Issuers, will be limited to $200 million aggregate principal amount and will rank subordinate in right of payment to all existing and future Senior Indebtedness. The Notes will rank pari passu in right of payment with all other senior subordinated indebtedness of the Company. At June 30, 1996, as adjusted to give effect to the Rights Offering, the borrowings under the Senior Credit Facility and the transactions described herein under "Use of Proceeds" and the other Transactions, the Company would have had approximately $193.3 million of Senior Indebtedness outstanding (including $86,000 outstanding under capital leases and excluding unused commitments of approximately $71.7 million under the Senior Credit Facility). Secured creditors of the Company will have a claim on the assets which secure such obligations prior to claims of the holders of the Notes against those assets. Capital has nominal assets and does not conduct any operations.

The Notes will mature on October 15, 2006 and will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on April 15 and October 15 of each year, commencing October 15, 1997, to the Person in whose name a Note is registered at the close of business on the preceding April 1 or October 1 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Issuers will pay principal and interest by check and may mail interest checks to a holder's registered address.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar for the Notes.

OPTIONAL REDEMPTION

The Notes are not redeemable prior to October 15, 2001, except as set forth below. The Notes will be subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after October 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning on October 15 of the years indicated:

                                      YEAR                      PERCENTAGE
                    -----------------------------------------   ----------
                    2001                                          105.50%
                    2002                                          103.67
                    2003                                          101.83
                    2004 and thereafter                           100.00

In addition, prior to October 15, 1999, the Issuers may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received by the Company from one or more Public Equity Offerings or Strategic Equity Investments, at a redemption price (expressed as a percentage of the principal amount) of 111% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption (excluding any Notes owned by the Issuers or any of their Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such Public Equity Offering or Strategic Equity Investment.

Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

The Notes will not have the benefit of any sinking fund.

SUBORDINATION

The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

Upon any payment or distribution of assets or securities of either of the Issuers of any kind or character, whether in cash, property or securities (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total liquidation or reorganization of either of the Issuers, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the holders of the Notes or the Trustee on behalf of such holders shall be entitled to receive any payment by the Issuers of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Issuers of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of either of the Issuers of any kind or character, whether in cash, property or securities (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities), to which the holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Issuers or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

No direct or indirect payment (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Issuers of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the Obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full, no direct or indirect payment (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) will be made by or on behalf of the Issuers of principal of, premium, if any, or interest on the Notes, except from those funds held in trust for the benefit of the holders of any Notes, pursuant to the procedures set forth under "--Satisfaction and Discharge of Indenture; Defeasance" below, to such holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing default or event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination" heading will not be construed as preventing the occurrence of an Event of Default described in clause (a) or (b) of the first paragraph under "--Events of Default."

By reason of the subordination provisions described above, in the event of insolvency of either of the Issuers, funds which would otherwise be payable to holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Issuers may be unable to fully meet their obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Issuers may issue additional Senior Indebtedness.

COVENANTS

The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness and the Company or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0 if the date of such Incurrence is on or before December 31, 1997 and (ii) 6.75 to 1.0 thereafter.

     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

        (a) Indebtedness under the Notes and the Indenture;

        (b) Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding on the Issue Date;

        (c) Indebtedness under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $265.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes subparagraph (i) below;

        (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of the Company owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under any Senior Indebtedness, the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or a Wholly Owned Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company as an Unrestricted Subsidiary;

        (e) guarantees by any Restricted Subsidiary of Indebtedness of the Company;

        (f) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness
             (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

        (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary which do not exceed $5.0 million in the aggregate at any one time outstanding;

        (h) Indebtedness or Disqualified Equity Interests of the Company or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of the Company or any Restricted Subsidiary Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of the Company may not be refinanced under this clause (h) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (iv) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness or Disqualified Equity Interests may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests; and

        (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of the Company (including any Indebtedness under the Senior Credit Facility that utilizes this subparagraph
             (i)) having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

Limitation on Senior Subordinated Indebtedness.  The Indenture will provide that
(i) the Issuers will not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Indebtedness and
(ii) the Company will not permit any Subsidiary Guarantor to and no Subsidiary Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than payments or distributions made to the Company or a Wholly Owned Restricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

     (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Restricted Subsidiary);

     (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

     (iv) make any Investment (other than Permitted Investments) in any Person (other than in the Company, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly Owned Restricted Subsidiary (provided the Company or a Wholly Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(such payments or any other actions (other than Permitted Investments) described in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), unless

     (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

     (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, plus (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Financial Advisor) received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash
         Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) the Company's proportionate interest in the lesser of the Fair Market Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes, (iv) the payment of any dividend or distribution on Equity Interests of the Company or any Restricted Subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such Equity Interests to pay federal and state income tax liabilities arising from income of the Company or such Restricted Subsidiary and attributable to them solely as a result of the Company or such Restricted Subsidiary (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) or (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment not to exceed $1.0 million in any calendar year.

In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) and (vi) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii) through (v) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Indenture will provide that in the event that any Restricted Subsidiary (other than a Subsidiary Guarantor), directly or indirectly, guarantees any Indebtedness of the Company other than the Notes (the "Other Indebtedness") the Company shall cause such Restricted Subsidiary to concurrently guarantee (a "Subsidiary Guarantee") the Company's Obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Company's Obligations under the Other Indebtedness (including waiver of subrogation, if any); provided, however, that if such Other Indebtedness is (i) Senior Indebtedness, the Subsidiary Guarantee shall be subordinated in right of payment to all Guarantor Senior Indebtedness (which shall include such guarantee of such Other Indebtedness) pursuant to the subordination provisions of the Indenture (which subordination shall be substantially identical to the subordination provisions of the Indenture applicable to the Notes), (ii) Senior Subordinated Indebtedness, the Subsidiary Guarantee shall be pari passu in right of payment with the guarantee of the Other Indebtedness, or (iii) Subordinated Indebtedness, the Subsidiary Guarantee shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Subsidiary Guarantees to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness); provided, further, however, that each Subsidiary issuing a Subsidiary Guarantee will be automatically and unconditionally released and discharged from its obligations under such Subsidiary Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Subsidiary Guarantor. The Company shall cause each Restricted Subsidiary issuing a Subsidiary Guarantee to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Subsidiary Guarantor for all purposes of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Senior Credit Facility or other agreements of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings (collectively, a "refinancing") thereof; provided, however, that such refinancings are no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the Senior Credit Facility on the Issue Date or in the Indenture, (ii) applicable law, (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person, (iv) customary non-assignment provisions in leases or cable television franchises entered into in the ordinary course of business and consistent with past practices, (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired, (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto, (vii) refinancing

Indebtedness permitted under clause (h) of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (viii) the Indenture or (ix) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are not more restrictive than those contained in the Senior Credit Facility as in effect on the Issue Date.

Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness or any guarantee of Senior Indebtedness by any Restricted Subsidiary and (ii) Permitted Liens.

Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (b) either (i) at least 75% of such consideration consists of cash or Cash Equivalents or (ii) at least 75% of such consideration consists of
(x) properties and capital assets (including franchises and licenses required to own or operate such properties) to be used in the same lines of business being conducted by the Company or any Restricted Subsidiary at such time or (y) Equity Interests in one or more Persons which thereby become Wholly Owned Restricted Subsidiaries whose assets consist primarily of such properties and capital assets. The amount of any (i) liabilities of the Company or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted (or are converted within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment; provided, however, that if Indebtedness under the revolving credit portion of the Senior Credit Facility is repaid, the Company need not reduce the commitments for such revolving credit portion, or (ii) commit in writing to acquire, construct or improve properties and capital assets (including franchises and licenses required to own or operate any such assets or properties) to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days of the receipt thereof.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not so applied within 365 days of such Asset Sale (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days of such 365th day, make an Offer to Purchase from all holders of Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph. In the event that any other Indebtedness of the Company which ranks pari passu with the Notes requires the repayment or prepayment thereof, or an offer to purchase to be made to repurchase such Indebtedness, upon the consummation of any Asset Sale, the Company may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Offer to Purchase to repay, prepay or offer to purchase such other Indebtedness and to an Offer to Purchase pro rata based upon the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted amount, if less) of such other Indebtedness then outstanding. The Offer to Purchase shall remain open for a period of 20 Business Days or such longer period as may be required by law. To the extent the aggregate amount of Notes tendered pursuant to the Offer to Purchase exceeds the Unutilized Net Cash Proceeds, Notes shall be purchased among holders on a proportionate basis (based on the relative aggregate principal amounts validly tendered for purchase by holders thereof). To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the holders of the Notes pursuant to the Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Limitation on Transactions with Affiliates and Related Persons. The Indenture will provide that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of the Company or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless
(a) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party, (b) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of FV Inc. shall have approved such transaction and determined that such transaction complies with the foregoing provisions and (c) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value of $25.0 million or more, the Company has obtained a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Wholly Owned Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or employment agreements, compensation or employee benefit arrangements, and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law,
(iii) the Agreement of Limited Partnership of the Company as in effect on the Issue Date, including any amendment or extension thereof that does not otherwise violate any other covenant set forth in the Indenture, and any transactions undertaken pursuant to any other contractual obligations in existence on the Issue Date (as in effect on the Issue Date), (iv) the issue and sale by the Company to its partners or stockholders of Qualified Equity Interests, (v) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above (including without limitation the making of any payments or distributions permitted to be made in accordance with clauses (i) through (vi) of the penultimate paragraph of "--Limitation on Restricted Payments"), (vi) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices, (vii) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its Subsidiaries in the ordinary course, (viii) the Incurrence of intercompany Indebtedness permitted pursuant to clause (d) under the definition of "Permitted Indebtedness" set forth under "--Limitation on Indebtedness," (ix) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof and (x) the Senior Credit Facility.

Designation of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (b) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Company's proportionate interest in the Fair Market Value of such Subsidiary on such date.

Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the Indenture, including, without limitation, pursuant to "--Limitation on Restricted Payments" and "--Limitation on Indebtedness" above.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on Conduct of Business of Capital. The Indenture will provide that Capital will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and an obligor on the Notes.

CHANGE OF CONTROL

The Indenture will provide that within 30 days following the date of consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued and unpaid interest to the Purchase Date. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must bear an integral multiple of $1,000 principal amount.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company or the General Partner will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the General Partner has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility contains certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control, and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent or repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Senior Indebtedness. In such circumstances, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of FV Inc. or the Trustee.

The foregoing provisions will not prevent the Issuers from entering into a transaction of the types described under the definition of "Change of Control" with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Issuers that may adversely affect the holders of the Notes because such transactions may not involve a shift in voting power or beneficial ownership, or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

PROVISION OF FINANCIAL INFORMATION

The Indenture will provide that whether or not the Issuers are subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuers shall file with the Commission the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required so to file such documents if the Issuers were so required. The Issuers shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to file with the Commission) (i) transmit by mail to all holders of Notes, as their names and addresses appear in the note register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuers are required to file with the Commission pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Issuers with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes. The Issuers shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings for all companies similarly situated other than due to any action or inaction by the Issuers.

MERGER, SALE OF ASSETS, ETC.

The Indenture will provide that the Issuers will not consolidate with or merge with or into (whether or not such Issuer is the Surviving Person) any other entity and the Issuers will not and will not permit any of their respective Restricted Subsidiaries to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of such Issuer's properties and assets (determined, in the case of the Company, on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (a) either (i) such Issuer shall be the Surviving Person or (ii) the Surviving Person (if other than such Issuer) shall be, in the case of Capital, a corporation or, in any other case, a corporation, partnership, limited liability company, limited liability limited partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the Issuers; (b) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to any such transaction involving the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" above; and (d) immediately thereafter the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer immediately prior to such transaction.

The Indenture will provide that, subject to the requirements of the immediately preceding paragraph, in the event of a sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Equity Interests of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then the Surviving Person of any such merger or consolidation, or such Subsidiary Guarantor, if all of its Equity Interests are sold, shall be released and relieved of any and all obligations under the Subsidiary Guarantee of such Subsidiary Guarantor if (i) the Person or entity surviving such merger or consolidation or acquiring the Equity Interests of such Subsidiary Guarantor is not a Restricted Subsidiary, and (ii) the Net Cash Proceeds from such sale are used after such sale in a manner that complies with the provisions of "--Covenants--Disposition of Proceeds of Asset Sales" above. Except as provided in the preceding sentence, the Indenture will provide that no Subsidiary Guarantor shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Subsidiary Guarantor and whether or not such Subsidiary Guarantor is the Surviving Person, unless (i) the Surviving Person is a corporation, partnership, limited liability company, limited liability limited partnership or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia, (ii) the Surviving Person (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing, and (iv) the Surviving Person will have Consolidated Net Worth (immediately after giving pro forma effect to the Disposition) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; provided, however, that clause (iv) of this paragraph shall not be a condition to a merger or consolidation of a Subsidiary Guarantor if such merger or consolidation only involves the Company and/or one or more Wholly Owned Restricted Subsidiaries.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which an Issuer or any Subsidiary Guarantor is not the Surviving Person and the Surviving Person is to assume all the Obligations of such Issuer or any such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Subsidiary Guarantor, as the case may be, and such Issuer or such Subsidiary Guarantor, as the case may be, shall be discharged from its Obligations under the Indenture, the Notes or its Subsidiary Guarantee, as the case may be.

EVENTS OF DEFAULT

The following will be Events of Default under the Indenture:

     (a) failure to pay interest on any Note when due and payable, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above);

     (b) failure to pay principal of (or premium, if any, on) any Note when due and payable at maturity, upon redemption or otherwise (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above);

     (c) failure to perform or comply with any of the provisions described under "--Merger, Sale of Assets, etc.," "--Change of Control" and "--Covenants--Disposition of Proceeds of Asset Sales" above;

     (d) failure to observe or perform any other covenant, warranty or agreement of the Issuers or any Subsidiary Guarantor under the Indenture or the Notes continued for 30 days after written notice to the Issuers by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

     (e) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

     (f) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount of $10 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

     (g) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, after a default under such Indebtedness, shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary with an aggregate Fair Market Value (as determined in good faith by the Board of Directors of FV Inc.) of at least $2 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness, such assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements) which continues for five Business Days after notice has been given to the Company and the representative of such Indebtedness and Indebtedness under the Senior Credit Facility;

     (h) certain events of bankruptcy, insolvency or reorganization affecting either of the Issuers or any Significant Restricted Subsidiary; and

     (i) other than as provided in or pursuant to any Subsidiary Guarantee or the Indenture, such Subsidiary Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and such Subsidiary Guarantee).

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to either of the Issuers described in clause (h) above) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Issuers (and to the Trustee if given by the holders) may declare the unpaid principal of and accrued and unpaid interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount and accrued and unpaid interest shall become immediately due and payable; provided, however, that so long as the Senior Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clause (h) above), the Notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Senior Credit Facility and (y) the acceleration of any Indebtedness under the Senior Credit Facility. If an Event of Default specified in clause (h) above with respect to either of the Issuers occurs, all unpaid principal of and accrued and unpaid interest on the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

After such acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of not less than a majority in aggregate principal amount of then outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "--Covenants--Merger, Sale of Assets, Etc." above, the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Issuers will be required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND PARTNERS

The Indenture will provide that no director, officer, employee, incorporator, or limited or general partner of the Issuers or any of their Subsidiaries shall have any liability for any obligation of the Issuers or any of their Subsidiaries under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for the issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

The Issuers may terminate their and the Subsidiary Guarantors' substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by them on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate their and the Subsidiary Guarantors' substantive obligations in respect of the Notes (except for their obligations to pay the principal of (and premium, if any, on) and the interest on the Notes and the Subsidiary Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in any of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this

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

condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate all of their and the Subsidiary Guarantors' substantive obligations in respect of the Notes (including their obligations to pay the principal of (and premium, if any, on) and interest on the Notes and the Subsidiary Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in any of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

The Issuers may make an irrevocable deposit pursuant to this provision only if at such time they are not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Issuers have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

The Issuers and the Subsidiary Guarantors, when authorized by a resolution of their respective Boards of Directors, and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any holder: (i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not materially and adversely affect the rights of any holder; (ii) to effect the assumption by a successor Person of all obligations of the Issuers under the Notes and the Indenture in connection with any transaction complying with "--Merger, Sale of Assets, Etc." above; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(v) to make any change that would provide any additional benefit or rights to the holders; (vi) to make any other change that does not materially and adversely affect the rights of any holder under the Indenture; (vii) to evidence the succession of another Person to any Subsidiary Guarantor and the assumption by any such successor of the covenants of such Subsidiary Guarantor in the Indenture and in the Subsidiary Guarantee; (viii) to add to the covenants of the Issuers or the Subsidiary Guarantors for the benefit of the holders, or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor under the Indenture; (ix) to secure the Notes pursuant to the requirements of "--Covenants--Limitation on Liens" above or otherwise; or (x) to reflect the release of a Subsidiary Guarantor from its obligations with respect to its Subsidiary Guarantee in accordance with the provisions of the Indenture and to add a Subsidiary Guarantor pursuant to the requirements of the Indenture; provided, however, that the Issuers have delivered to the Trustee an opinion of counsel stating that such amendment or supplement complies with the provisions of the Indenture.

Modifications and amendments of the Indenture and the Notes may be made by the Issuers and the Subsidiary Guarantors when authorized by a resolution of their respective Boards of Directors and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (b) reduce the principal amount (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with

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

respect to any Note or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected),
(f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a recision of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the holders,
(i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Covenants--Disposition of Proceeds of Asset Sales" or "--Change of Control" above in a manner materially adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Issuers with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, any Subsidiary Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or an Affiliate of either of the Issuers; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

The Notes will be represented by one or more fully registered global notes (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

THE GLOBAL NOTE

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. The Issuers expect that pursuant to procedures established by DTC (i) upon deposit of a Global Note, DTC will credit the accounts of participants designated by the Underwriters with the respective principal amount of the Global Note beneficially owned by such participant and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons holding through participants).

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in

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

accordance with DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Issuers expect that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in any such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered to the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states may require that certain purchases of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note. If a holder requires physical delivery of a certificated note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Global Note in accordance with the normal procedures of DTC and, with respect to the Notes, with the procedures set forth in the Indenture.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated notes representing the Notes, which it will distribute to its participants.

DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for any Global Note and a successor depositary is not appointed by the Issuers within 30 days, certificated notes will be issued in exchange for Global Notes.

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

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary.

"Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

"Advisory Committee" means the Advisory Committee of the General Partner established pursuant to the provisions of Article VI of the First Amended and Restated Agreement of Limited Partnership of the General Partner, as amended to the date of issuance of the Notes.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary, (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by the provisions described under "--Covenants--Limitation on Liens" above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, and (iii) any transaction consummated in compliance with "--Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "--Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions involving assets with a Fair Market Value not in excess of $500,000 individually or $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

"Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

"Board of Directors" means (i) in the case of a Person that is a partnership, the board of directors of such Person's corporate general partner (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner), (ii) in the case of a Person that is a corporation, the board of directors of such Person and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such

Person. By way of illustration, as of the date of the Indenture, any reference herein to the Board of Directors of any of the Company, FVP or FVP GP means the board of directors of FV Inc.

"Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

"Cash Equivalents" means (i) any security, maturing not more than six months after the date of acquisition, issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance maturing not more than six months after the date of acquisition issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor rating agency and (iii) commercial paper maturing not more than three months after the date of acquisition issued by any corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor rating agency.

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be; (b) the Company, the General Partner, FVP GP or FV Inc., as the case may be, consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, the General Partner, FVP GP or FV Inc., as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person and, immediately after such transaction, the Permitted Holders or the holders of the Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, immediately prior thereto own, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be (together with any new directors whose election to such Board of Directors was approved by the Permitted Holders or by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company, the General Partner, FVP GP or FV Inc., as the case may be, then in office in any such case in connection with any actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; (d) any Person or Persons other than Permitted Holders is or becomes entitled to appoint or designate more than 25% of the members of the Advisory Committee; or
(e) the admission of any Person as a general partner of the Company, the General Partner or FVP GP, as the case may be, after which the General Partner, FVP GP or FV Inc., as the case may be, does not have the sole power to take all of the actions it is entitled or required to take under the limited partnership agreement of the Company, the General Partner or FVP GP, as the case may be, as in effect on the Issue Date; provided, however, that a Change of Control will be deemed not to have occurred in any of the foregoing circumstances (i) with respect to FV Inc. (either in its own capacity or in its capacity as a direct or indirect corporate general partner of any other Person), (ii) with respect to or as a result of the conversion of the general partnership interest of FVP GP in the General Partner into a limited partnership interest, or (iii) with respect to the events in clause (e) if the change, event or condition giving rise thereto has been approved by the Permitted Holders holding a majority in interest of the total outstanding Equity Interests of the General Partner held by the Permitted Holders.

"Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (v) of this definition), (iii) the portion of such net income (or loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause
(v) of this definition), (iv) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

"Consolidated Net Worth" with respect to any Person means the equity of the holders of Qualified Equity Interests of such Person and its Restricted Subsidiaries, as reflected in a balance sheet of such Person determined on a consolidated basis and in accordance with GAAP.

"Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued according to GAAP for such period to the extent deducted in determining Consolidated Net Income for such period, (ii) Consolidated Interest Expense (other than dividends on Preferred Equity Interests) for such period to the extent deducted in determining Consolidated Net Income for such period, and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

"Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

"Debt to Operating Cash Flow Ratio" means the ratio of (i) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (ii) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Operating Cash Flow of any Acquired Person to the extent that such Person's net income would be excluded pursuant to clause (v) of the definition of Consolidated Net Income.

"Default" means any event that is or with the passing of time or giving of notice or both would be an Event of Default.

"Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million.

"Designation" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Designation Amount" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

"Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

"Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

"Equity Market Capitalization" of any Person, means the aggregate market value of the outstanding Equity Interests (other than Preferred Equity Interests and excluding any such Equity Interests held in treasury by such Person) of such Person of a class that is listed or admitted to unlisted trading privileges on a United States national securities exchange or included for trading on the Nasdaq National Market System. For purposes of this definition the "market value" of any such Equity Interest shall be the average of the high and low sale prices, or if no sales are reported, the average of the closing bid and ask prices, as reported in the composite transactions of the principal national securities exchange on which such Equity Interests are listed or admitted to trading or, if such Equity Interests are not listed or admitted to trading on a national securities exchange, as reported by Nasdaq, for each trading day in a 20 consecutive trading day period ending not more than 45 days prior to the date such Person commits to make an investment in the Equity Interests of the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of FV Inc., acting in good faith and shall be evidenced by resolutions of the Board of Directors of FV Inc. delivered to the Trustee.

"FV Inc." means FrontierVision Inc., a Delaware corporation.

"FVP GP" means FVP GP, L.P., a Delaware limited partnership.

"GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

"General Partner" means FrontierVision Partners, L.P., a Delaware limited partnership.

"guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

"Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, at any date, (i) all Obligations of such Subsidiary Guarantor under the Senior Credit Facility, (ii) all Interest Rate Protection Obligations of such Subsidiary Guarantor, (iii) all Obligations of such Subsidiary Guarantor under stand-by letters of credit and (iv) all other Indebtedness of such Subsidiary Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of such Subsidiary Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (i) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes, (ii) any Indebtedness among or between such Subsidiary Guarantor and the Company or any Subsidiary of such Subsidiary Guarantor or the Company, (iii) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business, (iv) that portion of any Indebtedness that is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (iv) if (I) the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate of such Subsidiary Guarantor) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (II) in the case of any Obligations under the Senior Credit Facility, the holder(s) of such Obligations or their agent or representative shall have received a representation from such Subsidiary Guarantor to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture, (v) Indebtedness evidenced by the Subsidiary Guarantee, (vi) Indebtedness of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor, (vii) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements and (viii) any obligation that by operation of law is subordinate to any general unsecured obligations of such Subsidiary Guarantor.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capitalized Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person, (vii) every obligation of the type referred to in clauses (i) through
(vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, and (viii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through (vii) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person, (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents,
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination, (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary and (v) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business, including in connection with the requirements of cable television franchising authorities, and otherwise consistent with industry practice.

"Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the

Company and (ii) which, in the judgment of the Board of Directors of FV Inc., is otherwise independent and qualified to perform the task for which it is to be engaged.

"Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

"Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise) or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person.

"Issue Date" means the date of original issuance of the Notes under the Indenture.

"Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrances of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses Incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts deemed, in good faith, appropriate by the Board of Directors of FV Inc. to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve) and (v) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

"Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

      (2) the Expiration Date and the Purchase Date;

      (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

      (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

      (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

      (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

      (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

      (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

      (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and
          (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Permitted Holders" means any of (a) the General Partner, FVP GP or FV Inc. for so long as a majority of the voting power of the Voting Equity Interests of such Person is beneficially owned by any of the Persons listed in the other clauses of this definition, (b) James C. Vaughn, the President and Chief Executive Officer of FV Inc. on the Issue Date, (c) John S. Koo, the Senior Vice President and Chief Financial Officer of FV Inc. on the Issue Date, (d) any of J.P. Morgan Investment Corporation, a Delaware corporation, Olympus Cable Corp., a Delaware corporation, First Union Capital Partners, Inc., a Virginia corporation, and 1818 II Cable Corp., a Delaware corporation, (e) any Person controlling, controlled by or under common control with any other Person described in clauses
(a) - (d) of this definition and (f) (i) the spouse or children of any Person named in clause (b) or (c) of this definition and any trust for the benefit of any such Persons or their respective spouses or children; provided, however, that with respect to any such trust, such Persons have the sole right to direct and control such trust and any Voting Equity Interest owned by such trust, and (ii) any such Person's estate, executor, administrator and heirs.

"Permitted Investments" means (a) Cash Equivalents, (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (c) loans and advances to employees made in the ordinary course of business not to exceed $1 million in the aggregate at any one time outstanding, (d) Interest Rate Protection Obligations, (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Covenants--Disposition of Proceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales, (f) transactions with officers, directors and employees of the Company, the General Partner, FVP GP, FV Inc. or any Restricted Subsidiary entered into in ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices, (g) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith, (h) any Investment for which the sole consideration provided is Qualified Equity Interests of the Company and (i) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee permitted under clause (e) of "Covenants--Limitation on Indebtedness" above.

"Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

"Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation, (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings, (c) Liens existing on the Issue Date, (d) Liens securing only the Notes, (e) Liens in favor of the Company or any Restricted Subsidiary, (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (g) easements, reservation of rights-of-way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, (h) Liens resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business, (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case Incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Covenants--Limitation on Indebtedness" above and
(IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement, (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto), and (k) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

"Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

"Public Equity Offering" means, with respect to any Person, a public offering by such Person of some or all of its Qualified Equity Interests, the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $25.0 million.

"Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

"Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of FV Inc. by a resolution of the Board of Directors of FV Inc. delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of FV Inc. delivered to the Trustee, subject to the provisions of such covenant.

"Senior Credit Facility" means the Amended and Restated Credit Agreement, dated as of April 9, 1996, between the Company, the lenders named therein, The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, and CIBC Inc., as Managing Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and security agreements and other instruments and agreements executed in connection therewith.

"Senior Indebtedness" means, at any date, (i) all Obligations of the Company under the Senior Credit Facility, (ii) all Interest Rate Protection Obligations of the Company, (iii) all obligations of the Company under stand-by letters of credit and (iv) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes, (ii) any Indebtedness among or between the Company and any Subsidiary of the Company, (iii) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business, (iv) that portion of any Indebtedness that is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (iv) if (I) the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate of the Company) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (II) in the case of any Obligations under the Senior Credit Facility, the holder(s) of such Obligations or their agent or representative shall have received a representation from the Company to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture, (v) Indebtedness evidenced by the Notes, (vi) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company, (vii) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements and (viii) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

"Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "--Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

"Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

"Strategic Equity Investment" means the issuance and sale of Qualified Equity Interests of the Company for net proceeds to the Company of at least $25.0 million to a Person engaged primarily in the cable television, wireless cable television, telephone, or interactive television business.

"Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

"Subsidiary Guarantee" means any guarantee of the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Subsidiary Guarantor" means any Subsidiary of the Company that guarantees the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

"Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to the provisions of "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                              PLAN OF DISTRIBUTION

This Prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in such transactions and has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. There is currently no trading market for the Notes. No assurances can be given as to the development or liquidity of any trading market for the Notes.

The Issuers have agreed to indemnify jointly and severally J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that J.P. Morgan Securities Inc. may be required to make in respect thereof.

J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., beneficially owns approximately 20.47% of the partnership interests of the Company. Subject to certain conditions, J.P. Morgan Investment Corporation is entitled to designate one member of the Advisory Committee of FVP. See "Certain Relationships and Related Transactions," "Management--The Advisory Committee," "Principal Security Holders" and "The Partnership Agreements." Its current designee is John W. Watkins. Mr. Watkins is Manager and a director of each of J.P. Morgan Investment Corporation and J.P. Morgan Capital Corporation, which are affiliates of J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc. or its affiliates have provided investment banking and other financial services to the Company in the past and may do so in the future. In addition, an affiliate of J.P. Morgan Securities Inc. serves as a lender and an agent under the Senior Credit Facility and has received customary fees for acting in such capacities. See "Certain Relationships and Related Transactions."

                                 LEGAL MATTERS

The validity of the Notes will be passed upon for the Issuers by Dow, Lohnes & Albertson, PLLC, Washington, D.C. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

The financial statements of FrontierVision Operating Partners, L.P., included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The balance sheet of FrontierVision Capital Corporation included elsewhere in this Prospectus has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The balance sheet referred to above is included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The consolidated balance sheet for FrontierVision Partners, L.P. included elsewhere in this Prospectus has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The balance sheet referred to above is included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements for United Video Cablevision, Inc. included elsewhere in this Prospectus have been audited by Piaker & Lyons, P.C., independent public accountants, as indicated in their report with respect thereto. The financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements for Ashland and Defiance Clusters included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for C4 Media Cable Southeast, Limited Partnership included elsewhere in this Prospectus have been audited by Williams, Rogers, Lewis & Co., P.C., independent public accountants, as indicated in their report with respect thereto. The consolidated financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of Triax Southeast Associates, L.P. included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Cable Entertainment of Kentucky-Indiana, Inc. included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

The following is a description of certain terms used in this Prospectus.

A LA CARTE -- The purchase of programming services on a per-channel or per-program basis.

ADDRESSABILITY -- "Addressable" technology permits the cable operator to activate remotely the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable technology, a cable operator can add to or reduce services provided to a subscriber from the headend site without dispatching a service technician to the subscriber's home.

BASIC PENETRATION -- Basic subscribers as a percentage of the total number of homes passed in the system.

BASIC SERVICE -- A package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services (other than premium services).

BASIC SUBSCRIBER -- A subscriber to a cable or other television distribution system who receives the basic level of television service and who is usually charged a flat monthly rate for a number of channels. A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

CABLE PLANT -- A network of coaxial and/or fiber optic cables that transmit multiple channels carrying videoprogramming, sound and data between a central facility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

CHANNEL CAPACITY -- The number of video programming channels that can be carried over a communications system.

CLASSIC CABLE TELEVISION SYSTEMS -- Cable television systems that serve primarily smaller communities where customers generally require cable television to receive television signals as a result of an inadequate over-the-air television signal reception due to topography or remoteness of broadcast towers.

CLUSTERING -- A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

COAXIAL PLANT -- Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair copper wire, but less than is possible with optical fiber.

COST-OF-SERVICE -- A general term used to refer to the regulation of prices charged to a customer. Existing prices are set and price increases are regulated by allowing a company to earn a reasonable rate of return, as determined by the regulatory authority.

DENSITY -- A general term used to describe the number of homes passed per mile of cable plant.

DIGITAL COMPRESSION -- The conversion of the standard analog video signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

DIRECT BROADCAST SATELLITE (DBS) -- A service by which packages of satellite-delivered television programming are transmitted directly to individual homes, each serviced by a single satellite dish.

ESMR -- Enhanced specialized mobile radio, a wireless telecommunications service using digital technology to provide enhanced mobile telecommunications services, including two-way radio dispatch and paging services. ESMR services may be interconnected with the public switched telephone network.

EXPANDED BASIC SERVICE -- A package of satellite-delivered cable programming services available only for additional subscription over and above the basic level of television service.

FCC -- Federal Communications Commission.

FIBER OPTICS -- Technology that involves sending laser light pulses across glass strands to transmit digital information; fiber is virtually immune to electrical interference and most environmental factors that affect copper wiring and satellite transmissions. Use of fiber optic technology reduces noise on the cable system, improves signal quality and increases system channel capacity and reliability.

FIBER OPTIC BACKBONE CABLE -- The principal fiber optic trunk lines for a cable system which is using a hybrid fiber-coaxial architecture to deliver signals to customers.

FIBER OPTIC TRUNK LINES -- Cables made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable television system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

FIBER-TO-THE-FEEDER -- Network topology/architecture using a combination of fiber optic cable and coaxial cable transmission lines to deliver signals to customers. Initially signals are transmitted from the headend on fiber optic trunk lines into neighborhood nodes and then from the nodes to the end user on a combination of coaxial cable distribution/feeder and drop lines. The coaxial feeder and drop lines typically represent the operator's "last mile" of plant to the end user.

HEADEND -- A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines, within which signals are processed and then combined for distribution within the cable network.

HOMES PASSED -- Homes that can be connected to a cable distribution system without further extension of the distribution network.

HSD -- Home Satellite Dish Earth Station. A large dish-shaped antenna that is connected to an individual home in order to receive a wide variety of television programming signals from a number of satellites.

LONG DISTANCE BACKHAUL -- Utilization of an alternate access network, provided by a cable system or other carrier, to link long distance telephone calls with a long distance carrier's network.

MICROWAVE LINKS -- The transmission of voice, video or data using microwave radio frequencies, generally above 1 GHz, from one location to another.

MMDS -- Multichannel Multipoint Distribution Service. A one-way radio transmission of programming over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

MSO -- A term used to describe cable television companies that are "multiple system operators."

NEW PRODUCT TIERS -- A general term used to describe unregulated cable television services.

NODES -- An individual point of origination and termination or intersection on the network, usually where electronics are housed.

OVERBUILD -- The construction of a second cable television system in a franchise area in which such a system had previously been constructed.

OVER-THE-AIR BROADCAST STATIONS -- A general term used to describe signals transmitted by local television broadcast stations, including network affiliates or independent television stations, that can be received directly through the air by the use of a standard rooftop receiving antenna.

PAY-PER-VIEW -- Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

PCS -- Personal Communications Services, or PCS, is the name given to a new generation of cellular-like telecommunications services which are expected to provide customers new choices in wireless mobile telecommunications using digital technology for voice and data service compared to traditional analog technology.

PREMIUM PENETRATION -- Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

PREMIUM SERVICE -- An individual cable programming service available only for additional subscription over and above the basic or expanded basic levels of television service.

PREMIUM UNITS -- The number of subscriptions to premium services which are paid for on an individual basis.

PRO FORMA ACQUISITION CASH FLOW -- Net income of a system, as of the date of acquisition of such system, before interest, taxes, depreciation, amortization and corporate general and administrative expenses.

SMATV -- Satellite Master Antenna Television system. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

TELEPHONY -- The provision of telephone service.

TIERS -- Varying levels of cable services consisting of differing combinations of several over-the-air broadcast and satellite-delivered cable television programming services.

VIDEO DIALTONE -- A general term used to describe a video programming delivery system through telephone lines.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
FrontierVision Operating Partners, L.P.
     Report of Independent Public Accountants.........................................    F-3
     Balance Sheets as of June 30, 1996 (unaudited) and December 31, 1995.............    F-4
     Statements of Operations for the six months ended June 30, 1996 and 1995
      (unaudited) and for the period from inception (April 17, 1995) through December
      31, 1995........................................................................    F-5
     Statements of Partner's Capital for the six months ended June 30, 1996
      (unaudited) and for the period from inception (April 17, 1995) through December
      31, 1995........................................................................    F-6
     Statements of Cash Flows for the six months ended June 30, 1996 and 1995
      (unaudited) and for the period from inception (April 17, 1995) through December
      31, 1995........................................................................    F-7
     Notes to Financial Statements....................................................    F-8

FrontierVision Capital Corporation
     Report of Independent Public Accountants.........................................   F-17
     Balance Sheet as of July 26, 1996................................................   F-18
     Notes to Balance Sheet...........................................................   F-19

FrontierVision Partners, L.P.
     Report of Independent Public Accountants.........................................   F-20
     Consolidated Balance Sheet as of December 31, 1995...............................   F-21
     Notes to Consolidated Balance Sheet..............................................   F-22

United Video Cablevision, Inc. (Selected Assets Acquired by FVOP)
     Independent Auditors' Report.....................................................   F-28
     Divisional Balance Sheets as of June 30, 1995 (unaudited), November 8, 1995 and
      December 31, 1994...............................................................   F-29
     Statements of Divisional Operations for the six-month period ended June 30, 1995
      (unaudited), for the period from January 1, 1995 through November 8, 1995 and
      for the years ended December 31, 1994 and 1993..................................   F-30
     Statements of Divisional Equity for the period from January 1, 1995 through
      November 8, 1995 and for the years ended December 31, 1994 and 1993.............   F-31
     Statements of Divisional Cash Flows for the six-month period ended June 30, 1995
      (unaudited), for the period from January 1, 1995 through November 8, 1995 and
      for the years ended December 31, 1994 and 1993..................................   F-32
     Notes to Divisional Financial Statements.........................................   F-33

Ashland and Defiance Clusters (Selected Assets Acquired From Cox Communications, Inc.
      by FVOP)
     Independent Auditors' Report.....................................................   F-36
     Combined Statements of Net Assets as of December 31, 1995 and December 31,
      1994............................................................................   F-37
     Combined Statements of Operations for the eleven-month period ended December 31,
      1995, for the one-month period ended January 31, 1995 and for the years ended
      December 31, 1994 and 1993......................................................   F-38
     Statements of Changes in Net Assets for the eleven-month period ended December
      31, 1995, for the one-month period ended January 31, 1995 and for the years
      ended December 31, 1994 and 1993................................................   F-39
     Combined Statements of Cash Flows for the eleven-month period ended December 31,
      1995, for the one-month period ended January 31, 1995 and for the years ended
      December 31, 1994 and 1993......................................................   F-40
     Notes to Combined Financial Statements...........................................   F-41

C4 Media Cable Southeast, Limited Partnership
     Independent Auditors' Report.....................................................   F-48
     Consolidated Balance Sheets as of December 31, 1995 and 1994.....................   F-49
     Consolidated Statements of Loss for the years ended December 31, 1995 and 1994...   F-50
     Consolidated Statements of Partners' Deficit for the years ended December 31,
      1995 and 1994...................................................................   F-51

                                                                                         PAGE
                                                                                         ----
     Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
      1994............................................................................   F-52
     Notes to Consolidated Financial Statements.......................................   F-53

American Cable Entertainment of Kentucky-Indiana, Inc.
     Independent Auditors' Report.....................................................   F-58
     Balance Sheets as of June 30, 1996 (unaudited) and December 31, 1995 and 1994....   F-59
     Statements of Operations for the six-month periods ended June 30, 1996 and 1995
      (unaudited) and for the years ended December 31, 1995, 1994 and 1993............   F-60
     Statements of Shareholders' Deficiency for the six-month period ended June 30,
      1996 (unaudited) and for the years ended December 31, 1995, 1994 and 1993.......   F-61
     Statements of Cash Flows for the six-month periods ended June 30, 1996 and 1995
      (unaudited) and for the years ended December 31, 1995, 1994 and 1993............   F-62
     Notes to Financial Statements....................................................   F-63

Triax Southeast Associates, L.P.
     Report of Independent Public Accountants.........................................   F-69
     Balance Sheets as of June 30, 1996 (unaudited) and December 31, 1995 and 1994....   F-70
     Statements of Operations for the six-month periods ended June 30, 1996 and 1995
      (unaudited) and for the years ended December 31, 1995, 1994 and 1993............   F-71
     Statements of Partners' Capital for the six-month period ended June 30, 1996
      (unaudited) and for the years ended December 31, 1995, 1994 and 1993............   F-72
     Statements of Cash Flows for the six-month periods ended June 30, 1996 and 1995
      (unaudited) and for the years ended December 31, 1995, 1994 and 1993............   F-73
     Notes to Financial Statements....................................................   F-74

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FrontierVision Operating Partners, L.P.:

We have audited the accompanying balance sheet of FrontierVision Operating Partners, L.P. (a Delaware partnership) as of December 31, 1995, and the related statements of operations, partners' capital and cash flows for the period from inception (April 17, 1995 -- see Note 1) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Operating Partners, L.P. as of December 31, 1995, and the results of its operations and its cash flows for the period from inception (April 17, 1995 -- see Note 1) through December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
April 9, 1996.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                                 BALANCE SHEETS
                                  In Thousands

                                                                       ---------------------------
                                                                             AS OF           AS OF
                                                                          JUNE 30,    DECEMBER 31,
                                                                              1996            1995
                                                                       -----------    ------------
                                                                       Unaudited
                                    ASSETS
Cash and cash equivalents                                               $  1,409        $  2,650
Accounts receivable, net of allowance for doubtful accounts of
  $42 and $40                                                              3,177             358
Receivable from seller                                                       222           1,667
Prepaid expenses and other                                                   904             201
Investment in cable television systems, net:
  Property and equipment                                                 120,403          42,917
  Franchise costs                                                        103,722          50,184
  Covenant not to compete                                                 15,999              --
  Subscriber lists                                                        53,106          29,000
  Goodwill                                                                12,832           4,094
                                                                        --------        --------
     Total investment in cable television systems, net                   306,062         126,195
                                                                        --------        --------
Deferred financing costs, net                                              5,568           2,853
Earnest money deposits                                                     3,000           9,502
Other, net                                                                   169              86
                                                                        --------        --------
     Total assets                                                       $320,511        $143,512
                                                                        ========        ========
                       LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                        $    795        $  1,606
Accrued liabilities                                                        4,351           1,558
Subscriber prepayments and deposits                                        1,483             362
Accrued interest payable                                                   2,615             420
Debt                                                                     217,286          93,159
                                                                        --------        --------
     Total liabilities                                                   226,530          97,105
                                                                        --------        --------
Commitments
Partners' capital:
  FrontierVision Partners, L.P.                                           93,887          46,361
  FrontierVision Operating Partners, Inc.                                     94              46
                                                                        --------        --------
     Total partners' capital                                              93,981          46,407
                                                                        --------        --------
     Total liabilities and partners' capital                            $320,511        $143,512
                                                                        ========        ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                            STATEMENTS OF OPERATIONS
                                  In Thousands

                                               ----------------------------------------------------------
                                                                    FOR THE PERIOD         FOR THE PERIOD
                                                                    FROM INCEPTION         FROM INCEPTION
                                                FOR THE SIX     (APRIL 17, 1995 --     (APRIL 17, 1995 --
                                               MONTHS ENDED    SEE NOTE 1) THROUGH    SEE NOTE 1) THROUGH
                                                   JUNE 30,               JUNE 30,            DECEMBER 31,
                                                       1996                   1995                   1995
                                               ------------    -------------------    -------------------
                                                  Unaudited              Unaudited
REVENUES                                            $27,539                  $  --                $ 4,369
EXPENSES:
  Operating expenses                                 13,668                     --                  2,311
  Corporate administrative expenses                   1,265                     --                    127
  Depreciation and amortization                      13,595                     --                  2,308
  Pre-acquisition expenses                               --                    131                    940
                                                    -------                  -----                -------
     Total expenses                                  28,528                    131                  5,686
                                                    -------                  -----                -------
OPERATING INCOME (LOSS)                                (989)                  (131)                (1,317)
INTEREST EXPENSE, net                                (7,304)                   (10)                (1,386)
                                                    -------                  -----                -------
NET LOSS                                            $(8,293)                 $(141)               $(2,703)
                                                    =======                  =====                =======

  The accompanying notes to financial statements are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                        STATEMENTS OF PARTNERS' CAPITAL
                                  In Thousands

                                                       -----------------------------------------------
                                                                              FRONTIERVISION
                                                         FRONTIERVISION           OPERATING
                                                         PARTNERS, L.P.       PARTNERS, INC.
                                                      (GENERAL PARTNER)    (LIMITED PARTNER)      TOTAL
                                                      -----------------    -----------------    -------
BALANCE, AT INCEPTION
  (April 17, 1995 -- see Note 1)                               $     --                  $--    $    --
  Capital contributions                                          49,061                   49     49,110
  Net loss                                                       (2,700)                  (3)    (2,703)
                                                               --------                  ---    -------
BALANCE, DECEMBER 31, 1995                                       46,361                   46     46,407
  Capital contributions (Unaudited)                              55,811                   56     55,867
  Net loss (Unaudited)                                           (8,285)                  (8)    (8,293)
                                                               --------                  ---    -------
BALANCE, JUNE 30, 1996 (Unaudited)                             $(93,887)                 $94    $93,981
                                                               ========                  ===    =======

  The accompanying notes to financial statements are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                            STATEMENTS OF CASH FLOWS
                                  In Thousands

                                                ---------------------------------------------------------
                                                                    FOR THE PERIOD         FOR THE PERIOD
                                                                    FROM INCEPTION         FROM INCEPTION
                                                FOR THE SIX     (APRIL 17, 1995 --     (APRIL 17, 1995 --
                                               MONTHS ENDED    SEE NOTE 1) THROUGH    SEE NOTE 1) THROUGH
                                                   JUNE 30,               JUNE 30,           DECEMBER 31,
                                                       1996                   1995                   1995
                                               ------------    -------------------    -------------------
                                                  Unaudited              Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                        $  (8,293)                $ (141)             $  (2,703)
  Adjustments to reconcile net loss to net
     cash flows from operating activities
     Depreciation and amortization                   13,595                     --                  2,377
     (Increase) decrease in accounts
       receivable                                      (988)                    --                   (261)
     (Increase) decrease in prepaid expenses
       and other                                       (536)                    --                     75
     Increase (decrease) in accounts payable
       and accrued liabilities                        1,322                     --                  1,637
     Increase (decrease) in subscriber
       prepayments and deposits                        (129)                    --                    362
     Increase in accrued interest payable             2,195                     10                    420
                                                  ---------                  -----              ---------
       Total adjustments                             15,459                     10                  4,610
                                                  ---------                  -----              ---------
       Net cash flows from operating
          activities                                  7,166                   (131)                 1,907
                                                  ---------                  -----              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for capital expenditures                 (3,369)                    --                   (573)
  Pending acquisition costs                             (89)                    --                      0
  Earnest money deposits                             (3,000)                    --                 (9,502)
  Acquisition of cable television systems,
     including purchased intangibles               (178,791)                    --               (121,270)
                                                  ---------                  -----              ---------
       Net cash flows from investing
          activities                               (185,249)                    --               (131,345)
                                                  ---------                  -----              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt borrowings                                   124,100                     --                 85,900
  Payments on capital leases                            (13)                    --                     --
  Increase in deferred financing fees                (3,112)                    --                 (2,922)
  Partner capital contributions                      55,867                    131                 49,110
                                                  ---------                  -----              ---------
       Net cash flows from financing
          activities                                176,842                    131                132,088
                                                  ---------                  -----              ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                        (1,241)                    --                  2,650
                                                  ---------                  -----              ---------
CASH AND CASH EQUIVALENTS, at beginning of
  period                                              2,650                     --                     --
                                                  ---------                  -----              ---------
CASH AND CASH EQUIVALENTS, end of period          $   1,409                 $   --              $   2,650
                                                  =========                  =====              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest                          $   4,902                 $   --              $     957
                                                  =========                  =====              =========

  The accompanying notes to financial statements are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995
                              Amounts In Thousands

(1) THE PARTNERSHIP

  Organization and Capitalization

FrontierVision Operating Partners, L.P. (the "Partnership") is a Delaware partnership formed on July 14, 1995 for the purpose of acquiring and operating cable television systems. As of December 31, 1995, the Partnership had acquired operating cable television systems in Maine and Ohio (see Note 3). The Partnership was initially capitalized in November 1995 with approximately $38 from its sole limited partner, FrontierVision Operating Partners, Inc. ("FVOP Inc."), a Delaware corporation, and approximately $38,300 from its sole general partner, FrontierVision Partners, L.P. ("FVP"), a Delaware partnership. FVOP Inc. is a wholly owned subsidiary of FVP. During the period from January 1, 1996 to April 9, 1996, the Partnership received additional capital contributions of approximately $55,900 from its partners.

  Allocation of Profits, Losses and Distributions

Generally, the Partnership agreement provides that profits, losses and distributions will be allocated to the general partner and the limited partner pro rata based on capital contributions.

  Pre-Acquisition Expenses

The Partnership had no substantive operations of its own until the date of the acquisitions described in Note 3. However, FVP, which was formed on April 17, 1995, incurred certain general and administrative costs deemed attributable to FVOP prior to the Partnership's legal formation. Such expenditures have been reflected in the accompanying financial statements as pre-acquisition expenses as if the Partnership had incurred those costs directly. In addition, the accompanying balance sheet as of December 31, 1995 reflects earnest money deposits paid by FVP on behalf of the Partnership related to planned acquisitions (see Note 8). All such amounts have been reflected as capital contributions in the accompanying financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

Revenues are recognized in the period in which the related services are provided to the subscribers.

  Property and Equipment

Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalized a portion of salaries and overhead related to installation activities of approximately $39 for the period ended December 31, 1995.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                                                        -----------------------------------------
                                                             AS OF            AS OF
                                                          JUNE 30,     DECEMBER 31,
                                                             1996              1995          LIFE
                                                        ----------     ------------    ----------
                                                         Unaudited
    Property and equipment                                 $127,528         $43,906    5-20 years
    Less -- Accumulated depreciation                         (7,125)           (989)
                                                           --------         -------
                                                           $120,403         $42,917
                                                           ========         =======

  Franchise Costs, Subscriber Lists and Goodwill

Franchise costs, subscriber lists and goodwill are being amortized using the straight-line method over the following estimated useful lives:

                                                          --------------------------------------
                                                                               AS OF
                                                                AS OF       DECEMBER
                                                             JUNE 30,            31,
                                                                1996            1995        LIFE
                                                          -----------    -----------    --------
                                                            Unaudited
    Franchise costs                                          $107,078        $50,748    15 years
    Less -- Accumulated amortization                           (3,356)          (564)
                                                             --------        -------
                                                             $103,722        $50,184
                                                             ========        =======
    Covenant not to compete                                  $ 16,954       $     --     5 years
    Less -- Accumulated amortization                             (955)            --
                                                             --------        -------
                                                             $ 15,999       $     --
                                                             ========        =======
    Subscriber lists                                         $ 56,907        $29,707     7 years
    Less -- Accumulated amortization                           (3,801)          (707)
                                                             --------        -------
                                                             $ 53,106        $29,000
                                                             ========        =======
    Goodwill                                                 $ 13,182        $ 4,140    15 years
    Less -- Accumulated amortization                             (350)           (46)
                                                             --------        -------
                                                             $ 12,832        $ 4,094
                                                             ========        =======

  Deferred Financing Costs

Deferred financing costs are being amortized using the effective interest method over the life of the loans:

                                                         ----------------------------------------
                                                               AS OF           AS OF
                                                            JUNE 30,    DECEMBER 31,
                                                               1996             1995         LIFE
                                                         -----------    ------------    ---------
                                                         Unaudited
    Deferred financing costs                                  $5,876          $2,922    1-9 years
    Less -- Accumulated amortization                            (308)            (69)
                                                              ------          ------
                                                              $5,568          $2,853
                                                              ======          ======

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Cash and Cash Equivalents

For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Income Taxes

No provision has been made for federal, state or local income taxes related to the Partnership because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

  Interim Financial Statements

The financial statements and related footnote disclosures as of June 30, 1996, for the six months ended June 30, 1996 and for the period from inception (April 17, 1995) to June 30, 1995 are unaudited. In management's opinion, the unaudited financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and for the period from inception (April 17, 1995) to June 30, 1995 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

  New Accounting Principles

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted the principles of this statement on January 1, 1996. The provisions of SFAS 121 did not have an effect on the Company's reported results of operations or financial condition through June 30, 1996.

The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Partnership does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results of operations.

(3) ACQUISITIONS

On November 9, 1995, the Partnership purchased certain cable television system assets, primarily in Maine and Ohio, from United Video Cablevision, Inc. ("UVC") for approximately $113,485 in cash plus a note payable to the seller of $7,200 and the assumption of certain liabilities of the acquired business. The acquisition was financed with the partner contributions and loans noted above, together with a portion of a $130,000 credit facility (see Note 5).

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(3) ACQUISITIONS (CONTINUED)

The Partnership has recorded a receivable from UVC related to certain estimated post closing adjustments to be made to the cash paid to UVC. The purchase price was allocated to the acquired assets and liabilities as follows:

        Current assets                                                       $    379
        Receivable from seller                                                  1,667
        Property, plant and equipment                                          39,828
        Franchise costs                                                        49,785
        Subscriber lists                                                       28,139
        Goodwill                                                                4,026
                                                                             --------
          Subtotal                                                            123,824

        Less -- Current liabilities assumed                                    (1,472)
                                                                             --------
                                                                              122,352
        Less -- Subordinated promissory note to seller                         (7,200)
                                                                             --------
        Total cash paid                                                      $115,152
                                                                             ========

On November 21, 1995, the Partnership acquired the net assets of Longfellow Cable Company, Inc. ("Longfellow") in Maine for approximately $6,118 in cash. The purchase price was allocated to the acquired assets and liabilities as follows:

        Current assets                                                         $   22
        Property, plant and equipment                                           3,505
        Franchise costs                                                           963
        Subscriber lists                                                        1,568
        Goodwill                                                                  114
                                                                               ------
             Subtotal                                                           6,172

        Less -- Current liabilities assumed                                       (54)
                                                                               ------
        Total cash paid                                                        $6,118
                                                                               ======

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(3) ACQUISITIONS (CONTINUED)

The Partnership has reported the operating results of its acquired cable systems from the dates of acquisition. The following table shows the unaudited pro forma results of operations as if the Partnership had acquired the UVC and Longfellow properties on January 1, 1995. The fiscal 1995 pre-acquisition results for Longfellow have not been audited and were provided to the Partnership by the seller.

                                                  -----------------------------------------------------------
                                                                     PRO FORMA ADJUSTMENTS
                                                                --------------------------------    UNAUDITED
                                                  HISTORICAL               UVC        LONGFELLOW    PRO FORMA
                                                     RESULTS    ACQUISITION(A)    ACQUISITION(B)      RESULTS
                                                  ----------    --------------    --------------    ---------
                                                   Unaudited
Revenues                                             $ 4,369         $  25,417           $ 1,470     $ 31,256
Operating, selling, general and administrative
  expenses                                            (2,438)          (14,393)           (1,047)     (17,878)
Depreciation and amortization                         (2,308)          (11,829)             (585)     (14,722)
Pre-acquisition expenses                                (940)               --                --         (940)
                                                     -------          --------           -------     --------
Operating income (loss)                               (1,317)             (805)             (162)      (2,284)
Interest and other expense                            (1,386)          (10,681)             (336)     (12,403)
                                                     -------          --------           -------     --------
Net loss                                             $(2,703)        $ (11,486)          $  (498)    $(14,687)
                                                     =======          ========           =======     ========

---------------
(A) Period from January 1, 1995 through November 8, 1995. Includes additional depreciation and amortization expense of $2,204, as well as additional interest expense of $6,594 related to the UVC acquisition.
(B) Period from January 1, 1995 through November 20, 1995. Includes additional depreciation and amortization expense of $207, as well as additional interest expense of $336 related to the Longfellow acquisition.

(4) COMMITMENTS

The Partnership is committed to annual pole rentals of approximately $1,077 as of December 31, 1995, to various utilities. These agreements are subject to termination rights by both parties.

The Partnership leases the land upon which certain of its towers and antennae are constructed. The annual rental commitments under these leases amount to approximately $59 as of December 31, 1995.

The Partnership leases office space pursuant to which its commitments under these leases are approximately $124 per year.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(5) DEBT

The Partnership's debt was comprised of the following:

                                                                    ------------------------
                                                                        AS OF          AS OF
                                                                     JUNE 30,   DECEMBER 31,
                                                                         1996           1995
                                                                    ---------   ------------
                                                                    Unaudited
    Bank Credit Facility --
      Revolving credit loan, due June 30, 2004, interest based on various floating rate options (8.69% on $50,000 and
         8.50% on $5,900 at December 31, 1995), payable monthly      $ 20,000        $55,900
      Term loans, due June 30, 2004, interest based on various
         floating rate options (8.69% at December 31, 1995),
         payable monthly                                              190,000         30,000
    Subordinated promissory note to seller, due December 31,
      2004, with interest as described below                            7,200          7,200
    Capital lease obligations, monthly payments of $2, including
      interest at 9%, due November 1998                                    86             59
                                                                     --------        -------
         Total debt                                                  $217,286        $93,159
                                                                     ========        =======

The Partnership has entered into a credit agreement with a maximum availability of $130,000. The Partnership has drawn $30,000 in the form of term loans with the remainder of $100,000 available as a revolving line of credit, of which $55,900 had been drawn as of December 31, 1995. Escalating principal payments are due, quarterly, beginning March 31, 1998 on these term loans. The credit facility has a termination date of June 30, 2004. The maximum amount available under the revolving line of credit reduces over time, beginning March 31, 1998.

Under the terms of the credit agreement, the Partnership has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ended December 31, 1998, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the credit agreement.

The agreement also requires the Partnership to maintain compliance with various financial covenants including, but not limited to total indebtedness, debt ratios, interest coverage ratios and earnings before interest, taxes, depreciation and amortization.

In connection with the revolving credit loan and the term loan, the Partnership has entered into an interest rate swap agreement, which expires November 15, 1999. Under the terms of the agreement, the Partnership has agreed to pay the lender interest at a rate of 5.912% on a notional amount totaling $65,000. In turn, the lender has agreed to pay the Partnership interest on a three-month maturity basis based upon various available floating rate options on the same notional amount. The effect of this swap agreement is to convert a portion of the Partnership's floating rate exposure to a fixed rate facility. Through December 31, 1995, the Partnership has recognized a reduction in interest expense of approximately $18 as a result of this agreement.

On April 9, 1996, the Partnership increased its bank credit facility by $135,000, for a total availability of $265,000. A total of $190,000 of the new bank credit facility is available as a term loan, with the remainder available as a revolving credit facility. The revolver and $100,000 of the term loan matures June 30, 2004. The remaining $90,000 of the term loan matures on June 30, 2005.

The subordinated promissory note to seller bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the subordinated promissory note, the Partnership may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the subordinated promissory note bears interest at 11.5%. Further, in the event the

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(5) DEBT (CONTINUED)

Partnership's leverage ratio exceeds defined amounts, the interest rate also increases by 2%. Under the terms of the subordinated promissory note, the Partnership can prepay the balance at any time.

The debt of the Partnership matures as follows:

        YEAR ENDED DECEMBER 31 --
        -------------------------
        1996                                                                  $    19
        1997                                                                       20
        1998                                                                    5,174
        1999                                                                    6,872
        2000                                                                   10,308
        Thereafter                                                             70,766
                                                                              -------
                                                                              $93,159
                                                                              =======

(6) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

(7) INCOME TAXES

Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners. Taxable losses reported to the partners are different from that reported in the accompanying statements of operations due primarily to differences in depreciation methods and estimated useful lives under regulations prescribed by the Internal Revenue Service.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(7) INCOME TAXES (CONTINUED)

A reconciliation between the net loss reported for financial reporting purposes and the net loss reported for federal income tax purposes is as follows:

        Net loss for financial reporting purposes                             $(2,703)
        Excess depreciation and amortization recorded for income tax
          purposes                                                               (192)
        Other temporary differences                                               186
                                                                              -------
        Net loss for federal income tax purposes                              $(2,709)
                                                                              =======

(8) FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments is based on borrowing rates that approximate existing rates at December 31, 1995; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments.

(9) SUBSEQUENT EVENTS

On February 1, 1996, the Partnership acquired certain cable television assets, primarily in Virginia and Tennessee, from C4 Media Cable Southeast L.P. ("C4"), resulting in a cash purchase price of approximately $48,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced $2,502 as an earnest money deposit related to this transaction.

On March 29, 1996, the Partnership acquired certain cable television assets, primarily in Maine, from Americable International Maine, Inc. for approximately $4,750 in cash and the assumption of certain related liabilities.

On April 9, 1996, the Partnership acquired certain cable television system assets, primarily in Ohio, from Cox Communications resulting in a cash purchase price of approximately $136,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced $7,000 as an earnest money deposit related to this transaction.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              Amounts In Thousands

(9) SUBSEQUENT EVENTS (CONTINUED)

The Partnership has reported the operating results of C4 and Cox from the date of their respective acquisition. The following table shows the unaudited pro forma results of operations as if the Partnership had acquired C4 and Cox as of January 1, 1996:

                                              ----------------------------------------------------------------
                                                FOR THE SIX
                                               MONTHS ENDED                                          UNAUDITED
                                              JUNE 30, 1996                 C4               COX     PRO FORMA
                                                 HISTORICAL      ACQUISITION(A)    ACQUISITION(B)      RESULTS
                                              -------------      --------------    --------------    ---------
                                                  Unaudited           Unaudited         Unaudited
Revenues                                           $ 27,539             $ 945           $ 6,695     $ 35,179
Operating, selling, general and
  administrative expenses                           (14,933)             (646)           (3,571)     (19,150)
Depreciation and amortization                       (13,595)             (443)           (3,941)     (17,979)
                                                   --------             -----           -------     --------
Operating income (loss)                                (989)             (144)             (817)      (1,950)
Interest and other expenses                          (7,304)             (831)           (1,908)     (10,043)
                                                   --------             -----           -------     --------
Net loss                                           $ (8,293)            $(975)          $(2,725)    $(11,993)
                                                   ========             =====           =======     ========

---------------
(A) Period from January 1, 1996 through January 31, 1996. Includes decreased depreciation and amortization expenses of $20, as well as additional interest expense of $147.

(B) Period from January 1, 1996 through March 31, 1996. Includes increased depreciation and amortization expense of $2,897, as well as additional interest expense of $1,903.

(10) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT Unaudited

During May, 1996, the Partnership agreed to acquire certain cable television assets, primarily in Kentucky and Ohio, from Triax Southeast Associates, L.P. ("Triax"), for approximately $85,000 in cash and the assumption of certain related liabilities. The Triax acquisition is expected to close in the third or fourth quarter of 1996.

During July 1996, the Partnership agreed to acquire certain cable television assets, primarily in Kentucky and Ohio, from American Cable Entertainment ("ACE") for approximately $146,000 and the assumption of certain liabilities. The ACE acquisition is expected to close in the third or fourth quarter of 1996.

In addition, the Partnership has filed a registration statement with respect to $200,000 of Senior Subordinated Notes due 2006.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholder of
FrontierVision Capital Corporation:

We have audited the accompanying balance sheet of FrontierVision Capital Corporation as of July 26, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Capital Corporation as of July 26, 1996, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Denver, Colorado,
September 5, 1996.

                       FRONTIERVISION CAPITAL CORPORATION
                                 BALANCE SHEET
                                 JULY 26, 1996

Asset -- Receivable from affiliate for issuance of common stock -- collected
  subsequent to balance sheet date...................................................   $100
                                                                                        ====
Equity -- Common stock, par value $0.01; 1,000 shares authorized; 100 shares issued
  and outstanding....................................................................   $100
                                                                                        ====

        The accompanying note is an integral part of this balance sheet.

                       FRONTIERVISION CAPITAL CORPORATION
                           NOTE TO THE BALANCE SHEET
                                 JULY 26, 1996

FrontierVision Capital Corporation (the "Company"), a Delaware corporation, is a wholly owned subsidiary of FrontierVision Operating Partners, L.P., and was organized on July 26, 1996 for the purpose of acting as co-issuer with FrontierVision Operating Partners, L.P. of $200 million of senior subordinated notes. The Company has no operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FrontierVision Partners, L.P.:

We have audited the accompanying consolidated balance sheet of FrontierVision Partners, L.P. (a Delaware partnership) and subsidiaries as of December 31, 1995. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1995, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP
Denver, Colorado,
April 9, 1996.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                 (in thousands)

                                    ASSETS
Cash and cash equivalents                                                            $  5,906
Accounts receivable, net of allowance for doubtful accounts of $40                        358
Receivable from seller                                                                  1,667
Prepaid expenses and other                                                                201
Investment in cable television systems, net
     Property and equipment                                                            42,917
     Franchise costs                                                                   50,184
     Subscriber lists                                                                  29,000
     Goodwill                                                                           4,094
                                                                                     --------
          Total investment in cable television systems, net                           126,195
                                                                                     --------
Deferred financing costs, net                                                           3,787
Organization costs, net                                                                   604
Earnest money deposits                                                                  9,502
Other, net                                                                                 86
                                                                                     --------
          Total assets                                                               $148,306
                                                                                     ========
                       LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                                     $  1,606
Accrued liabilities                                                                     1,563
Subscriber prepayments and deposits                                                       362
Accrued interest payable                                                                  420
Senior subordinated notes due to partners                                               4,972
Junior subordinated notes due to partners                                              33,330
Other debt                                                                             93,159
                                                                                     --------
          Total liabilities                                                           135,412
                                                                                     --------
Commitments
Partners' capital
     General Partner                                                                      128
     Limited Partners--
       Special Class A                                                                  9,361
       Class A                                                                          3,405
                                                                                     --------
          Total partners' capital                                                      12,894
                                                                                     --------
          Total liabilities and partners' capital                                    $148,306
                                                                                     ========

              The accompanying notes to consolidated balance sheet
            are an integral part of this consolidated balance sheet.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                 (In thousands)

(1) THE PARTNERSHIP

  Organization and Capitalization:

FrontierVision Partners, L.P. ("FVP" or the "Partnership") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. The Partnership was capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships.

FVP's partners have committed to provide debt and equity capital commitments totaling approximately $123,400. As of December 31, 1995, FVP had received approximately $54,200 of these commitments. Of the total capital contributed to FVP by December 31, 1995, approximately $16,800 is in the form of general and limited partner capital contributions, approximately $32,800 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $4,600 in the form of 12% senior subordinated notes (the 'Senior Notes"). Subsequent to December 31, 1995, FVP received an additional $58,500 in loans from its partners, all in the form of Senior Notes.

Under the terms of the FVP partnership agreement, the Partnership has agreed to issue partnership interests, Senior Notes and Junior Notes to an investment bank, which is also a limited partner, in an amount equal to 3% of total limited partner debt and equity commitments as a syndication fee. As of December 31, 1995, the Partnership has credited the capital account of the investment bank with $390 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $866 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

  Allocation of Profits, Losses and Distributions:

The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1995, the Partnership had only issued Class A and Special Class A limited partnership interests.

Net losses are allocated to the partners in proportion to their capital contributions until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

Profits are allocated first to the general partner to the extent of its negative capital account; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12% preferred annual rate of return on their capital contributions; thereafter, 85% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 7% to the general partner (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 (In thousands)

(1) THE PARTNERSHIP (CONTINUED)

partners. Under the terms of the FVP partnership agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 1% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of April 9, 1996, the Partnership had investment commitments from its Class A limited partners totaling $32,830 and $89,291 from its Special Class A limited partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

The consolidated financial statements include the accounts of the Partnership and its direct and indirect wholly owned subsidiaries, FrontierVision Operating Partners, L.P. ("FVOP") and FrontierVision Operating Partners, Inc. ("FVOP Inc."). All significant intercompany accounts and transactions have been eliminated in consolidation. FVOP Inc. holds a 0.01% limited partnership interest in FVOP as its only asset. FVOP owns and operates cable television properties, primarily in Maine and Ohio.

  Basis of Presentation:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  New Accounting Principles

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted the principles of this statement on January 1, 1996.

  Property and Equipment:

Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalized a portion of salaries related to installation activities of approximately $39 for the period ended December 31, 1995. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives;

                                                                   ----------------------
                                                                      1995           LIFE
                                                                   -------    -----------
        Property and equipment                                     $43,906     5-20 years
        Less -- Accumulated depreciation                              (989)
                                                                   -------
                                                                   $42,917
                                                                   =======

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 (In thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Franchise Costs, Subscriber Lists and Goodwill:

Franchise costs, subscriber lists and goodwill are being amortized using the straight-line method over the following estimated useful lives:

                                                                   ----------------------
                                                                      1995           LIFE
                                                                   -------    -----------
        Franchise costs                                            $50,748       15 years
        Less -- Accumulated amortization                              (564)
                                                                   -------
                                                                   $50,184
                                                                   =======
        Subscriber lists                                           $29,707        7 years
        Less -- Accumulated amortization                              (707)
                                                                   -------
                                                                   $29,000
                                                                   =======
        Goodwill                                                   $ 4,140       15 years
        Less -- Accumulated amortization                               (46)
                                                                   -------
                                                                   $ 4,094
                                                                   =======

  Deferred Financing Costs and Organization Costs:

Deferred financing costs are being amortized using the effective interest method over the life of the loans. Organization costs are being amortized using the straight-line method over five years:

                                                                    ---------------------
                                                                      1995           LIFE
                                                                    ------    -----------
        Deferred financing costs                                    $3,874      1-9 years
        Less -- Accumulated amortization                               (87)
                                                                    ------
                                                                    $3,787
                                                                    ======
        Organization costs                                          $  625        5 years
        Less -- Accumulated amortization                               (21)
                                                                    ------
                                                                    $  604
                                                                    ======

  Cash and Cash Equivalents:

For purposes of the consolidated financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(3) ACQUISITIONS

On November 9, 1995, FVOP purchased certain cable television systems assets, primarily in Maine and Ohio, from United Video Cablevision, Inc. ("UVC") for approximately $113,485 in cash plus a note payable to the seller of $7,200 and the assumption of certain liabilities of the acquired business. The acquisition was financed with the partner contributions and loans noted above, together with a portion of a $130,000 credit facility (see Note 5). The

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 (In thousands)

(3) ACQUISITIONS (CONTINUED)

Partnership has recorded a receivable from UVC related to certain estimated post-closing adjustments to be made to the cash paid to UVC. The purchase price was allocated to the acquired assets and liabilities as follows:

                Current assets                             $    379
                Receivable from seller                        1,667
                Property, plant and equipment                39,828
                Franchise costs                              49,785
                Subscriber lists                             28,139
                Goodwill                                      4,026
                                                           --------
                     Subtotal                               123,824
                Less -- Current liabilities assumed          (1,472)
                                                           --------
                                                            122,352
                Less -- Subordinated promissory note to
                  seller                                     (7,200)
                                                           --------
                     Total cash paid                       $115,152
                                                           ========

On November 21, 1995, FVOP acquired the net assets of Longfellow Cable Company, Inc. ("Longfellow") in Maine for approximately $6,118 in cash. The purchase price was allocated to the acquired assets and liabilities as follows:

                Current assets                               $   22
                Property, plant and equipment                 3,505
                Franchise costs                                 963
                Subscriber lists                              1,568
                Goodwill                                        114
                                                             ------
                     Subtotal                                 6,172
                Less -- Current liabilities assumed             (54)
                                                             ------
                     Total cash paid                         $6,118
                                                             ======

(4) COMMITMENTS

The Partnership is committed to annual pole rentals of approximately $1,077 as of December 31, 1995, to various utilities. These agreements are subject to termination rights by both parties.

The Partnership leases the land upon which certain of its towers and antennae are constructed. The annual rental commitments under these leases amount to approximately $59 as of December 31, 1995.

The Partnership leases office space and its commitments under these leases is approximately $124 per year.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 (In thousands)

(5) DEBT

As of December 31, 1995, the Partnership's debt was comprised of the following:

    Bank Credit Facility--
         Revolving credit loan, due June 30, 2004, interest based on various
          floating rate options, payable monthly                                 $ 55,900
         Term loans, due June 30, 2004, interest based on various floating
          rate options, payable monthly                                            30,000
    Senior subordinated notes                                                       4,972
    Junior subordinated notes                                                      33,330
    Subordinated promissory note to seller, due December 31, 2004, with
      interest as described below                                                   7,200
    Capital lease obligations, monthly payments of $1,886, including interest
      at 9%, due November 1998                                                         59
                                                                                 --------
                                                                                 $131,461
                                                                                 ========

The Partnership has entered into a credit agreement with a maximum availability of $130,000 (see Note 6). The Partnership has drawn $30,000 in the form of term loans with the remainder of $100,000 available as a revolving line of credit, of which $55,900 had been drawn as of December 31, 1995. Escalating principal payments are due, on a quarterly basis, beginning March 31, 1998 on these term loans. The credit facility has a termination date of June 30, 2004. The maximum amount available under the revolving line of credit reduces over time, beginning March 31, 1998.

Under the terms of the credit agreement, the Partnership has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ended December 31, 1998, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the credit agreement.

The agreement also requires the Partnership to maintain compliance with various financial covenants including, but not limited to total indebtedness, debt ratios, interest coverage ratios and earnings before interest, taxes, depreciation and amortization.

In connection with the revolving credit loan and the term loan, the Partnership has entered into an interest rate swap agreement, which expires November 15, 1999. Under the terms of the agreement, the Partnership has agreed to pay the lender interest at a rate of 5.912% on a notional amount totaling $65,000. In turn, the lender has agreed to pay the Partnership interest on a three-month maturity basis based upon various available floating rate options on the same notional amount. The effect of this swap agreement is to convert a portion of the Partnership's floating rate exposure to a fixed rate facility. Through December 31, 1995, the Partnership has recognized a reduction in interest expense of approximately $18 as a result of this agreement.

The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and is payable June 30, 2004. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and is payable June 30, 2004. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

The subordinated promissory note to seller bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the subordinated promissory note, the Partnership may issue additional subordinated promissory notes rather than making cash interest payments. In this event, the subordinated promissory note bears interest at 11.5%. Further, in the event the Partnership's leverage ratio exceeds defined amounts, the interest rate also increases by 2% per year. Under the terms of the subordinated promissory note, the Partnership can prepay the balance at any time.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 (In thousands)

(5) DEBT (CONTINUED)

The debt of the Partnership matures as follows:

                Year ended December 31--
                     1996                                             $     19
                     1997                                                   20
                     1998                                                5,174
                     1999                                                6,872
                     2000                                               10,308
                Thereafter                                             109,068
                                                                      --------
                                                                      $131,461
                                                                      ========

(6) SUBSEQUENT EVENTS

On February 1, 1996, the Partnership acquired certain cable television system assets, primarily in Virginia and Tennessee, from C4 Media Cable Southeast, L.P. for a cash purchase price of approximately $48,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced an earnest money deposit of $2,502 related to this transaction.

On March 29, 1996, the Partnership acquired certain cable television system assets, primarily in Maine, from Americable International Maine, Inc. for approximately $4,750 in cash and the assumption of certain related liabilities.

On April 9, 1996, the Partnership increased its bank facility by $135,000 for a total availability of $265,000. A total of $190,000 of the new bank credit facility is available as a term loan, with the remainder available as a revolving credit facility. The revolver and $100,000 of the term loan matures June 30, 2004. The remaining $90,000 of the term loan matures June 30, 2005.

On April 9, 1996, the Partnership acquired certain cable television system assets, primarily in Ohio, from Cox Communications, Inc. for a cash purchase price of approximately $136,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced $7,000 as an earnest money deposit related to this transaction.

(7) FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments is based on borrowing rates that approximate existing rates at December 31, 1995; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments.

                          INDEPENDENT AUDITORS' REPORT
                                  MAY 7, 1996

To the Board of Directors and Stockholders of United Video Cablevision, Inc.:

We have audited the accompanying divisional balance sheet of UNITED VIDEO CABLEVISION, INC. -- MAINE AND OHIO DIVISIONS as of November 8, 1995 and December 31, 1994 and the related statements of divisional operations, cash flows and equity for the period of January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the divisional financial position of United Video Cablevision, Inc. -- Maine and Ohio Divisions as of November 8, 1995 and December 31, 1994, and the results of its divisional operations and its cash flows for the period ending November 8, 1895, and the years ending December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                          PIAKER & LYONS, P.C.

May 7, 1996
Vestal, NY

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                           DIVISIONAL BALANCE SHEETS

                                                                     ----------------------------
                                                                      NOVEMBER 8,    DECEMBER 31,
                                                                             1995           1994
                                                                     ------------    ------------
                                    ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents                                          $     75,100    $     35,461
                                                                     ------------    ------------
ACCOUNTS RECEIVABLE (1)
  Accounts Receivable, Trade                                              143,673         206,676
  Accounts Receivable, Other                                               25,980          31,034
  Less: Allowance for Doubtful Accounts                                   (53,994)        (34,928)
                                                                     ------------    ------------
NET ACCOUNTS RECEIVABLE                                                   115,659         202,682
                                                                     ------------    ------------
  Prepaid Expenses                                                        165,080         108,045
                                                                     ------------    ------------
TOTAL CURRENT ASSETS                                                      355,839         346,188
PROPERTY, PLANT AND EQUIPMENT -- At Cost
  Land                                                                     61,556          61,223
  Buildings and Improvements                                            1,586,150       1,570,888
  Vehicles                                                              2,608,730       2,282,936
  Cable Television Distribution Systems                                85,010,454      83,296,885
  Office Furniture, Tools and Equipment                                 1,386,288       1,363,828
  Less: Accumulated Depreciation (1)                                  (68,243,467)    (59,163,656)
                                                                     ------------    ------------
NET PROPERTY, PLANT AND EQUIPMENT                                      22,409,711      29,758,104
                                                                     ------------    ------------
INTANGIBLE ASSETS
  Franchise Rights                                                      1,994,336       1,984,349
  Non Compete Agreements                                                   71,753          71,753
  Other Intangible Assets                                               1,943,836       1,943,836
  Less: Accumulated Amortization (1)                                   (2,930,019)     (2,550,708)
                                                                     ------------    ------------
NET INTANGIBLE ASSETS                                                   1,079,906       1,449,230
                                                                     ------------    ------------
TOTAL ASSETS                                                         $ 23,845,456    $ 31,553,522
                                                                     ============    ============
                       LIABILITIES AND DIVISIONAL EQUITY
LIABILITIES
  Accounts Payable                                                   $         --    $    684,264
  Subscriber Deposits and Unearned Income                                 341,263         401,608
  Accrued Franchise Fees                                                  424,312         469,578
  Accrued Programming Fees                                                686,599         513,151
  Other Accrued Expenses                                                1,596,134       1,154,024
                                                                     ------------    ------------
TOTAL CURRENT LIABILITIES                                               3,048,308       3,222,623
DIVISIONAL EQUITY                                                      20,797,148      28,330,899
                                                                     ------------    ------------
TOTAL LIABILITIES AND DIVISIONAL EQUITY                              $ 23,845,456    $ 31,553,522
                                                                     ============    ============

         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                      STATEMENTS OF DIVISIONAL OPERATIONS

                                            ----------------------------------------------------------
                                                           PERIOD FROM
                                                FOR THE     JANUARY 1,
                                             SIX MONTHS           1995         FOR THE         FOR THE
                                                  ENDED        THROUGH      YEAR ENDED      YEAR ENDED
                                               JUNE 30,    NOVEMBER 8,    DECEMBER 31,    DECEMBER 31,
                                                   1995           1995           1994             1993
                                            -----------    -----------    ------------    ------------
                                              Unaudited
REVENUES (1)                                $14,663,637    $25,417,064    $27,964,550     $27,917,090
                                            -----------    -----------    -----------     -----------
OPERATING EXPENSES
  Programming                                 3,079,560      5,350,664      5,717,160       5,361,127
  Plant and Operation                         2,157,243      3,741,207      4,185,894       3,902,847
  General and Administrative                  2,232,284      3,754,474      4,415,919       4,628,442
  Marketing and Advertising                     204,951        276,712        248,572         409,890
  Corporate Overhead (3)                        646,217      1,270,072      1,327,127       1,470,702
  Depreciation and Amortization (1)           5,408,877      9,625,116     11,225,978       9,960,536
                                            -----------    -----------    -----------     -----------
TOTAL EXPENSES                               13,729,132     24,018,245     27,120,650      25,733,544
                                            -----------    -----------    -----------     -----------
OPERATING INCOME                                934,505      1,398,819        843,900       2,183,546
                                            -----------    -----------    -----------     -----------
OTHER (INCOME) EXPENSE
  Interest Expense (1)                        2,503,103      4,086,738      4,892,250       4,960,032
  Gain on Sale of Fixed Assets                  (23,009)       (25,034)       (33,835)         (3,810)
                                            -----------    -----------    -----------     -----------
TOTAL OTHER (INCOME) EXPENSE                  2,480,094      4,061,704      4,858,415       4,926,222
                                            -----------    -----------    -----------     -----------
NET LOSS                                    $(1,545,589)   $(2,662,885)   $(4,014,515)    $(2,742,676)
                                            ===========    ===========    ===========     ===========

         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                        STATEMENTS OF DIVISIONAL EQUITY

                                                         -----------------------------------------
                                                                1995           1994           1993
                                                         -----------    -----------    -----------
BALANCE, JANUARY 1,                                      $28,330,899    $32,700,089    $37,526,944
     Net Loss                                             (2,662,885)    (4,014,515)    (2,742,676)
     Payments to Corporate Division, Net                  (4,870,866)      (354,675)    (2,084,179)
                                                         -----------    -----------    -----------
BALANCE, NOVEMBER 8, 1995                                $20,797,148
                                                         ===========
BALANCE, DECEMBER 31,                                                   $28,330,899    $32,700,089
                                                                        ===========    ===========

         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                      STATEMENTS OF DIVISIONAL CASH FLOWS

                                                   ----------------------------------------------------------
                                                                  PERIOD FROM
                                                       FOR THE     JANUARY 1,
                                                    SIX MONTHS           1995         FOR THE         FOR THE
                                                         ENDED        THROUGH      YEAR ENDED      YEAR ENDED
                                                      JUNE 30,    NOVEMBER 8,    DECEMBER 31,    DECEMBER 31,
                                                          1995           1995            1994            1993
                                                   -----------    -----------    ------------    ------------
                                                     Unaudited
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES
  Net Loss                                         $(1,545,616)   $(2,662,885)   $(4,014,515)    $(2,742,676)
                                                   -----------    -----------    ------------    -----------
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
  PROVIDED BY OPERATIONS:
  Depreciation                                       5,187,107      9,245,805      10,771,263      9,497,062
  Amortization of Intangibles                          221,770        379,311         454,715        463,474
  Allowance for Doubtful Accounts                           --         19,066           6,124         (3,007)
  Gain on Sale of Assets                                23,009        (25,034)        (33,835)       (33,810)
  CHANGES IN OPERATING ASSETS AND LIABILITIES,
    NET OF EFFECTS FROM ACQUISITION OF CORPORATE
    ENTITIES:
    Accounts Receivable and Other Receivables          131,341         67,957        (132,182)       122,248
    Prepaid Expenses                                  (201,024)       (57,035)         13,897       (158,603)
    Accounts Payable and Accrued Expenses             (621,915)      (113,972)       (846,244)       (52,046)
    Subscriber Deposits and Unearned Income            (41,804)       (60,343)       ( 45,895)       (72,253)
                                                   -----------    -----------    ------------    -----------
TOTAL ADJUSTMENTS                                    4,698,484      9,455,755      10,187,843      9,762,995
                                                   -----------    -----------    ------------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES            3,152,868      6,792,870       6,173,328      7,002,319
                                                   -----------    -----------    ------------    -----------
INVESTING ACTIVITIES
  Purchase of Property, Plant and Equipment          1,112,478     (2,037,144)     (5,712,592)    (5,024,998)
  Acquisition of Intangible Assets                          --         (9,987)       (216,154)        (1,928)
  Proceeds from Sale of Assets                          67,432        164,766          41,789         37,600
                                                   -----------    -----------    ------------    -----------
NET CASH USED IN INVESTING ACTIVITIES               (1,045,046)    (1,882,365)     (5,886,957)    (4,989,266)
                                                   -----------    -----------    ------------    -----------
FINANCING ACTIVITIES
  Payments to Corporate Division, Net               (1,926,311)    (4,870,866)       (354,675)    (2,084,179)
                                                   -----------    -----------    ------------    -----------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS            181,511         39,639         (68,304)       (53,126)
Cash and Cash Equivalents at Beginning of
  Period                                                35,461         35,461         103,765        156,891
                                                   -----------    -----------    ------------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $   146,050    $    75,100    $     35,461    $   103,765
                                                   ===========    ===========    =============   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest Paid                                    $ 2,503,103    $ 4,086,738    $  4,892,250    $ 4,960,032
  Income Taxes Paid                                         --             --              --              --

DISCLOSURE OF ACCOUNTING POLICY:

For purposes of the statement of cash flows, the Divisions consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         See the accompanying notes to divisional financial statements.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
                    NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                                NOVEMBER 8, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING, POLICIES

  Business Activity

The accompanying divisional financial statements include the Maine and Ohio Divisions of United Video Cablevision, Inc. (the "Divisions"). The Divisions are engaged in providing cable television programming services to subscribers in their franchised areas. The Corporate division allocates debt to the operating divisions based upon the respective acquisition and construction costs relative to the debt incurred. Accordingly, interest has been allocated to the operating divisions by the Corporate division in the same manner. For the purpose of the divisional financial statements, debt has been reflected as division equity in the accompanying financial statements under the terms of the agreement with FrontierVision Operating Partners, L.P., as no such debt will be assumed.

  Concentrations of Credit Risk

The Divisions' trade receivables are comprised of amounts due from subscribers in varying regions throughout the states. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Divisions' customer base and geographic dispersion.

  Revenue Recognition

The Divisions recognize service revenues on the accrual basis in the month in which the service is to be provided. Payments received in advance are included in deferred revenue until the month they become due at which time they are recognized as income.

  Capitalization and Depreciation

In accordance with Statement No. #51 of the Financial Accounting Standards Board, the Divisions have adopted the policy of capitalizing certain expenses applicable to the construction and operating of a cable television system during the period while the cable television system is partially under construction and partially in service. For the period ended November 8, 1995, the total capitalized costs amounted to $314,347. During 1994 and 1993, the total capitalized costs amounted to $244,276 and $300,429, respectively.

The Divisions, for financial reporting purposes, provide depreciation on the straight-line method, which is considered adequate for the recovery of the cost of the properties over their estimated useful lives. For income tax purposes, however, the Divisions utilize both accelerated methods and the accelerated cost recovery system. For the period ended November 8, 1995, the provision for depreciation in the accompanying statements of operations amounted to $9,245,805. For the years ended December 31, 1994 and 1993, the provision amounted to $10,771,263 and $9,497,062, respectively.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
              NOTES TO DIVISIONAL FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING, POLICIES (CONTINUED)
Depreciation lives for financial statement purposes are as follows:

        Headend Equipment
          Tower                                                              12 Years
          Antennae                                                            7 Years
          Other Headend Equipment                                             8 Years
        Trunk and Distribution Equipment
          Traps, Descramblers, Converters, Decoders                           5 Years
          Other Trunk and Distribution Equipment                              8 Years
        Test Equipment                                                        5 Years
        Local Origination Equipment                                           8 Years
        Vehicles                                                              3 Years
        Furniture and Fixtures                                               10 Years
        Leasehold Improvements                                                8 Years
        Computer and EDP Equipment                                            5 Years

  Amortization

The Divisions are amortizing various intangible assets acquired and incurred on a straight-line basis, generally from 5 to 40 years. For the period ended November 8, 1995, the provision for amortization in the accompanying statements of operations amounted to $379,311. For the years ended December 31, 1994 and 1993, the provision amounted to $454,715 and $463,474, respectively.

  Income Taxes

The Divisions are a part of United Video Cablevision, Inc. which has elected to be taxed as a small business corporation under "Sub-Chapter S" of the Internal Revenue Code effective January 1, 1987, wherein the stockholders of United Video Cablevision, Inc. are taxed on any earnings or losses of the Company.

  Bad Debts

The Divisions have adopted the reserve method for recognizing bad debts for financial statement purposes and continue to utilize the direct write-off method for tax purposes.

  Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

(2) COMMITMENTS

The Divisions were committed to annual pole rentals of approximately $823,000 at November 8, 1995 and $830,000 and $832,000 at December 31, 1994 and 1993,
respectively, to various utilities. These agreements are subject to termination rights by both parties.

The Divisions lease in various systems the land upon which their towers and antennae are constructed. The annual rental payments under these leases amounted to approximately $37,000 at November 8, 1995, approximately $32,000 at December 31, 1994 and approximately $46,000 at December 31, 1993.

                         UNITED VIDEO CABLEVISION, INC.
                            MAINE AND OHIO DIVISIONS
              NOTES TO DIVISIONAL FINANCIAL STATEMENTS (CONTINUED)

(3) MANAGEMENT AGREEMENT WITH RELATED PARTY

The Divisions are being provided with certain management and technical services by a related party by means of a management agreement. For the period ended November 8, 1995, the allocated billings amounted to $1,270,072, and for the years ended December 31, 1994 and 1993, billings amounted to $1,327,127 and $1,470,702, respectively.

(4) SALE OF DIVISIONS

On November 9, 1995, United Video Cablevision, Inc. consummated an agreement by which it sold substantially all of the net assets and associated current liabilities in its Maine and Ohio franchise areas (the Divisions) for approximately $120,500,000. Upon the completion of the transaction, United Video Cablevision, Inc. realized a gain of approximately $100,000,000.

                          INDEPENDENT AUDITORS' REPORT

Cox Communications, Inc.:

We have audited the accompanying combined statements of net assets of the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters" or "Successor") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996, as of December 31, 1994 ("Predecessor") and 1995 ("Successor"), and the related combined statements of operations, changes in net assets, and cash flows for the years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor). These financial statements are the responsibility of the Ashland and Defiance Clusters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Ashland and Defiance Clusters at December 31, 1994 (Predecessor) and 1995 (Successor), and the combined results of its operations and its cash flows for years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor), in conformity with generally accepted accounting principles.

As discussed in Note 1, effective February 1, 1995, CCI acquired the Ashland and Defiance Clusters in connection with the acquisition of Times Mirror Cable Television, Inc.

DELOITTE & TOUCHE LLP

Atlanta, GA
April 10, 1996

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF NET ASSETS
                                  In Thousands

                                                                     ----------------------------
                                                                      SUCCESSOR      PREDECESSOR
                                                                     ------------    ------------
                                                                     DECEMBER 31,    DECEMBER 31,
                                                                             1995            1994
                                                                     ------------    ------------
                                             ASSETS
     Cash                                                                                    $188
     Accounts Receivable -- Less allowance for doubtful accounts
      of $43 and $37                                                       $1,784           1,563
     Amounts Due From Affiliate                                             5,848
     Intercompany Income Taxes Receivable                                   1,182
     Net Plant and Equipment                                               25,621          18,096
     Intangible Assets                                                    110,796          51,210
     Other Assets                                                           1,149             580
                                                                         --------         -------
                                                                         $146,380         $71,637
                                                                         ========         =======
                                   LIABILITIES AND NET ASSETS
     Accounts Payable                                                        $580            $692
     Accrued Expenses                                                         966             915
     Intercompany Income Taxes Payable                                                      2,160
     Deferred Income                                                        1,355           1,142
     Deferred Income Taxes                                                  7,644           3,147
     Other Liabilities                                                        146              99
     Amounts Due to Affiliate                                                              52,317
                                                                         --------         -------
       Total liabilities                                                   10,691          60,472
NET ASSETS                                                                135,689          11,165
                                                                         --------         -------
                                                                         $146,380         $71,637
                                                                         ========         =======

                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF OPERATIONS
                                  In Thousands

                                                    -----------------------------------------------------------
                                                      SUCCESSOR                      PREDECESSOR
                                                    --------------    -----------------------------------------
                                                    ELEVEN MONTHS      ONE MONTH             YEAR ENDED
                                                        ENDED            ENDED              DECEMBER 31,
                                                     DECEMBER 31,     JANUARY 31,    --------------------------
                                                         1995            1995           1994           1993
                                                    --------------    -----------    -----------    -----------
REVENUES                                                   $24,628         $2,096      $  25,235      $  24,679
COSTS AND EXPENSES
OPERATING                                                    8,035            689          7,188          6,773
  Selling, general, and administrative                       4,919            503          5,507          5,398
  Depreciation                                               5,480            214          3,293          3,413
  Amortization                                               2,727            128          1,830          2,129
                                                          --------         ------    -----------    -----------
     Total costs and expenses                               21,161          1,534         17,818         17,713
                                                          --------         ------    -----------    -----------
OPERATING INCOME                                             3,467            562          7,417          6,966
INTEREST INCOME -- NET                                                         79            434            133
OTHER -- NET                                                   (29)                           (3)            (4)
                                                          --------         ------    -----------    -----------
INCOME BEFORE INCOME TAXES                                   3,438            641          7,848          7,095
INCOME TAXES                                                 3,749            248          3,982          3,559
                                                          --------         ------    -----------    -----------
NET INCOME (LOSS)                                          $  (311)         $ 393      $   3,866      $   3,536
                                                          ========         ======    ===========    ===========

                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                  In Thousands

PREDECESSOR
-----------
BALANCE, JANUARY 1, 1993                                                             $ 11,303
  Net income for the year ended December 31, 1993                                       3,536
  Dividends to Affiliate                                                               (1,570)
                                                                                     --------
BALANCE, DECEMBER 31, 1993                                                             13,269
  Net income for the year ended December 31, 1994                                       3,866
  Dividends to Affiliate                                                               (5,970)
                                                                                     --------
BALANCE, DECEMBER 31, 1994                                                             11,165
  Net income for the one month ended January 31, 1995                                     393
                                                                                     --------
BALANCE, JANUARY 31, 1995                                                            $ 11,558
                                                                                     ========
SUCCESSOR
---------
FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED FROM
  TIMES MIRROR CABLE TELEVISION, INC. ON FEBRUARY 1, 1995                            $136,000
  Net loss for the eleven months ended December 31, 1995                                 (311)
                                                                                     --------
BALANCE, DECEMBER 31, 1995                                                           $135,689
                                                                                     ========

                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                       COMBINED STATEMENTS OF CASH FLOWS
                                  In Thousands

                                                     -----------------------------------------------------------
                                                       SUCCESSOR                      PREDECESSOR
                                                     --------------    -----------------------------------------
                                                      ELEVEN MONTHS      ONE MONTH             YEAR ENDED
                                                              ENDED          ENDED              DECEMBER 31,
                                                       DECEMBER 31,     JANUARY 31,   --------------------------
                                                               1995           1995           1994           1993
                                                     --------------    -----------    -----------    -----------
OPERATING ACTIVITIES:
  Net income (loss)                                         $  (311)         $ 393      $   3,866      $   3,536
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization                            8,207            342          5,123          5,542
     Deferred income taxes                                     (142)           (70)           298            293
     (Increase) decrease in accounts receivable                (287)            66            114            (45)
     Increase (decrease) in accounts payable and
       accrued expenses                                         467           (360)          (214)           (92)
     Income taxes payable                                    (1,182)            31          1,914           (906)
     Other, net                                                 274             45            162            (61)
                                                             ------           ----      ---------      ---------
       Net cash provided by operating activities              7,026            447         11,263          8,267
INVESTING ACTIVITIES:
  Capital expenditures                                       (1,362)           (65)        (3,795)        (6,075)
  Advances to Affiliate                                      (5,848)
                                                             ------           ----      ---------      ---------
     Net cash used in investing activities                   (7,210)           (65)        (3,795)        (6,075)
FINANCING ACTIVITIES:
  Net change in amounts due to Affiliate                                      (386)        (1,466)          (580)
  Dividends paid                                                                           (5,970)        (1,570)
                                                             ------           ----      ---------      ---------
       Net cash used in financing activities                                  (386)        (7,436)        (2,150)
                                                             ------           ----      ---------      ---------
NET INCREASE (DECREASE) IN CASH                                (184)            (4)            32             42
CASH AT BEGINNING OF PERIOD                                     184            188            156            114
                                                             ------           ----      ---------      ---------
CASH AT END OF PERIOD                                                        $ 184                     $     156
                                                             ------           ----      ---------      ---------
CASH PAID DURING THE PERIOD FOR:
  Interest                                                   $   --          $  79      $     434      $     133
                                                             ------           ----      ---------      ---------

                  See notes to combined financial statements.

                         ASHLAND AND DEFIANCE CLUSTERS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1993 AND 1994,
                     ONE MONTH ENDED JANUARY 31, 1995, AND
                     ELEVEN MONTHS ENDED DECEMBER 31, 1995

(1) ORGANIZATION AND BASIS OF PRESENTATION

These combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996. These cable television systems were acquired by CCI, a majority owned subsidiary of Cox Enterprises, Inc. ("CEI"), from The Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The operations of the Ashland and Defiance Clusters prior to February 1, 1995 are referred to as "Predecessor" and as "Successor" after February 1, 1995.

All significant intercompany accounts and transactions have been eliminated in combination. The acquisition of the Ashland and Defiance Clusters was accounted for by the purchase method of accounting, whereby the allocable share of the TMCT purchase price was pushed down to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows (thousands of dollars):

    Net working capital                                             $ (2,836)
    Plant and equipment                                               30,022
    Deferred taxes related to plant and equipment write-up            (4,709)
    Intangible Assets                                                113,523
                                                                    --------
                                                                    $136,000
                                                                    ========

The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Ashland and Defiance Clusters been an independent company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

The Ashland and Defiance Clusters bill their customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 60 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as received.

  Plant and Equipment

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of 5 to 20 years for buildings and building improvements, 5 to 12 years for cable television systems, and 3 to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Ashland and Defiance Clusters' labor and at actual costs for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

  Intangible Assets

Intangible assets consist primarily of goodwill and franchise costs recorded in business combinations which is amortized on a straight-line basis over 40 years. The Ashland and Defiance Clusters assess on an on-going basis the

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value.

  Income Taxes

Through January 31, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of Times Mirror. Beginning on February 1, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits are allocated on a separate return basis to the Ashland and Defiance Clusters based on the current year tax effects of the inclusion of their income, expenses, and credits in the consolidated income tax returns of Times Mirror, CEI, or based on separate state income tax returns.

Deferred income taxes arise from temporary differences between income taxes and financial reporting and principally relate to depreciation and amortization.

  Fees and Taxes

The Ashland and Defiance Clusters incur various fees and taxes in connection with the operation of their cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal, and business and franchise taxes paid to the States of Ohio and Kentucky. A portion of these fees and taxes are passed through to the Ashland and Defiance Clusters' subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

  Pension and Postretirement Benefits

CCI generally provides defined pension benefits to all employees based on years of service and compensation during those years. CEI provides certain health care and life insurance benefits to substantially all retirees and employees. For employees and retirees of the Ashland and Defiance Clusters, these benefits are provided through the CCI plans. Expense related to these plans is allocated to the Ashland and Defiance Clusters through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Ashland and Defiance Clusters employees' participation in the plans.

Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the "Times Mirror Cable Plan") in conjunction with the Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with the Times Mirror Pension Plan.

Net periodic pension expense for 1993 and 1994 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan. This expense was allocated to the Ashland and Defiance Clusters based on its salary expense as a percentage of total TMCT salary expense.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Recently Issued Accounting Pronouncements

In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. CCI, including the Ashland and Defiance Clusters, adopted SFAS No. 121 in the first quarter of 1996. The effect on the combined financial statements upon adoption of SFAS No. 121 was not significant.

(3) CASH MANAGEMENT SYSTEM

The Ashland and Defiance Clusters participate in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment. Prior to February 1, 1995, the Ashland and Defiance Clusters participated in a similar cash management system with Times Mirror.

(4) PLANT AND EQUIPMENT

Plant and equipment is summarized as follows (Thousands of Dollars):

                                                                     ----------------------------
                                                                      SUCCESSOR      PREDECESSOR
                                                                     ------------    ------------
                                                                     DECEMBER 31,    DECEMBER 31,
                                                                             1995            1994
                                                                     ------------    ------------
Land                                                                      $     5        $     10
Buildings and building improvements                                           207             646
Transmission and distribution plant                                        30,235          34,543
Miscellaneous equipment                                                       343             472
Construction in progress                                                        3              59
                                                                          -------        --------
     Plant and equipment, at cost                                          30,793          35,730
Less accumulated depreciation                                              (5,172)        (17,634)
                                                                          -------        --------
     Net plant and equipment                                              $25,621        $ 18,096
                                                                          =======        ========

(5) INTANGIBLE ASSETS

Intangible assets are summarized as follows (Thousands of Dollars):

                                                                     ----------------------------
                                                                      SUCCESSOR      PREDECESSOR
                                                                     ------------    ------------
                                                                     DECEMBER 31,    DECEMBER 31,
                                                                             1995            1994
                                                                     ------------    ------------
Goodwill                                                                 $113,523         $60,907
Other                                                                                         134
                                                                         --------         -------
     Total                                                                113,523          61,041
Less accumulated amortization                                              (2,727)         (9,831)
                                                                         --------         -------
     Net intangible assets                                               $110,796         $51,210
                                                                         ========         =======

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(6) INCOME TAXES

Income tax expense (benefit) is summarized as follows (Thousands of Dollars):

                                                      -----------------------------------------------------------
                                                        SUCCESSOR                      PREDECESSOR
                                                      --------------    -----------------------------------------
                                                       ELEVEN MONTHS      ONE MONTH             YEAR ENDED
                                                               ENDED          ENDED              DECEMBER 31,
                                                        DECEMBER 31,     JANUARY 31,   --------------------------
                                                                1995           1995           1994           1993
                                                      --------------    -----------    -----------    -----------
Current:
  Federal                                                     $3,054           $248      $   2,866      $   2,614
  State                                                          837             70            818            652
                                                              ------           ----
     Total current                                             3,891            318          3,684          3,266
Deferred:
  Federal                                                       (113)          (68)            183            250
  State                                                          (29)           (2)            115             43
                                                              ------           ----
     Total deferred                                             (142)          (70)            298            293
                                                              ------           ----
     Total income taxes                                       $3,749           $248      $   3,982      $   3,559
                                                              ======           ====

The tax effects of significant temporary differences which comprise the net deferred tax liabilities are as follows (Thousands of Dollars):

                                                                               ----------------
                                                                                 DECEMBER 31,
                                                                               ----------------
                                                                                 1995      1994
                                                                               ------    ------
Plant and equipment                                                            $7,942    $3,408
Other                                                                            (298)     (261)
                                                                               ------    ------
     Net deferred tax liability                                                $7,644    $3,147
                                                                               ======    ======

Income tax expense computed using the United States federal statutory rates is reconciled to the reported income tax provisions as follows:

                                                      -----------------------------------------------------------
                                                        SUCCESSOR                      PREDECESSOR
                                                      --------------    -----------------------------------------
                                                       ELEVEN MONTHS      ONE MONTH             YEAR ENDED
                                                               ENDED          ENDED              DECEMBER 31,
                                                        DECEMBER 31,    JANUARY 31,    --------------------------
                                                                1995           1995           1994           1993
                                                      --------------    -----------    -----------    -----------
Federal statutory income tax rate                               % 35            35%            35%            35%
Computed tax expense at federal statutory rates on
  income before income taxes                                  $1,203           $224      $   2,747      $   2,483
State income taxes (net of federal tax benefit)                  534             33            560            424
Acquisition adjustments                                        2,033             44            543            541
1% increase in enacted tax rate                                                                                76
Other, net                                                       (21)          (53)            132             35
                                                              ------           ----
     Income tax provision                                     $3,749           $248      $   3,982      $   3,559
                                                              ======           ====

(7) RETIREMENT PLANS

As a result of the acquisition of TMCT by CCI, effective January 1, 1996, CEI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a noncontributory defined benefit plan for substantially all of CCI's employees including Ashland and Defiance Clusters' employees. The Ashland and Defiance Clusters employees will become

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(7) RETIREMENT PLANS (CONTINUED)

participants in the CCI Plan retroactive to the Merger date of February 1, 1995. The CCI Plan will be established with a transfer of plan assets from CEI and Times Mirror. The CCI Plan assets are expected to have an estimated fair value equal to or greater than the projected benefit obligation attributable to substantially all of the Ashland and Defiance Clusters employees. Prior to February 1, 1995, substantially all of the Ashland and Defiance Clusters' employees participated in a similar defined benefit plan provided by TMCT. Several of the Ashland and Defiance Clusters' employees were covered under a separate defined benefit plan funded by the Communication Workers of America.

Assumptions used in the actuarial computations were:

                                                                         ----------------------
                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                         1995     1994     1993
                                                                         ----     ----     ----
Discount rate                                                            7.25%    8.25%    7.50%
Rate of increase in compensation levels                                  5.00     6.00     6.25
Expected long-term rate of return on assets                              9.00     9.50     9.75

Total pension expense allocated to the Ashland and Defiance Clusters was $53,000, $44,000, $0, and $64,000 for the years ended December 31, 1993 and
1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995, respectively.

Beginning February 1, 1995, CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries, Postretirement expense allocated to the Ashland and Defiance Clusters by CEI was $14,000 for the eleven months ended December 31, 1995.

The funded status of the portion of the postretirement plan covering the employees of the Ashland and Defiance Clusters is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1995.

Beginning February 1, 1995, substantially all of the Ashland and Defiance Clusters employees were eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Ashland and Defiance Clusters match 50% of employee contributions up to a maximum of 6% of the employee's base salary. Prior to February 1, 1995, the Ashland and Defiance Clusters employees were eligible to participate in a similar savings and investment plan with Times Mirror. The Ashland and Defiance Clusters' expense under the plan was $39,000, $43,000, $3,000, and $44,000 for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1996, respectively.

(8) TRANSACTIONS WITH AFFILIATED COMPANIES

The Ashland and Defiance Clusters borrow funds for working capital and other needs from CEI. Certain management services are provided to the Ashland and Defiance Clusters by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration, and other support services. Prior to February 1, 1995, the Ashland and Defiance Clusters had similar arrangements with Times Mirror. The Ashland and Defiance Clusters were allocated expenses for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995 of approximately $1,040,000, $1,298,000, $117,000, and $1,513,000, respectively, related to these services. Such expenses are estimated by management and are generally allocated based on the number of customers served. Management believes that these allocations were made, on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Ashland and Defiance Clusters contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third-parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Ashland and Defiance Clusters are subject to change.

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(8) TRANSACTIONS WITH AFFILIATED COMPANIES (CONTINUED)

The amounts due from affiliate represent the net of various transactions, including those described above. Prior to February 1, 1995, amounts due from/to Times Mirror bore interest at Times Mirror's estimated ten-year financing rate and ranged between 6% and 8% between 1993 and 1994. Interest income for 1993 and 1994 was $133,000 and $434,000, respectively. Effective February 1, 1995, advances to affiliate are noninterest-bearing.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Ashland and Defiance Clusters have estimated the fair value of its intercompany advances. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

(9) COMMITMENTS AND CONTINGENCIES

The Ashland and Defiance Clusters lease office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $119,000 and $122,000 for the years ended December 31, 1993 and 1994 and $163,000 for the eleven-month period ended December 31, 1995. Future minimum lease payments as of December 31, 1995 for all noncancelable operating leases are as follows (Thousands of Dollars),

            1996                                                            $126
            1997                                                             103
            1998                                                              59
            1999                                                              50
            2000                                                              42
            Thereafter                                                         4
                                                                            ----
              Total                                                         $383
                                                                            ====

At December 31, 1995, the Ashland and Defiance Clusters had outstanding purchase commitments totaling approximately $2,000.

The Ashland and Defiance Clusters are a party to various legal proceedings that are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on the Ashland and Defiance Clusters' combined financial position or combined results of operations.

(10) RATE REGULATION AND OTHER DEVELOPMENTS

In 1993 and 1994, the FCC adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which utilized a benchmark price cap system, or alternatively a cost-of-service regime, for establishing the reasonableness of existing basic and cable programming service rates. The regulations resulted in, among other things, an overall reduction of up to 17% in basic rates and other charges in effect on September 30, 1992, before inflationary and other allowable adjustments, if those rates exceeded the revised per-channel benchmarks established by the FCC and could not otherwise be justified under a cost-of-service showing.

In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for programming annually on the basis of projected increases in external costs rather than on the basis of cost increases incurred in the preceding quarter.

Many franchising authorities have become certified by the FCC to regulate rates charged by the Ashland and Defiance Clusters for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to the Ashland and Defiance Clusters. In addition, a number of such franchising authorities and customers of the Ashland and Defiance Clusters filed complaints with the FCC regarding the rates charged for cable programming services.

                         ASHLAND AND DEFIANCE CLUSTERS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(10) RATE REGULATION AND OTHER DEVELOPMENTS (CONTINUED)

In September 1995, CCI and the Cable Services Bureau of the FCC reached a settlement in the form of a resolution of all outstanding rate complaints covering the CCI, the Ashland and Defiance Clusters, and the former Times Mirror cable television systems. In December 1995, the FCC approved the Resolution which, among other things, provided for refunds ($115,000 to the Ashland and Defiance Clusters' customers) in January 1996, and the removal of additional outlet charges for regulated services from all of the Times Mirror cable television systems, which accounts for a majority of the refund amounts. The resolution also finds that the Ashland and Defiance Clusters' cable programming services tier rates as of June 30, 1995 are not unreasonable. At December 31, 1995, refunds under the resolution were fully provided for in the Ashland and Defiance Clusters' financial statements.

On February 1, 1996, Congress passed the Telecommunications Competition and Deregulation Act of 1996 ("the 1996 Act") which was signed into law by the President on February 8, 1996, The 1996 Act is intended to promote substantial competition in the delivery of video and other services by local telephone companies (also known as local exchange carriers or "LECs") and other service providers, and permits cable television operators to provide telephone services.

Among other provisions, the 1996 Act deregulates the Cable Programming Services ("CPS") tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint, and adds a new effective competition test.

The 1996 Act establishes local exchange competition as a national policy by preempting laws that prohibit competition in the telephone local exchange and by establishing uniform requirements and standards for entry, competitive carrier interconnection, and unbundling of LEC monopoly services. Both the FCC and state commissions have substantial new responsibilities to promote the 1996 Act's competition policy. Depending on the degree and form of regulatory flexibility afforded the LECs as part of the 1996 Act's implementation, the Ashland and Defiance Clusters' ability to offer competitive telephony services may be adversely affected.

The 1996 Act repeals the cable television/telephone cross-ownership ban and allows LECs and other common carriers, as well as cable systems providing local exchange service, to provide video programming services as either cable operators or as open video system ("OVS") operators within their service areas upon certification from the FCC and pursuant to regulations which the FCC is required to adopt. The 1996 Act exempts OVS operators from many of the regulatory obligations that currently apply to cable operators such as rate regulation and franchise fees, although other requirements are still applicable. OVS operators, although not subject to franchise fees as defined by the 1992 Cable Act may be subject to fees charged by local franchising authorities or other governmental entities in lieu of franchise fees.

                          INDEPENDENT AUDITORS' REPORT

The Partners
C4 Media Cable Southeast, Limited Partnership
Lockney, Texas 79241

We have audited the consolidated balance sheets of C4 Media Cable Southeast, Limited Partnership and its subsidiary (the Partnership) as of December 31, 1995, and 1994, and the related consolidated statements of loss, partners' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C4 Media Cable Southeast Limited Partnership and its subsidiary as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Partnership sold substantially all assets on February 1, 1996. The sales price was not sufficient to satisfy the liabilities of the Partnership. The remaining unpaid principal and interest on Senior and Junior loans have been due and payable since September 30, 1990. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 7. The historical consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Williams, Rogers, Lewis & Co., P.C.

Plainview, Texas
March 11, 1996

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                     ----------------------------
                                                                             1995            1994
                                                                     ------------    ------------
                                    ASSETS
CURRENT ASSETS
     Cash                                                             $   203,955     $   204,255
     Accounts Receivable, Net                                             168,823         141,025
     Prepaid Expense and Other                                            211,289         201,952
                                                                     ------------    ------------
     Total Current Assets                                                 584,067         547,232
                                                                     ------------    ------------
PROPERTY, PLANT AND EQUIPMENT
     Plant and Equipment                                               41,057,969      39,251,506
     Less: Accumulated Depreciation                                   (20,386,652)    (16,172,050)
                                                                     ------------    ------------
     Net Property, Plant and Equipment                                 20,671,317      23,079,456
                                                                     ------------    ------------
OTHER ASSETS
     Deposits and Other                                                    17,314          17,899
     Franchises, Net                                                    2,967,669       4,031,170
     Acquisition Costs, Net                                               874,863       1,148,913
     Covenant Not to Compete                                                  -0-             -0-
                                                                     ------------    ------------
     Total Other Assets                                                 3,859,846       5,197,982
                                                                     ------------    ------------
     Total Assets                                                    $ 25,115,230    $ 28,824,670
                                                                     ============    ============
                      LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
     Accounts Payable                                                 $   735,138     $   691,305
     Other Current Liabilities                                            393,423         568,455
     Accrued Interest Payable                                          30,022,386      24,315,384
     Notes Payable                                                     60,165,844      60,165,844
                                                                     ------------    ------------
     Total Current Liabilities                                         91,316,791      85,740,988
                                                                     ------------    ------------
MINORITY INTEREST                                                        (371,926)       (268,729)
                                                                     ------------    ------------
PARTNERS' DEFICIT
     General Partners                                                 (65,829,635)    (56,647,589)
                                                                     ------------    ------------
          Total Liabilities and Partners' Deficit                    $ 25,115,230    $ 28,824,670
                                                                     ============    ============

    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                        CONSOLIDATED STATEMENTS OF LOSS
                           DECEMBER 31, 1995 AND 1994

                                                                       -------------------------
                                                                              1995          1994
                                                                       -----------    ----------
REVENUE
  Cable Service                                                        $11,755,860    11,231,123
                                                                       -----------    ----------
EXPENSE
  Programming Costs                                                      3,003,682     2,602,692
  Salaries                                                               1,124,203     1,046,895
  Other Operating Expenses                                               2,607,023     2,642,777
  Management Fees                                                          545,641       561,114
  Depreciation                                                           4,214,602     4,113,809
  Amortization                                                           1,337,551     1,575,551
  Interest                                                               8,208,401     7,447,251
                                                                       -----------    ----------
                                                                        21,041,103    19,990,089
                                                                       -----------    ----------
  Loss Before Minority Interest                                         (9,285,243)   (8,758,966)
  Minority Interest in Loss of Subsidiary                                  103,197       116,472
                                                                       -----------    ----------
NET LOSS                                                               $(9,182,046)   (8,642,494)
                                                                       ===========    ==========

    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNER'S DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                    ---------------------------------------------------
                                                                     CLASS A
                                                      GENERAL        GENERAL     LIMITED
                                                     PARTNERS       PARTNERS    PARTNERS          TOTAL
                                                    ---------    -----------    --------    -----------
BALANCE, DECEMBER 31, 1993                           (539,910)   (47,465,185)        -0-    (48,005,095)
     Loss, 1994                                       (86,425)    (8,556,069)        -0-     (8,642,494)
                                                    ---------    -----------        ----    -----------
BALANCE, DECEMBER 31, 1994                           (626,335)   (56,021,254)        -0-    (56,647,589)
     Loss, 1995                                       (91,820)    (9,090,226)        -0-     (9,182,046)
                                                    ---------    -----------        ----    -----------
BALANCE, DECEMBER 31, 1995                          $(718,155)   (65,111,480)        -0-    (65,829,635)
                                                    =========    ===========        ====    ===========

    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                       --------------------------
                                                                              1995           1994
                                                                       -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss                                                               $(9,182,046)   $(8,642,494)
Adjustments to reconcile net loss to net cash:
     Minority interest in loss of subsidiary                              (103,197)      (116,472)
     Depreciation                                                        4,214,602      4,113,809
     Amortization                                                        1,337,551      1,575,551
     Changes in Assets and Liabilities:
          Accounts receivable                                              (27,798)         2,330
          Prepaid expenses and other                                        (8,752)        (7,701)
          Accounts payable                                                  43,833         20,388
          Other liabilities                                               (175,032)        51,392
          Accrued interest                                               5,707,002      3,928,106
                                                                       -----------    -----------
     Net cash provided by operating activities                           1,806,163        924,909
                                                                       -----------    -----------
CASH FLOW FROM INVESTING ACTIVITIES:
     Purchase of plant, equipment and other assets                      (1,806,463)      (854,999)
                                                                       -----------    -----------
          Net cash used in investing activities                         (1,806,463)      (854,999)
                                                                       -----------    -----------
     Net Increase (Decrease) in Cash                                          (300)        69,910
     Cash, Beginning of Year                                               204,255        134,345
                                                                       -----------    -----------
     Cash, End of Year                                                 $   203,955    $   204,255
                                                                       ===========    ===========
Supplemental Disclosure for Statements of Cash Flows:
     Cash Paid for Interest                                              2,470,936      3,519,145
Non-Cash Investing Activities:
     Deposit added to cost of plant and equipment                              -0-         39,622

    The accompanying notes are an integral part of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  Entities:

C4 Media Cable Southeast, Limited Partnership and its subsidiary (the "Partnership") is a Delaware limited partnership organized to own and operate cable television systems in various communities throughout Virginia, Tennessee, and Georgia. The Partnership provides basic and pay cable television service to approximately 40,500 subscribers in these states. General partners are C4 Media Cable, Inc. and C4 Media Cable Employees Investment Corporation. C4 Media Cable, Inc. also participates as a limited partner. Under a letter agreement dated May 9, 1992, Philips Credit Corporation ("Philips") has exercised its rights under certain pledge agreements to exercise voting control over all partnership interests. Accordingly, effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. The managing general partner utilized Doucette Management Company ("DMC") as the business manager for the Partnership until December 30, 1993 at which time the management agreement was assigned to Cablevision of Texas III, LP ("CAB III"). See note 4.

  Principles of Consolidation:

The consolidated financial statements include the accounts of C4 Media Cable Southeast, Limited Partnership and County Cable Company, Limited Partnership of which the Partnership is an 80% owner and general partner. All significant intercompany transactions have been eliminated.

  Revenue Recognition:

The Partnership recognizes cable service revenue on the accrual basis in the month the cable service is provided. Payments received in advance are included in deferred revenue until the month the service is provided at which time they are recognized as income.

  Property, Plant, Equipment and Depreciation:

Property, plant and equipment used in the business are stated at cost and depreciated over estimated useful lives generally on the straight line method for financial statement purposes. Expenditures which significantly increase asset values or extend useful lives are capitalized, limited by projected recoverability of such current year expenditures in the ordinary course of business from expected future revenue.

The useful lives of property, plant and equipment for purposes of computing depreciation range from 3 to 10 years.

  Franchises:

The company has been granted rights to operate within the locations wherein it has cable television systems. Such franchises grant certain operating rights and impose certain costs and restrictions. The Partnership pays its franchise fees annually on most of its locations based upon either gross or basic service revenues. Franchise fee expense for the years ended December 31, 1995 and 1994 was $327,088 and $303,375, respectively.

Such franchises have varying lives and are renewable at the discretion of the franchise's governing boards. For financial statement purposes, franchise costs acquired in connection with the purchase of cable systems are being amortized over the remaining average lives of the related cable television franchises at the date of acquisition, which approximates 7 to 13 years. Franchise amortization expense for the years ended December 31, 1995 and 1994 was $1,063,501 in each year.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

  Acquisition Costs:

Acquisition costs are those costs incurred related to the acquisition of new systems. For financial statement purposes, such costs are amortized by using the straight-line method over 10 years. Amortization expense for acquisition costs for the years ended December 31, 1995 and 1994 was $274,050, and $274,050, respectively.

  Covenants Not to Compete:

The portion of the purchase price of systems allocated to non-competition agreements with former owners is capitalized and amortized by using the straight-line method over the life of the agreements. Amortization expense for non-competition agreements for the year ended December 31, 1994 was $238,000.

  Income Taxes:

The partnership does not pay federal income tax, but is a pass through entity so that partners are taxed on their share of partnership earnings. Partnership net income or loss is allocated to each partner under a formula established in the partnership agreement.

  Cash Equivalents:

For cash flow purposes, cash equivalents are cash and cash items with a maturity of less than 90 days.

  Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(2) ACCOUNTS RECEIVABLE, NET

Following is a summary of accounts receivable at December 31, 1995 and 1994:

                                                              ---------------------
                                                                  1995         1994
                                                              --------    ---------
            Trade Accounts                                    $175,671    $ 146,239
            Other                                                  281          642
            Related Parties (4)                                    -0-      194,873
            Less: Allowance for Doubtful Accounts (4)           (7,129)    (200,729)
                                                              --------    ---------
                                                              $168,823    $ 141,025
                                                              ========    =========

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) NOTES PAYABLE

Following is a summary of notes payable at December 31, 1995 and 1994:

                                                          ---------------------------
                                                                  1995           1994
                                                          ------------   ------------
            Senior loan payable to Philips, due
            September 30, 1990, interest due at prime +
            2.25%, secured by substantially all assets
            of the partnership and the pledge of
            partnership interests. In addition, the
            loan is collateralized by the pledge of all
            stock held in C4 Media Cable, Inc. and C4
            Media Cable, Employees Investment
            Corporation by the President and Chairman
            of C4 Media Cable, Inc.                        $44,185,831    $44,185,831

            Junior Loan payable to Philips, due
            September 30, 1990 interest due at 20%,
            secured by substantially all assets of the
            partnership and the pledge of partnership
            interests. In addition, the loan is
            collateralized by the pledge of all stock
            held in C4 Media Cable, Inc. and C4 Media
            Cable Employees Investment Corporation by
            the President and Chairman of C4 Media
            Cable, Inc.                                     15,980,013     15,980,013
                                                           -----------    -----------
                 Total                                     $60,165,844    $60,165,844
                                                           ===========    ===========

The Philips notes contain performance covenants concerning homes passed, subscriber levels, miles of plant, etc., some of which the Partnership had violated as of December 31, 1995 and 1994. Philips has not waived compliance with these provisions.

All notes payable and accrued interest to Philips were due September 30, 1990. Philips has not extended the due date of the notes and has the right to demand payment at any time. A significant amount of accrued interest and principle was paid when substantially all operating assets of the Partnership were sold February 1, 1996. See note 7.

(4) RELATED PARTY TRANSACTIONS

Effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. Effective May 10, 1992 under the provisions of an agreement with Philips, the Partnership terminated its management agreement with C4 Media Cable, Inc. and entered into a management agreement with DMC for a term extending to December 30, 1993. At December 30, 1993 the management agreement was assigned to CAB III. The agreement provides for fixed fees and the reimbursement of direct expenses incurred on behalf of the Partnership as defined in the agreement. Management fees paid under these agreements for the years ended December 31, 1995 and 1994 were $545,641 and $550,214, respectively. Other fees and expense reimbursements paid under the agreements for the years ended December 31, 1995 and 1994 were $120,000 and are included in Other Operating Expenses.

Other related parties include Caribbean Cable TV ("CCTV") and MCT Cablevision ("MCT"). Related party lending was done without independent business judgment, terms, collateral or a method of settlement. Due to the manner in which this lending was done and questions surrounding the collectability of these accounts, all the related party

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) RELATED PARTY TRANSACTIONS (CONTINUED)

receivables were reserved in the allowance for doubtful accounts prior to 1994 and were written off in 1995. See note 2. Related party receivables at December 31, 1994 were as follows:

                                                                         ---------
                                                                              1994
                                                                         ---------
            CCTV                                                          $ 23,965
            MCT                                                             35,968
            C4 Media Cable, Inc.                                           134,940
                                                                          --------
                                                                          $194,873
                                                                          ========

The Partnership purchased leasehold improvements from J-D Partnership, Ltd. ("J-D") for the Lockney, Texas office of $5,366 on April 24, 1995. J-D is a limited partnership 99% owned by James and Denise Doucette (Doucette). Doucette is also the managing general partner and owns 62% of CAB III, as well as being the sole stockholder of DMC, an S-Corporation. The Partnership paid a management fee to Doucette of $10,900 for the year ended December 31, 1994.

(5) COMMITMENTS

The Company has certain obligations under pole rental agreements, tower site leases, etc. for assets utilized in the operation of the systems. These are mostly short term agreements. Expenses charged to operations for the periods ended December 31, 1995 and 1994 were $536,368 and $518,837, respectively, and are included in Other Operating Expenses.

(6) CONTINGENCIES

The Company is to a significant degree self-insured for risks consisting primarily of physical loss to property and plant. The headend equipment is insured, but the plant itself is not and represents a potential exposure for the Company. Management is of the opinion that the various systems' distance from each other make the likelihood of a complete loss to the plant unlikely.

(7) SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared assuming the Partnership will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

On February 1, 1996 substantially all assets of the Partnership were sold to FrontierVision Operating Partners, L.P. The agreement had a stated sales price of $48,000,000 and a net payment amount of $46,237,708 after escrow holdback of $1,375,200 and other adjustments. At the date of the auditors' report the Partnership was still liable for the remaining balance of the note payable to Philips with no significant assets to satisfy that liability, and the escrow items remain open.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO CONTINUE AS A GOING CONCERN (CONTINUED)

An unaudited pro forma consolidated balance sheet is presented below giving effect to the sale as if it had occurred December 31, 1995 including escrowed items. The pro forma information is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements.

                                                                      ------------
                                                                         PRO FORMA
                                                                         UNAUDITED
                                                                              1995
                                                                      ------------
            Current Assets                                            $    685,773
            Other Assets                                                 1,392,514
                                                                      ------------
                 Total Assets                                         $  2,078,287
                                                                      ============
            Current Liabilities                                       $ 45,303,939
            Partners' Deficit                                          (43,225,652)
                                                                      ------------
                 Total Liabilities and Partners' Deficit              $  2,078,287
                                                                      ============

The Partnership has been unable to pay all of its principle and interest as required under its loan agreements since the loans matured September 30, 1990.

These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The historical consolidated financial statements do not include any adjustments that might result from this sale of assets or this uncertainty. Management has not fully evaluated the options for the Partnership subsequent to the sale.

                          INDEPENDENT AUDITORS' REPORT

American Cable Entertainment of Kentucky-Indiana, Inc.

We have audited the accompanying balance sheets of American Cable Entertainment of Kentucky-Indiana, Inc. (the "Company") as of December 31, 1995 and 1994 and the related statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of American Cable Entertainment of Kentucky-Indiana, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that American Cable Entertainment of Kentucky-Indiana, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is unable to meet its scheduled debt maturity repayments which raises substantial doubt about the Company's ability to continue as a going concern. Consequently, the Company has entered into an agreement to sell all of its assets, has entered into agreements with its creditors who have consented, under certain circumstances, to forbear taking any action against the Company pending the sale of the Company and has filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code. Management's plans in regard to these matters are described further in Note 1. The accompanying financial statements do not purport to reflect or provide for the consequences of the sale of the Company or the filing of the prepackaged bankruptcy. In particular, such financial statements do not purport to show the realizable value of assets or liabilities on a liquidation basis nor do they include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP

Stamford, CT
March 15, 1996 (Except for Note 1, as to which the date is August 1, 1996.)

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                                 BALANCE SHEETS

                                                     -----------------------------------------------
                                                          JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                                              1996             1995             1994
                                                      ------------    -------------    -------------
                                                         Unaudited
                                    ASSETS
INVESTMENT IN CABLE TELEVISION SYSTEMS:
Land and land improvements                           $     247,561    $     247,561    $     247,561
Vehicles                                                 1,811,309        1,702,997        1,507,850
Buildings and improvements                               1,007,624          998,414          967,794
Office furniture and equipment                             809,022          802,377          733,465
CATV distribution systems and related
  equipment                                             53,549,816       51,757,161       49,161,506
                                                     -------------    -------------    -------------
Total Fixed Assets                                      57,425,332       55,508,510       52,618,176
Less accumulated depreciation                           31,518,834       28,897,790       23,683,730
                                                     -------------    -------------    -------------
Total Fixed Assets -- net                               25,906,498       26,610,720       28,934,446
Franchise costs -- net                                   1,114,311        2,785,425        5,964,805
Subscriber lists -- net                                    617,323        1,543,307        3,531,021
Covenant not to compete -- net                              32,273           80,682          242,045
                                                     -------------    -------------    -------------
Investment in cable television systems -- net           27,670,405       31,020,134       38,672,317
GOODWILL -- net                                          3,526,526        3,579,784        3,686,299
DEFERRED CHARGES -- net                                    213,742          371,691          963,949
CASH AND CASH EQUIVALENTS                                1,535,899        3,704,823        3,427,849
ACCOUNTS RECEIVABLE -- less allowance for doubtful
  accounts of $278,438 in 1996, $240,212 in 1995
  and $195,736 in 1994                                     358,587          304,734          276,709
PREPAID AND OTHER                                          197,743          197,802          194,514
                                                     -------------    -------------    -------------
TOTAL ASSETS                                         $  35,502,902    $  39,178,968    $  47,221,637
                                                     =============    =============    =============
            LIABILITIES AND SHAREHOLDERS' DEFICIENCY
LIABILITIES:
Notes and loans payable                              $ 187,472,783    $ 182,430,902    $ 167,707,411
Accrued interest -- Senior debt                                  0        1,314,032          329,004
Accrued interest -- Senior/Junior Subordinated
  Debentures                                             6,021,941        3,068,862        4,345,047
Accounts payable and accrued expenses                    3,968,270        4,244,348        3,973,224
Unearned income                                            154,143          124,109          124,344
Converter deposits                                         128,842          134,366          136,588
                                                     -------------    -------------    -------------
Total Liabilities                                      197,745,979      191,316,619      176,615,618
                                                     -------------    -------------    -------------
COMMITMENTS (7)
SHAREHOLDERS' DEFICIENCY:
Capital stock -- all series                                 10,000           10,000               26
Additional paid-in capital                               1,490,000        1,490,000        1,499,974
Deficit                                               (165,743,077)    (153,637,651)    (130,893,981)
                                                     -------------    -------------    -------------
Total shareholders' deficiency                        (164,243,077)    (152,137,651)    (129,393,981)
                                                     -------------    -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY       $  33,502,902    $  39,178,968    $  47,221,637
                                                     =============    =============    =============

                       See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF OPERATIONS

                               -------------------------------------------------------------------------
                                    FOR THE        FOR THE
                                 SIX MONTHS     SIX MONTHS   FOR THE YEAR   FOR THE YEAR    FOR THE YEAR
                                      ENDED          ENDED          ENDED          ENDED           ENDED
                                   JUNE 30,       JUNE 30,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                       1996           1995           1995           1994            1993
                               ------------   ------------   ------------   ------------    ------------
                                  Unaudited      Unaudited
Revenue                        $ 15,240,807   $ 13,746,936   $ 28,088,127   $ 25,879,525    $ 24,976,818
                               ------------   ------------   ------------   ------------    ------------
COSTS AND EXPENSES:
Operating expenses                5,688,861      5,290,737     10,880,854      9,388,813       8,699,878
Selling, general and
  administrative expenses         2,473,298      2,437,860      4,948,493      4,912,150       4,743,783
Management fees                     457,225        412,408        842,644        819,095         749,305
Depreciation and amortization     5,502,659      5,775,966     11,284,315     18,054,371      18,231,734
Expenses incurred in
  connection with override
  and forbearance agreements        580,819              0        557,664              0               0
                               ------------   ------------   ------------   ------------    ------------
Total costs and expenses         14,702,862     13,916,971     28,513,970     33,174,429      32,424,700
                               ------------   ------------   ------------   ------------    ------------
Operating income (loss)             537,945       (170,035)      (425,843)    (7,294,904)     (7,447,882)
Interest expense -- net          12,643,371     10,679,557     22,366,189     20,241,202      18,410,503
Net gain on sale of cable
  television system and
  marketable securities                   0              0         48,362      1,266,020               0
                               ------------   ------------   ------------   ------------    ------------
NET LOSS                       $(12,105,426)  $(10,849,592)  $(22,743,670)  $(26,270,086)   $(25,858,385)
                               ============   ============   ============   ============    ============

                       See notes to financial statements.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 Unaudited
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                   ---------------------------------------------------------------------------------
                                                                      COMMON STOCK
                                   -----------------------------------------------
                                         NUMBER OF
                                           SHARES                       ADDITIONAL                             TOTAL
                                       ISSUED AND                PAR       PAID-IN                     SHAREHOLDERS'
                                      OUTSTANDING              VALUE       CAPITAL          DEFICIT       DEFICIENCY
                                   --------------    ---------------    ----------    -------------    -------------
                                       CLASS              CLASS
                                   --------------    ---------------
                                      A         D       A          D
                                   ----    ------    ----    -------
BALANCE AT JANUARY 1, 1993          255              $ 26               $1,499,974    $ (78,765,510)   $ (77,265,510)
    Net Loss                                                                            (25,858,385)     (25,858,385)
                                   ----              ----               ----------    -------------    -------------
BALANCE AT DECEMBER 31, 1993        255                26                1,499,974     (104,623,895)    (103,123,895)
    Net Loss                                                                            (26,270,086)     (26,270,086)
                                   ----              ----               ----------    -------------    -------------
BALANCE AT DECEMBER 31, 1994        255                26                1,499,974     (130,893,981)    (129,393,981)
    Net Loss                                                                            (22,743,670)     (22,743,670)
RECAPITALIZATION OF COMMON STOCK   (254)   99,999     (26)   $10,000        (9,974)
                                   ----    ------    ----    -------    ----------    -------------    -------------
BALANCE AT DECEMBER 31, 1995          1    99,999       0     10,000     1,490,000     (153,637,651)    (152,137,651)
    Net Loss Unaudited                                                                  (12,105,426)     (12,105,426)
                                   ----    ------    ----    -------    ----------    -------------    -------------
BALANCE AT JUNE 30, 1996
  Unaudited                           1    99,999    $  0    $10,000    $1,490,000    $(165,743,077)   $(164,243,077)
                                   ====    ======    ====    ========   ==========    =============    =============

                       See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                            STATEMENTS OF CASH FLOWS

                                               -------------------------------------------------------------------
                                                     FOR THE          FOR THE    FOR THE YEAR    FOR THE YEAR    FOR THE YEAR
                                                  SIX MONTHS       SIX MONTHS           ENDED           ENDED           ENDED
                                                       ENDED            ENDED    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                               JUNE 30, 1996    JUNE 30, 1995            1995            1994            1993
                                               -------------    -------------    ------------    ------------    ------------
                                                   Unaudited        Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                       $(12,105,426)    $(10,849,592)    $(22,743,670)   $(26,270,086)   $(25,858,385)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities:
  Depreciation                                    2,645,945        2,649,397        5,257,085       6,397,956       5,452,940
  Amortization                                    2,856,714        3,126,569        6,027,230      11,656,415      12,778,794
  Accretion of discount on step coupon
    senior subordinated notes                     5,543,911        5,258,029       10,171,124       9,519,095       8,189,478
  Accretion of discount on junior
    subordinated debentures                       2,953,079        2,626,620        5,416,469       4,820,269       4,231,918
  Net gain on sale of cable television
    system, marketable securities, and other
    assets                                                                            (48,362)     (1,266,020)
  Change in assets and liabilities:
    Decrease (increase) in accounts
      receivable                                    (53,853)           2,224          (28,025)        (94,868)         23,917
    Decrease (increase) in prepaid and other
      assets                                             59          (49,631)          (3,288)         51,799         (59,414)
    (Decrease) increase in accounts payable
      and accrued expenses                         (276,078)        (765,063)         271,124        (414,333)        169,808
    (Decrease) increase in accrued
      interest-senior debt                       (1,314,032)          71,672          985,028         129,505
    Increase (decrease) in converter
      deposits                                       (5,524)          (2,038)          (2,222)           (237)         (9,384)
    Increase (decrease) in unearned income           30,034           34,878             (235)        (91,827)          9,518
                                               ------------     ------------     ------------    ------------    ------------
Net cash (used in) provided by operating
  activities                                        274,829        2,103,065        5,302,258       4,437,668       4,929,190
                                               ------------     ------------     ------------    ------------    ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to reception and distribution
    facilities and equipment                     (1,941,722)      (1,348,126)      (2,933,359)     (3,605,498)     (5,083,401)
  Net proceeds from sale of assets                                                     48,362       1,523,137
                                               ------------     ------------     ------------    ------------    ------------
Net cash used in investing activities            (1,941,722)      (1,348,126)      (2,884,997)     (2,082,361)     (5,083,401)
                                               ------------     ------------     ------------    ------------    ------------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Payments on senior bank loan                     (190,848)        (832,112)      (1,262,542)       (309,165)
  Payments on senior revolving credit
    facility                                        (46,552)        (131,616)        (131,616)         (3,668)
  Payments on senior secured notes                 (262,601)        (742,447)        (742,447)        (20,712)
  Increase in deferred charges                            0          (26,858)                        (186,563)           (598)
  (Decrease) increase in obligations under
    capital lease                                    (2,030)          (2,030)          (3,682)          7,281
                                               ------------     ------------     ------------    ------------    ------------
Net cash used in financing activities              (502,031)      (1,735,063)      (2,140,287)       (512,827)           (598)
                                               ------------     ------------     ------------    ------------    ------------
Net (decrease) increase in cash and cash
  equivalents                                    (2,168,924)        (980,124)         276,974       1,842,480        (154,809)
Cash and cash equivalents at beginning of
  period                                          3,704,823        3,427,849        3,427,849       1,585,369       1,740,178
                                               ------------     -------------    ------------    ------------    ------------
Cash and cash equivalents at end of period     $  1,535,899     $  2,447,725     $  3,704,823    $  3,427,849    $  1,585,369
                                               ============     ============     ============    ============    ============
Supplemental disclosures of cash flow
  information:
Cash paid during the period for interest       $  3,995,594     $  3,851,198     $  6,900,613    $  5,952,791    $  6,038,557
                                               ============     ============     ============    ============    ============

                       See notes to financial statements

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     Unaudited AS TO JUNE 30, 1996 AND 1995

(1) DEBT MATURITIES AND THE SALE OF THE COMPANY

During the fourth quarter of 1995 the Company's senior debt obligations matured without being paid. In addition, the Company failed to make the full payment of interest on the Step Coupon Senior Subordinated Notes which became due in 1995.

Prompted by these payment defaults, effective December 31, 1995, the Company, its shareholders, and Kentucky-Indiana Management Company, Inc. ("KYMC"), which acts as manager for the Company, entered into two agreements: a "Forbearance Agreement" with its senior lenders; and an "Override Agreement" with the holders of its Senior Subordinated and Junior Subordinated Notes.

Under the terms of the Forbearance Agreement the senior lenders have agreed to forebear in the exercise of their rights and remedies with respect to the payment default described above as well as defaults with respect to certain specified financial covenants, through September 30, 1996 which allows the Company time to sell its assets in an orderly manner. It contains certain financial covenants as well as procedures that the Company and KYMC have agreed to follow during the sales process. Subsequent to September 30, 1996, certain financial covenants, which the Company is currently in default upon, revert back to the terms in the original agreements.

The Override Agreement requires that the Company undertake to sell substantially all of its assets, and to enter into a contract for sale and to consummate that sale in accordance with an agreed upon time schedule. It also contains certain financial covenants and procedures to be followed.

Effective July 15, 1996, the Company entered into an asset purchase agreement with FrontierVision Operating Partners, L.P. ("FrontierVision") for the sale of the assets of the Company for $146 million, subject to certain purchase price adjustments. Due to the expected shortfall of payments to existing creditors from the sale proceeds, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy code with the Federal Bankruptcy court on August 1, 1996. Management anticipates the sale to FrontierVision to be consummated in the fourth quarter of 1996, subject to the required regulatory approvals and the approval of the bankruptcy court. There are no assurances that this sale will be consummated.

As a result of the matters discussed above, Management does not believe that it is practical to estimate the fair value of the Company's debt facilities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not reflect adjustments or provide for the potential consequences of the sale of the Company's assets. In particular, the financial statements do not purport to show the realizable value of assets on a liquidation basis or their availability to satisfy liabilities.

  Formation of Company

On November 7, 1989 cable systems were purchased from Centel Cable Television Company to form Simmons Cable TV of Kentucky-Indiana, Inc. (the "Company"). The Company owns and operates cable systems in Kentucky and Indiana. On April 12, 1994 the Company changed its name to American Cable Entertainment of Kentucky-Indiana, Inc.

  Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Investment in Cable Television Systems

Reception and distribution facilities and equipment additions are stated at cost. Depreciation is provided using the straight-line method over the useful lives of the assets (four to ten years for CATV distribution facilities and related equipment, vehicles, building improvements and office furniture and equipment; forty years for buildings). Included in depreciation expense for the year ended December 31, 1994 were write-offs related to a rebuilt cable system of $942,850.

Franchise acquisition costs are amortized over the average remaining term of the franchises as of November 7, 1989 of seven years using the straight-line method, Accumulated amortization of franchise costs at June 30, 1996, December 31, 1995 and 1994 aggregated $21,141,347, $19,470,233 and $16,290,853, respectively.

Covenants not to compete are amortized over the life of the agreements (five years). Accumulated amortization of such covenants at June 30, 1996 December 31, 1995, and 1994 aggregated $774,724, $726,315 and $564,772, respectively.

Subscriber lists are amortized over seven years. Accumulated amortization of subscriber lists at June 30, 1996, December 31, 1995 and 1994 aggregated $13,296,677, $12,370,693 and $10,382,979, respectively.

Deferred charges consist of $882,408 of organizational costs and $3,616,230 of loan acquisition costs at December 31, 1995. The loan acquisition costs are amortized over the average life of the related debt, and organizational costs are amortized over five years. Accumulated amortization at June 30, 1996, December 31, 1995 and 1994 was $4,284,896, $4,126,947 and $3,534,689,
respectively.

Goodwill is amortized over forty years. Accumulated amortization of goodwill at June 30, 1996, December 31, 1995 and 1994 aggregated $734,083, $680,825 and
$574,310, respectively.

  Valuation of Intangible Assets

The Company, on an annual basis, undertakes a review and valuation of the net carrying value, recoverability and write-off of all categories of its intangible assets. The Company in its valuation considers current market values of its properties, competition, prevailing economic conditions, government policy including taxation, and the Company's and the industry's historical and current growth patterns, as well as the recoverability of the cost of its intangible assets based on a comparison of estimated undiscounted operating cash flows.

  Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with a maturity of three months or less from the date of purchase.

  Income Taxes

The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and, accordingly, pays no federal income taxes. The income or loss of the Company for its tax year is passed through to its shareholder(s) and reported in the income tax returns of the shareholder(s).

  Subscription Revenues

Subscription revenues received in advance of services rendered are deferred and recorded in income in the period in which the related services are provided.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

  Disclosure of Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Management does not believe it is practicable to estimate the fair value of the Company's debt facilities. (See Note 4).

(3) DISPOSITIONS

On June 30, 1994 the Company sold its cable television system serving Jackson County, Kentucky. The carrying value of the assets sold at the date of sale, net of accumulated depreciation and amortization was as follows:

            Reception and distribution facilities and equipment           $69,527
            Franchise cost                                                 55,714
            Goodwill and other intangible assets                           50,300

The net loss on this transaction was $157,630, recognized in 1994. Additional proceeds of $48,362 were received in 1995 and recorded as a gain.

On October 17, 1994 the Company tendered all of its holding in QVC, Inc., which resulted in a gain of $1,423,650.

These transactions are reflected in the statements of operations for the years ended December 31, 1995 and 1994.

(4) NOTES AND LOANS PAYABLE

Notes and loans payable at June 30, 1996 and December 31, 1995 and 1994 are comprised of the following:

                                                  --------------------------------------------
                                                      JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                                          1996            1995            1994
                                                  ------------    ------------    ------------
    Senior Debt
      Bank Credit Agreement (a)                   $ 23,237,446    $ 23,428,293    $ 24,690,835
      Revolving Credit Facility (b)                  5,668,164       5,714,716       5,846,332
      Senior Secured Notes (c)                      31,974,240      32,236,841      32,979,288
    Step Coupon Senior Subordinated Notes (d)       83,560,575      78,016,664      66,137,000
    Junior Subordinated Debentures (e)              43,030,789      43,030,789      38,046,675
    Capitalized lease obligation                         1,569           3,599           7,281
                                                  ------------    ------------    ------------
                                                  $187,472,783    $182,430,902    $167,707,411
                                                  ============    ============    ============

(a) The Company has a credit agreement with Crestar Bank providing for total borrowings of $25,000,000. This agreement provided for interest up to 1.5 percentage points over the bank's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest only was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) NOTES AND LOANS PAYABLE (CONTINUED)

(b) The Company has a revolving credit facility with Sanwa Business Credit Corporation which originally provided for borrowings of up to $15,000,000. The total commitment was reduced to $7,000,000 in early 1994, and in December 1994, the balance of the unused commitment was terminated. The agreement provided for interest of up to 1.5 points over the Sanwa's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(c) Senior Secured Notes were issued on November 7, 1989 bearing interest at 10.125% and matured November 7, 1995. The interest rate increased to 10.225% effective January 1, 1991. Interest only was payable quarterly in arrears on the last day of March, June, September and December. Upon the payment default at maturity, interest was charged at 12.25%. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(d) Step Coupon Senior Subordinated Notes due April 30, 1996 were issued on November 7, 1989 in the principal amount of $66,137,000 with a stated interest rate of 15.7472%. Interest accreted and compounded semi-annually through October 31, 1994. Although interest payments of $5,125,618 were payable semi-annually beginning April 30, 1995 until maturity, only $1,300,000 of interest has been paid. These notes were issued with warrants to purchase up to 150 shares of Class C Non-voting Common Stock for an aggregate exercise price of $330,000. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 58,531 shares of the Class C stock. There are certain restrictions as to when the warrants may be exercised, and they expire on November 7, 2001. Total proceeds from the issuance of these warrants amounted to $200,000. Accreted interest was $17,423,575, $11,879,664 and $1,708,540 at June 30, 1996, December 31, 1995 and December
    31, 1994, respectively.

(e) Junior Subordinated Debentures due October 31, 1997, were issued on November 7, 1989 for $20,800,000, bearing interest at 13.1%. Interest is deferred and compounds annually on September 30 of each year and is payable on the maturity date. On the maturity date, the Company shall pay as additional interest on the Notes, an amount equal to the greater of 4% of net operating income of the Company from November 7, 1989 through and including the maturity date, or 15% of the fair market value of the Company, but in no event shall the amount exceed $2,153,000. Accreted and accrued interest was $28,252,730, $25,299,651 and $19,883,183 at June 30, 1996, December 31, 1995
    and December 31, 1994, respectively. These notes were issued with warrants to purchase up to 595 shares of common stock and up to 1,000 shares of 6% non-cumulative preferred stock. These warrants are exercisable in whole or in part through November 7, 1999 for an aggregate exercise price of $2,000,000. Upon exercise, the warrants can be converted into either Class A Voting Stock or Class B Non-Voting Stock at the option of the warrant holder. Shares will be issued in the ratio of .595 shares of common stock to each share of preferred stock. As a result of the recapitalization (See Note
    5), the number of shares the warrant holders were entitled to purchase was increased to 233,359 shares of common stock, in the ratio of 233.359 shares of common stock to each share of preferred stock. Total proceeds from the issuance of these warrants amounted to $1,200,000.

The Senior Subordinated and Junior Subordinated Notes will continue to earn interest at the rate of 15.5% and 13.1%, respectively, although, unless any of certain specified defaults occur, net proceeds of a sale will be distributed as provided for in the Override Agreement. The Company leased equipment under a lease agreement which is classified as a capital lease. The lease term is 3 years and expires in December, 1996.

In 1989 the Company entered into an interest cap agreement and an interest floor agreement covering $25,000,000 of borrowings which expired November 1, 1994. Under the cap agreement, Fleet Bank, (as successor to Bank of New England), made payments to the Company on a quarterly basis in an amount equal to $25,000,000 multiplied by the excess of the then current three month LIBOR rate over 9%. Under the floor agreement, the Company made

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) NOTES AND LOANS PAYABLE (CONTINUED)

payments to Crestar Bank on a quarterly basis in an amount equal to $25,000,000 multiplied by the difference between the then current three month LIBOR rate and 8%, to the extent that the three month LIBOR rate is less than 8%. Approximately 793,000 was charged to interest expense and paid in 1994 relating to the floor agreement.

The Senior Debt and Senior Subordinated Notes are secured by substantially all the assets of the Company. The Company's debt agreements contain certain restrictive covenants requiring the maintenance of minimum subscriber levels and certain financial ratios. The Company has not been in compliance with certain covenants in its debt agreements, including the timely payment of principal and interest. (See Note 1).

  Debt Maturities

All of the Company's debt is due upon the consummation of the sale of the Company in accordance with the Forbearance and Override Agreements. (see Note
1).

(5) CAPITAL STOCK

The Company's Board of Directors adopted a resolution on December 31, 1995 which, among other things, established a new class of common stock (Class D), and authorized the exchange of the outstanding Class A shares for one share of Class A and 99,999 shares of Class D. Additional shares of Class B and Class C stock were authorized as well. The Company's Certificate of Incorporation was amended on February 29, 1996 to reflect these changes.

Capital stock of the Company at December 31, 1994 and prior to the December 31, 1995 resolution noted above, consisted of the following:

                                                              -------------------------
                                                                  NUMBER OF SHARES
                                                              -------------------------
                                                                             ISSUED AND
                                                              AUTHORIZED    OUTSTANDING
                                                              ----------    -----------
            Common Stock
              Class A -- $.10 par value                              850            255
              Class B -- $.10 par value                              595
              Class C -- $.10 par value                              150
              6% Non-cumulative Preferred
                 Stock $1,000 par value                            1,000

Capital stock of the Company after the recapitalization consists of the following at June 30, 1996 and December 31, 1995:

                                                              -------------------------
                                                                  NUMBER OF SHARES
                                                              -------------------------
                                                                             ISSUED AND
                                                              AUTHORIZED    OUTSTANDING
                                                              ----------    -----------
            Common Stock
                 Class A -- $.10 par value                       233,360              1
                 Class B -- $.10 par value                       231,940
                 Class C -- $.10 par value                        58,531
                 Class D -- $.10 par value                        99,999         99,999
            6% Non-cumulative Preferred
                 Stock $1,000 par value                            1,000

             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) CAPITAL STOCK (CONTINUED)

The Class A common stock is voting. The Class B, Class C and Class D shares are non-voting. Class B shares are convertible into Class A shares at a rate of one for one. See Note 4 for disclosure of warrants for unissued capital stock at June 30, 1996, December 31, 1995 and 1994.

(6) TRANSACTIONS WITH RELATED PARTIES

KYMC acts as manager for the Company. In accordance with the management agreement, KYMC is paid a management fee equal to 3% of total revenue (as defined in the management agreement) plus out-of-pocket expenses not to exceed 1% of total revenue. The management fee for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $457,225, $412,408, $842,644, $819,095 and $749,305 respectively.

Included in accounts payable and accrued expenses at December 31, 1994 is a payable in the amount of $151,190 to Scott Cable Communications, Inc. ("Scott"), an affiliated Company, for certain administrative costs paid by Scott on behalf of the Company.

(7) COMMITMENTS

The Company rents pole space, office space and equipment under operating leases. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more are as follows:

1996                                            $132,081
1997                                             104,417
1998                                              59,412
1999                                              56,006
2000                                              45,182
Thereafter                                        53,675
                                                --------
Total                                           $450,773
                                                ========

Rent expense for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $114,615, $101,572, $202,652, $204,164 and
$207,901 respectively.

(8) 401K RETIREMENT/SAVINGS PLAN

The Company's employees are covered by a 401(k) retirement/savings plan covering all employees who meet service requirements. Total plan expenses for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $4,302, $5,281, $7,660, $5,769 and $7,099, respectively.

(9) REGULATORY MATTERS

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which regulates the cable television industry. Pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") has issued numerous regulations which include provisions regarding rates and other matters. As a result of these rules, the Company was required to reduce many of its basic service rates effective September 1, 1993, and again on August 1, 1994.

On June 5, 1995, the FCC extended regulatory relief to small cable operators. All of the Company's cable systems qualified for this regulatory relief, which allows for greater flexibility in establishing rates (including increases). On February 8, 1996, Congress enacted the 1996 Telecommunications Act which, among other things, immediately deregulated all levels of service except broadcast basic service for small cable operators for which all of the Company's cable systems qualified.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Southeast Associates, L.P.:

We have audited the accompanying balance sheets of Triax Southeast Associates, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Southeast Associates, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
February 27, 1996.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                                 BALANCE SHEETS

                                                         -----------------------------------------
                                                                               DECEMBER 31,
                                                             JUNE 30,   --------------------------
                                                                1996           1995           1994
                                                         -----------    -----------    -----------
                                                           Unaudited
                                    ASSETS
CASH                                                     $ 3,168,693    $ 3,380,723    $   699,077
RECEIVABLES, net of allowance of $5,844, $29,985 and
  $52,302 at June 30, 1996 and December 31, 1995 and
  1994, respectively                                         576,897        600,866        542,832
PREPAID EXPENSES                                             123,758        167,908        174,821
INVENTORY                                                     44,012        346,274        444,624
PROPERTY, PLANT AND EQUIPMENT, net                        36,786,462     38,761,227     36,496,820
PURCHASED INTANGIBLES, net                                 8,703,234      9,542,002     10,105,115
OTHER ASSETS, net                                            835,897        933,591      1,118,718
                                                         -----------    -----------    -----------
TOTAL ASSETS                                             $50,238,953    $53,732,591    $49,582,007
                                                         ===========    ===========    ===========
                       LIABILITIES AND PARTNERS' CAPITAL
ACCRUED INTEREST EXPENSE                                 $   222,944    $   258,223    $   168,559
ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES                1,616,598      1,710,636      1,962,757
SUBSCRIBER PREPAYMENTS AND DEPOSITS                           77,069         71,105         42,470
PAYABLE TO AFFILIATES                                        158,641        239,021        227,355
DEBT                                                      40,276,715     42,546,539     35,787,218
                                                         -----------    -----------    -----------
TOTAL LIABILITIES                                         42,351,967     44,825,524     38,188,359
PARTNERS' CAPITAL:
  General Partner                                            (61,130)       (50,929)       (26,063)
  Limited Partners                                         7,948,116      8,957,996     11,419,711
                                                         -----------    -----------    -----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                  $50,238,953    $53,732,591    $49,582,007
                                                         ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF OPERATIONS

                                   ----------------------------------------------------------------------
                                        SIX MONTHS ENDED
                                            JUNE 30,                     YEARS ENDED DECEMBER 31,
                                   --------------------------    ----------------------------------------
                                          1996           1995           1995           1994          1993
                                   -----------    -----------    -----------    -----------    ----------
                                           Unaudited
REVENUES                           $ 9,602,887    $ 8,581,062    $17,780,041    $15,057,652    $7,810,891
                                   -----------    -----------    -----------    -----------    ----------
EXPENSES:
  Programming                        1,916,197      1,649,407      3,400,604      2,661,058     1,128,730
  Operating, selling, general
     and administrative              2,892,796      2,465,703      5,104,803      4,489,003     2,268,325
  Overhead expenses paid to
     affiliate                         111,218        103,567        211,993        176,705        74,393
  Management fees paid to
     affiliate                         480,144        429,052        888,996        752,882       390,545
  Depreciation and amortization      3,698,247      3,763,761      7,344,035      6,252,573     3,307,310
                                   -----------    -----------    -----------    -----------    ----------
                                     9,098,602      8,411,490     16,950,431     14,332,221     7,169,303
Operating Income                       504,285        169,572        829,610        725,431       641,588
Interest Expense, net                1,524,366      1,640,977      3,316,191      2,359,980     1,056,256
                                   -----------    -----------    -----------    -----------    ----------
NET LOSS                           $(1,020,081)   $(1,471,405)   $(2,486,581)   $(1,634,549)   $ (414,668)
                                   ===========    ===========    ===========    ===========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                        STATEMENTS OF PARTNERS' CAPITAL

                                                            --------------------------------------
                                                             GENERAL        LIMITED
                                                             PARTNER       PARTNERS          TOTAL
                                                            --------    -----------    -----------
BALANCES, DECEMBER 31, 1992                                 $ (5,571)   $ 6,448,436    $ 6,442,865
  Contributions                                                   --      7,000,000      7,000,000
  Net loss                                                    (4,147)      (410,521)      (414,668)
                                                            --------    -----------    -----------
BALANCES, DECEMBER 31, 1993                                   (9,718)    13,037,915     13,028,197
  Net loss                                                   (16,345)    (1,618,204)    (1,634,549)
                                                            --------    -----------    -----------
BALANCES, DECEMBER 31, 1994                                  (26,063)    11,419,711     11,393,648
  Net loss                                                   (24,866)    (2,461,715)    (2,486,581)
                                                            --------    -----------    -----------
BALANCES, DECEMBER 31, 1995                                  (50,929)     8,957,996      8,907,067
  Net loss unaudited                                         (10,201)    (1,009,880)    (1,020,081)
                                                            --------    -----------    -----------
BALANCES, JUNE 30, 1996 unaudited                           $(61,130)   $ 7,948,116    $ 7,886,986
                                                            ========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                            STATEMENTS OF CASH FLOWS

                                                   -------------------------------------------------------------------------
                                                       SIX MONTHS ENDED
                                                           JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                   -------------------------    --------------------------------------------
                                                         1996           1995            1995            1994            1993
                                                   ----------    -----------    ------------    ------------    ------------
                                                          Unaudited)
  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                       $(1,020,081)  $(1,471,405)   $ (2,486,581)   $ (1,634,549)   $   (414,668)
    Adjustments to reconcile net loss to net
      cash flows from operating activities:
      Depreciation and amortization                 3,698,247      3,763,761       7,344,035       6,252,573       3,307,310
      (Increase) decrease in receivables, net          23,969         30,593         (58,034)          6,042        (345,197)
      (Increase) decrease in prepaid expenses          44,150        (54,531)          6,913        (128,309)        (20,657)
      (Decrease) increase in accrued interest
        expense                                       (35,279)       (40,014)         89,664          26,923         (45,894)
      (Decrease) increase in accounts payable
        and other accrued expenses                    (94,038)      (148,725)       (252,121)        803,714         274,125
      (Decrease) increase in subscriber
        prepayments and deposits                        5,964         46,562          28,635          (3,886)         17,495
      (Decrease) increase in payable to
        affiliates                                    (80,380)       (10,786)         11,666          72,286          30,849
                                                   ----------    -----------    ------------    ------------    ------------
      Net cash flows from operating activities      2,542,552      2,115,455       4,684,177       5,394,794       2,803,363
                                                   ----------    -----------    ------------    ------------    ------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of properties, including
      purchased intangibles                                --     (6,065,116)     (6,065,116)        (74,203)    (25,342,487)
    Purchase of property, plant and equipment        (887,472)    (1,257,397)     (2,369,183)     (3,643,894)     (1,269,346)
    Proceeds from sale of property, plant and
      equipment                                       108,042             --              --              --              --
    (Increase) decrease in inventory                  302,262         88,748          98,350         263,815        (610,502)
    Increase in franchise costs and other assets       (7,590)       (47,230)        (10,387)       (121,663)             --
                                                   ----------    -----------    ------------    ------------    ------------
      Net cash flows from investing activities       (484,758)    (7,280,995)     (8,346,336)     (3,575,945)    (27,222,335)
                                                   ----------    -----------    ------------    ------------    ------------
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings                               --      5,400,000       9,400,000       1,000,000      19,400,000
    Repayment of borrowings                        (2,204,000)      (600,000)     (2,880,000)     (2,500,000)     (1,400,000)
    Partners' contributions                                --             --              --              --       7,000,000
    Cash paid for loan costs                               --        (22,660)        (66,520)       (117,107)       (340,789)
    Repayment of capital lease obligations            (65,824)       (44,788)       (109,675)        (60,007)        (24,725)
                                                   ----------    -----------    ------------    ------------    ------------
      Net cash flows from financing activities     (2,269,824)     4,732,552       6,343,805      (1,677,114)     24,634,486
                                                   ----------    -----------    ------------    ------------    ------------
  NET INCREASE IN CASH                               (212,030)      (432,988)      2,681,646         141,735         215,514
  CASH, beginning of period                         3,380,723        699,077         699,077         557,342         341,828
                                                   ----------    -----------    ------------    ------------    ------------
  CASH, end of period                              $3,168,693    $   266,089    $  3,380,723    $    699,077    $    557,342
                                                   ==========    ===========    ============     ===========    ============
  SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
      Cash paid during the period for interest     $1,626,196    $ 1,680,991    $  3,268,546    $  2,333,057    $  1,102,150
                                                   ==========    ===========    ============     ===========    ============
  SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES:
      Acquisitions with capital leases             $       --    $        --    $    164,996    $    233,047    $     66,236
                                                   ==========    ===========    ============     ===========    ============
      Note issued for acquisition of properties    $       --    $   184,000    $    184,000    $         --    $         --
                                                   ==========    ===========    ============     ===========    ============

  The accompanying notes to financial statements are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                         NOTES TO FINANCIAL STATEMENTS

(1) THE PARTNERSHIP

  Organization and Capitalization

Triax Southeast Associates, L.P. (the "Partnership") is a Delaware limited partnership formed January 23, 1992 for the purpose of acquiring, constructing, owning, and operating cable television systems, located primarily in Kentucky, North Carolina, West Virginia and Ohio. The Partnership was capitalized and commenced operations on July 28, 1992, with $7,000,000 of limited partner contributions and a $70,000 demand non-interest bearing note from its general partner, Triax Southeast General Partner, L.P. ("Southeast, G.P."). Triax Investors Southeast, L.P. ("Investors"), a limited partnership in which Triax Southeast Associates, Inc. ("Southeast Inc."), a Delaware corporation, is the general partner, contributed $1,000,000 to the Partnership.

Southeast Inc. is a wholly owned subsidiary of Triax Communications Corporation ("TCC"), a Delaware corporation. Southeast Inc. contributed capital of $1,000,000 and a $59,500 demand non-interest bearing note to Investors for a general partnership interest. In addition, Southeast Inc. contributed a $700 demand non-interest bearing note to Southeast, G.P. for a general partnership interest. Investors contributed a $59,500 demand non-interest bearing note for a limited partner interest in Southeast, G.P.

On December 15, 1993, the Partnership Agreement was amended to reflect additional capital contributions of $7,000,000 by certain limited partners. Southeast Inc. contributed $1,250,000 to Investors, who in turn contributed an additional $1,250,000 to the Partnership.

The Partnership Agreement, as amended, provides that at any time after April 30, 1997, upon notice from a majority of the limited partners that they desire to cause a sale of the Partnership's assets and business (or all of the interests in the Partnership), TCC may purchase all of the Partnership's assets and business (or all of the interests in the Partnership), subject to the approval of the majority of limited partners. In addition, after July 31, 1998, each limited partner who has made capital contributions in excess of $1,000,000 may cause the sale of the Partnership's assets and business and liquidation of the Partnership. The above dates may be extended to 1998 or 1999 to coincide with the revised termination date of one of the limited partner's partnership agreement, if and when the limited partner extends the termination date.

  Allocation of Profits, Losses and Distributions

  Profits

The Partnership Agreement, as amended, provides that profits will be allocated as follows: (i) 1% to the general partner and 99% to the limited partners until profits allocated to them equal losses previously allocated; (ii) to the limited partners until the limited partners have been allocated profits equal to a 12% per annum cumulative preferred return on their capital contributions plus the amount of losses previously allocated; then, (iii) 20% to the general partner and 80% to the limited partners.

  Losses

The Partnership Agreement, as amended, provides that losses will be allocated 1% to the general partner and 99% to the limited partners, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt), as defined, plus any amount of Partnership debt assumed by the limited partner or any amount the limited partner is obligated to contribute to the Partnership; then 100% to the general partner.

  Distributions

The Partnership Agreement, as amended, provides that Distributable Cash, as defined, will be distributed as follows: (i) to the partners in proportion to their Capital Contribution Accounts, as defined, until the balances are

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) THE PARTNERSHIP (CONTINUED)

  Allocation of Profits, Losses and Distributions (continued) reduced to zero; (ii) to the limited partners until the limited partners have received a 12% per annum cumulative preferred return on their capital contributions and then, (iii) 20% to the general partner and 80% to the limited partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

The financial statements and related footnote disclosures as of June 30, 1996 and for the three months ended June 30, 1996 and 1995 are unaudited. In management's opinion, the unaudited financial statements as of June 30, 1996 and for the three months ended June 30, 1996 and 1995 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

  Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

  Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between net income or loss for income tax and financial reporting purposes results from the use of accelerated depreciation for tax purposes.

  Inventory

Inventory is carried at historical cost, which approximates market value, and consists primarily of installation materials and addressable trap changers.

  Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property , plant, and equipment which amounted to approximately $207,000 for the six months ended June 30, 1996 and $283,000 and $422,000 for the years ended December 31,

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

1995 and 1994, respectively. Depreciation and amortization are computed using the straightline method over the following estimated useful lives:

                                          ----------------------------------------------------------
                                                                 DECEMBER 31,
                                                          ---------------------------
                                                                  1995           1994           LIFE
                                              JUNE 30,    ------------    -----------    -----------
                                                  1996
                                          ------------
                                          Unaudited
    Property, plant and equipment         $ 51,876,708    $ 51,188,466    $43,704,363     5-10 years
    Less: Accumulated depreciation         (15,090,246)    (12,427,239)    (7,207,543)
                                          ------------    ------------    -----------
                                          $ 36,786,462    $ 38,761,227    $36,496,820
                                          ============    ============    ===========

  Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives:

                                            --------------------------------------------------------
                                                                  DECEMBER 31,
                                              MARCH 31,    --------------------------
                                                   1996           1995           1994           LIFE
                                            -----------    -----------    -----------    -----------
                                              Unaudited


    Franchise costs                         $13,026,848    $13,026,720    $11,832,807       10 years
    Noncompete agreements                       850,000        850,000      1,700,000        3 years
                                            -----------    -----------    -----------
                                             13,876,848     13,876,720     13,532,807
    Less: Accumulated amortization           (5,173,614)    (4,334,718)    (3,427,692)
                                            -----------    -----------    -----------
                                            $ 8,703,234    $ 9,542,002    $10,105,115
                                            ===========    ===========    ===========

During 1995, the Partnership wrote-off approximately $1,000,000 of noncompete agreements, and the associated accumulated amortization, as the noncompete agreements had expired.

  Impairment of Long-Lived Assets

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted by the Company in fiscal 1996. Management believes the adoption of SFAS 121 will not have a material impact on the financial statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Other Assets

Other assets are being amortized using the straight-line method over the following estimated useful lives:

                                           -----------------------------------------------------
                                                               DECEMBER 31,
                                            JUNE 30,    --------------------------
                                                1996           1995           1994           LIFE
                                         -----------    -----------    -----------    -----------
                                           Unaudited
          Loan costs                     $ 1,111,608    $ 1,111,608    $ 1,084,999        5 years
          Organization costs                 441,435        441,435        441,435        5 years
          Other                               11,337          3,875             --       10 years
                                         -----------    -----------    -----------
                                           1,564,380      1,556,918      1,526,434
          Less: Accumulated
            amortization                    (728,483)      (623,327)      (407,716)
                                         -----------    -----------    -----------
                                         $   835,897    $   933,591    $ 1,118,718
                                         ===========    ===========    ===========

(3) ACQUISITIONS

On February 28, 1995, the Partnership acquired certain cable television systems and related assets of Rodgers Cable TV, Inc. ("Rodgers"). The purchase price of approximately $5,700,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

            Property, plant and equipment                              $4,580,000
            Franchise costs                                             1,019,400
            Non-compete                                                   100,600
                                                                       ----------
                 Total cash paid                                       $5,700,000
                                                                       ==========

On March 31, 1995, the Partnership acquired cable television systems and related assets of Green Tree Cable T.V., Inc. The purchase price of approximately $570,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

            Property, plant and equipment                              $4,580,000
            Franchise costs                                             1,019,400
            Non-compete                                                   100,600
                                                                       ----------
                 Total cash paid                                       $5,700,000
                                                                       ==========

On December 15, 1993, the Partnership acquired cable television systems and related assets of C4 Media Cable South, L.P. for approximately $17 million, and on December 21, 1993, acquired additional cable television system assets and related liabilities of Charter Cable, Inc. for approximately $6.5 million. Acquisition-related fees totalled approximately $700,000. The acquisitions were financed by additional limited partners' contributions of $7 million, the drawdown by the Partnership of $17.6 million under its amended Revolving Credit and Term Loan and available cash of $750,000. The acquisitions were accounted for by the purchase method of accounting and allocated as follows:

            Property, plant and equipment                             $20,144,000
            Franchise costs                                             2,756,000
            Non-compete                                                   600,000
                                                                      -----------
                 Total cash paid                                      $23,500,000
                                                                      ===========

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) DEBT

Debt consisted of the following at June 30, 1996, and December 31, 1995 and 1994, respectively.

                                                     -----------------------------------------
                                                                           DECEMBER 31,
                                                        JUNE 30,    --------------------------
                                                            1996           1995           1994
                                                     -----------    -----------    -----------
                                                       Unaudited
    Revolving Credit and Term Loan, interest
      payable quarterly based on varying interest
      rate options                                   $40,000,000    $42,020,000    $35,500,000
    Note Payable to seller                                    --        184,000             --
    Vehicle leases                                       276,715        342,539        287,218
                                                     -----------    -----------    -----------
                                                     $40,276,715    $42,546,539    $35,787,218
                                                     ===========    ===========    ===========

The Revolving Credit and Term Loan Agreement, as amended through February 28, 1995 (the "Revolver"), is collateralized by all property, plant and equipment, inventory and accounts receivable of the Partnership and all rights under present and future permits, licenses and franchises. On September 30, 1995, the outstanding principal was converted into a term loan with quarterly payments from December 31, 1995 through June 30, 2002. Commencing in 1996, within 120 days after the close of the fiscal year, the Partnership must make a mandatory prepayment in an amount equal to 50% of the excess cash flow, as defined, for the prior year. A commitment fee of 1/2% per annum is charged on the daily unused portion of the commitment amount.

The Partnership entered into LIBOR interest rate agreements with the banks related to the Revolver. The Partnership fixed the interest rate on $40 million at 7.21% for the period from June 4, 1996 to August 5, 1996. The remaining outstanding balance bears interest at prime plus 1%.

On July 1, 1994 the Partnership paid $135,000 for an interest rate cap of 7% on the LIBOR rate on $18 million effective July 1, 1994 through July 1, 1996, and on March 27, 1995, paid $62,000 for an interest rate cap of 7.5% on the LIBOR rate on $10 million effective March 27, 1995 through March 27, 1997.

The loan agreement contains certain covenants, the more significant of which include leverage and interest coverage ratios and limitations on capital expenditures.

Debt maturities required as of December 31, 1995 are as follows:

YEAR                                              AMOUNT
----                                         -----------
1996                                         $ 3,174,759
1997                                           4,731,241
1998                                           5,578,235
1999                                           6,842,304
2000                                           7,920,000
Thereafter                                    14,300,000
                                             -----------
                                             $42,546,539
                                             ===========

(5) RELATED PARTY TRANSACTIONS

TCC provides management services to the Partnership for a fee equal to 5% of gross revenues, as defined. The Partnership incurred management fees totaling $480,144 and $429,052 for the six months ended June 30, 1996 and 1995, respectively, and $888,996, $752,882 and $390,545 in 1995, 1994 and 1993,
respectively.

TCC also allocates certain overhead expenses to the Partnership, based on proportionate subscriber revenues, which primarily relate to employment costs, which expenses are limited to 1.25% of gross revenues. These overhead

                        TRIAX SOUTHEAST ASSOCIATES, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) RELATED PARTY TRANSACTIONS (CONTINUED)

expenses amounted to $111,218 and $103,567 for the six months ended June 30, 1996 and 1995, respectively, and $211,993, $176,705 and $74,393 in 1995, 1994
and in 1993, respectively.

TCC was paid acquisition fees of $235,000 in 1993 related to the acquisition of certain assets. Such fees are included in purchased intangibles in the accompanying balance sheets. TCC may be paid a disposition fee of 1% of the sales price of the Partnership after certain approvals of the limited partners, and after certain other conditions are met.

The Partnership purchases programming from TCC at TCC's cost, which includes volume discounts TCC might earn.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be equal to existing rates, therefore, there is no material difference in the fair market value and the current value.

(7) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities.

                             [FRONTIERVISION LOGO]
                    FRONTIERVISION OPERATING PARTNERS, L.P.